As filed with the Securities and Exchange Commission on October 22, 1996

                                                    Registration No. 333-11455
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------


                                 Amendment No. 2
                                       to

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                -------------
                             CAREMATRIX CORPORATION
             (Exact Name Of Registrant As Specified In Its Charter)


          Delaware                            8316                           04-3069586
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer Identification No.)
 incorporation or organization)    Classification Code Number)

                               197 First Avenue
                         Needham, Massachusetts 02194
                                (617) 433-1000
             (Address, including zip code, and telephone number,
       including area code of Registrant's principal executive offices)


                                -------------
                              Robert M. Kaufman
                            CareMatrix Corporation
                               197 First Avenue
                         Needham, Massachusetts 02194
                                (617) 433-1000
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                -------------


                       Copies of all communications to:

  Michael J. Bohnen, Esq.       David A. Garbus, Esq.   Joseph W. Armbrust, Jr., Esq.
Nutter, McClennen & Fish, LLP      Robinson & Cole             Brown & Wood LLP
   One International Place         One Boston Place         One World Trade Center
       Boston, MA 02110            Boston, MA 02108           New York, NY 10048
        (617) 439-2000              (617) 557-5900              (212) 839-5300

                                -------------

   Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If the Form is a post-effective amendment filed pursuant to Rule 426(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]

                                -------------
   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


SUBJECT TO COMPLETION
Dated October 22, 1996          6,250,000 Shares

                               [CAREMATRIX LOGO]
                     (formerly The Standish Care Company)
                                 Common Stock
                                -------------
All of the shares of Common Stock, par value $.05 per share (the "Shares"), offered hereby are being offered by CareMatrix Corporation (the "Company"). Up to 937,500 additional Shares may be sold by certain stockholders of the Company (the "Selling Stockholders") if the Underwriters exercise their over-allotment option. The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. See "Principal and Selling Stockholders" and "Underwriting."
                                -------------


The Common Stock is included in the Nasdaq Small Cap System under the symbol "STAND." On October 3, 1996, the last reported sales price for the Common Stock on the Nasdaq Small Cap System was $21 1/4 per Share, giving effect to a one-for-five reverse stock split effective October 14, 1996. Prior to the Offering, however, only a limited number of Shares have traded publicly. See "Price Range of Common Stock and Dividends." The Company has been approved for listing on the American Stock Exchange under the symbol "CMD."


                                -------------

See "Risk Factors" beginning on page 7 for a discussion of certain information that should be considered by prospective investors.

                                -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED
 THE MERITS OF THE OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                     Underwriting
                    Price to        Discounts and      Proceeds to
                     Public        Commissions (1)     Company (2)
------------------------------------------------------------------------
Per Share          $                  $                 $
Total (3)          $                  $                 $
========================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $1,000,000.

(3) The Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 937,500 Shares to cover over-allotments, if any, from the Selling Stockholders pro rata. If all such Shares are purchased, the total price to public, underwriting discounts and
    commissions and proceeds to the Selling Stockholders will be $     , $
        and $     , respectively. See "Underwriting."

                                -------------

 The Shares are offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject any order in whole or in part and subject to certain other conditions. It is expected that delivery of the Shares will be made in New York, New York on or about
     , 1996.

                                -------------

     Dean Witter Reynolds Inc.
               NatWest Securities Limited
                         PaineWebber Incorporated
                              Robertson, Stephens & Company
                                   Smith Barney Inc.

        , 1996

                               [CareMatrix logo]

                                  PROVIDING A
                              COMPREHENSIVE RANGE
                          OF ASSISTED LIVING SERVICES
                              TO AMERICA'S SENIORS.

[Photo of Elderly man and woman inside a photo of two windows from outside a building]


   For United Kingdom Purchasers: The shares of Common Stock offered hereby may not be offered or sold in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, whether as principal or agent (except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986) and this Prospectus may only be issued or passed on to any person in the United Kingdom if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the Prospectus may otherwise lawfully be issued or passed on.


   IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SMALL CAP SYSTEM IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "UNDERWRITING."

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR
EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED,
MAY BE DISCONTINUED AT ANY TIME.

                                                                  SUPPORTIVE
 EXTENDED CARE                   ASSISTED LIVING              INDEPENDENT LIVING

[INTERIOR PHOTO               [4 PHOTOS DEPICTING                 [INTERIOR
  DEPICTING---------------------->RESIDENTS OF--------------------->PHOTO
 RESIDENT AND                   ASSISTED LIVING                   DEPICTING
  CAREGIVER]                        FACILITY]                     RESIDENTS]
     |                                 |                              |
     |                                 |                              |
     |                                 |                              |
     |                                 |                              |
     |                                 |                              |
     |                       ALZHEIMER'S TREATMENT                    |
     |                              [PHOTO                            |
     |                             DEPICTING                          |
      -----------------------------RESIDENT]--------------------------


     CareMatrix expects to utilize its assisted living facilities to serve as the foundation from which it will provide a continuum of
     care  for  its  residents.   When   integrated   with  supportive
     independent living facilities, extended care facilities, and Alzheimer's care programs, the Company will have the ability to provide a less stressful transition for its residents either in the same facility, within a campus setting, or to a nearby facility.

     The provision of a full range of quality senior residential services at each CareMatrix assisted living facility, permits residents to age in place by meeting their changing personal and health care needs. To accomplish this, CareMatrix is developing comprehensive service packages and integrated campuses which will enable the Company to become a leading provider of assisted living services to seniors with a fully integrated matrix of social and health care services models.

                   [PHOTO DEPICTING RESIDENTS IN DINING ROOM]

     Fine dining is an integral part of each CareMatrix community. In our handsome dining rooms, delicious chef-prepared meals, served with a choice of wines, make dining truly elegant.

                          [PHOTO OF FACILITY EXTERIOR]

     Comfortable, well-appointed common areas, including beautifully landscaped courtyards and gardens are a hallmark of each CareMatrix community. Residents enjoy companionship and security, enhanced by services and a thoughtful, professional staff.

                          [PHOTO OF FACILITY EXTERIOR]

     Our residents enjoy quality housing in senior care parks. As residents' needs for health care and assistance become greater, those needs can be met by professional caregivers who deliver services in a highly cost-effective way.

                       [PHOTO DEPICTING RESIDENTS IN UNIT]

     At CareMatrix, comfort, companionship, and distinctive apartment living come together to give residents the independence they desire along with the amenities and support necessary for security and peace of mind.

   No dealer, salesman or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                                -------------

                              TABLE OF CONTENTS

                                                    Page
                                                  ---------
Available Information                                  3
Prospectus Summary                                     4
Risk Factors                                           7
The Company                                           13
Use of Proceeds                                       13
Price Range of Common Stock and Dividends             14
Capitalization                                        15
Dilution                                              16
Unaudited Pro Forma Financial Information             17
Selected Combined Financial Data of the Company       23
Management's Discussion and Analysis of Financial
  Condition and Results of Operations of the
  Company                                             24
Selected Financial Data of Standish                   26
Management's Discussion and Analysis of Financial
  Condition and Results of Operations of Standish     27
Business                                              36
Management                                            49
Certain Transactions                                  57
Principal and Selling Stockholders                    62
Description of Capital Stock                          64
Shares Eligible for Future Sale                       69
Underwriting                                          70
Legal Matters                                         71
Experts                                               71
Index to Financial Statements                        F-1

                            AVAILABLE INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (herein, together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the contract or document filed as an exhibit to the Registration Statement and incorporated by reference herein. The Company is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission (collectively, "Exchange Act Filings"). The Registration Statement, including the exhibits and schedules thereto, as well as the Company's Exchange Act Filings, may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission, or accessed through the Commission's Internet address at http://www.sec.gov.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective investors should consider carefully the information set forth under "Risk Factors." Unless otherwise indicated, information in this Prospectus assumes (i) no exercise of the Underwriters' option to purchase from the Selling Stockholders up to 937,500 additional shares of Common Stock to cover over-allotments, if any, and (ii) a one-for-five reverse stock split of the Company's Common Stock effective October 14, 1996 (the "Reverse Split").

                                 The Company

   CareMatrix Corporation (the "Company") (formerly known as The Standish Care Company) is a provider of assisted living services, operating 20 facilities in eight states with a capacity of approximately 1,580 residents. Of these facilities, two are owned, nine are leased and nine are managed. The Company's three year growth objective is to develop at least 60 new facilities, with a capacity of approximately 7,200 residents, and to acquire additional assisted living facilities or operations. Currently, the Company is developing 28 facilities, of which four facilities are now under construction. The Company's strategy is to provide a full range of assisted living and related services across a range of pricing options.

   The Company believes that it can effectively and efficiently respond to a variety of the needs of seniors as they age and require additional care. The Company expects its assisted living facilities to serve as the foundation from which it will provide a continuum of care for its residents. When its assisted living facilities are integrated with supportive independent living facilities, skilled nursing/rehabilitation facilities and Alzheimer's care programs, the Company believes that it will have the ability to provide a less stressful transition for those of its residents who need a higher degree of care to more supportive environments either within the same facility, in a campus setting or in a nearby facility. The Company believes that by offering such a continuum of care to its residents, it will be better able to respond to resident needs than free-standing assisted living facilities that do not provide the flexibility for their residents to age in place.

   The Company intends to provide at all of its assisted living facilities a full range of quality senior residential services that are designed to permit residents to age in place by meeting their evolving personal and health care needs. To accomplish this objective, the Company is developing comprehensive service packages and integrated campuses that the Company believes will enable it to become a leading provider of assisted living services to seniors within a fully integrated matrix of social and healthcare service models.

   The Company believes that the popularity of assisted living and other senior care alternatives will increase the demand for quality facilities that provide such services across upper, moderate and lower income markets. The Company is developing four such models to meet this anticipated demand:

   (bullet) Chancellor Park--These facilities will provide supportive independent and assisted living services and are designed to serve primarily upper income residents. The capacity of this model ranges from 100 to 160 residents. The average monthly service fee paid by residents will range from approximately $2,300 to $4,900.

   (bullet) Chancellor Gardens--These facilities, which target a broader population base, will provide similiar services to moderate and upper income residents. This model typically accommodates 80 to 140 residents. The average monthly service fee paid by residents will range from approximately $1,400 to $3,000.

   (bullet) Chancellor Village--These facilities, which further broaden the Company's service market, are designed to accommodate lower income residents and Medicaid-eligible residents. This model typically accommodates 80 to 100 residents. The average monthly service fee for residents will range from approximately $900 to $2,000.

   (bullet) Chancellor Place--These facilities, which will be free-standing or integrated within other Company facilities to provide a continuum of care, are specially designed to meet the programmatic needs of residents with early or intermediate Alzheimer's disease and other forms of dementia. This model, which targets upper income seniors, accommodates 40 to 80 residents. The average monthly service fee paid by residents will range from approximately $3,200 to $3,600.

   Upon the completion of the Offering, the Company will implement an aggressive development and acquisition program designed to enhance the Company's ability to achieve its growth strategy. The Company will seek to cluster its facilities within selected geographic regions to achieve marketing, cost and service advantages. The Company believes that by combining different levels of care in a single, integrated campus or facility or through a network of facilities within a distinct market, it will be able to respond to the varied needs of seniors as they age, meet the cost containment objectives of private and governmental payor sources and create significant competitive advantages.

   The Company's senior management team has extensive experience in developing, operating and managing senior residence facilities. The Company expects that the facilities it plans to develop and subsequently manage or lease over the next three years will be developed for both related and unrelated parties. See "Risk Factors-- Dependence by the Company on Related Party Agreements" and "Business--Development and Acquisition."

   On October 4, 1996, twelve wholly owned subsidiaries of The Standish Care Company ("Standish") were merged into twelve corporations controlled by Abraham D. Gosman, members of his family and certain members of senior management (collectively, "Pre-Merger CareMatrix"), with the stockholders of Pre-Merger CareMatrix receiving approximately 92% of the then outstanding shares of Standish common stock (the "Merger"). Following the Merger, The Standish Care Company changed its name to CareMatrix Corporation. The Merger was accounted for as a reverse acquisition, whereby Pre-Merger CareMatrix is treated as the acquiror for accounting purposes.

                                 The Offering



Common Stock Offered                                          6,250,000 shares
Common Stock to be Outstanding After the Offering             17,116,000 shares (1) (2)
Use of Proceeds                                               To finance future acquisitions and development, to repay
                                                              outstanding debt to, and redeem the Series B Preferred Stock held by, the Company's principal stockholder, to pay
                                                              dividends in arrears on the Series A Preferred Stock and for working capital purposes. See "Use of Proceeds."
American Stock Exchange symbol                                CMD


-------------


(1) Does not include (i) an aggregate of 323,151 shares of Common Stock issuable following the completion of the Offering upon exercise or conversion of outstanding warrants and convertible securities of the Company and (ii) an aggregate of 1,600,000 shares of Common Stock reserved for issuance under the Company's stock option/equity incentive plans, of which approximately 680,000 have been granted at an average exercise price of approximately $14.50 per share. See "Capitalization," "Management" and "Shares Eligible for Future Sale."

(2) Includes 108,000 shares of Common Stock to be issued as a fee in connection with the Merger and 19,140 shares of Common Stock issuable upon the expected conversion of the Series A Preferred Stock. See Note 3 to Unaudited Pro Forma Combined Balance Sheet and "Underwriting."

                       Summary Combined Financial Data

   The following table sets forth the historical combined financial information of the Company and pro forma financial information to give effect to the Merger, the purchase in July 1996 of certain assets from an entity controlled by the Company's principal stockholder (the "Asset Purchase"), the Reverse Split and the sale of the Common Stock offered hereby. The Merger was accounted for as a reverse acquisition, whereby Pre-Merger CareMatrix is deemed the acquiror for accounting purposes. Accordingly, the financial history presented is that of Pre-Merger CareMatrix.

                                                                                                                   Pro Forma
                                                                                    Pro Forma (2)               As Adjusted (3)
                                                                               ------------------------   --------------------------
                                    June 24,
                                      1994                          Six                         Six
                                   (Inception)     Year Ended      Months      Year Ended      Months      Year Ended     Six Months
                                       to           December       Ended        December       Ended        December        Ended
                                  December 31,        31,         June 30,        31,         June 30,        31,          June 30,
                                    1994 (1)        1995 (1)      1996 (1)        1995          1996          1995           1996
                                   ------------    -----------    ---------    -----------    ---------    -----------   -----------
                                                                 (in thousands, except per share data)
Statement of Operations Data:
Net revenues                         $   366        $ 2,485       $ 2,389       $  10,921     $ 7,059       $ 10,921       $  7,059
Operating costs and expenses           2,865          9,147         5,591         20,113       11,128        20,113          11,128
                                   ------------    -----------    ---------    -----------    ---------    -----------   -----------
Loss from operations                  (2,499)        (6,662)       (3,202)        (9,192)      (4,069)       (9,192)         (4,069)
Interest income                           --             --           (24)          (153)         (53)         (153)            (53)
Interest expense                          56            544           559          2,044        1,382         1,500             823
Other                                     --             --            --           (558)        (743)         (558)           (743)
                                   ------------    -----------    ---------    -----------    ---------    -----------   -----------
Loss (4)                             $(2,555)       $(7,206)      $(3,737)      $(10,525)     $(4,655)      $ (9,981)       $(4,096)
                                   ============    ===========    =========    ===========    =========    ===========   ===========
Pro forma loss per share                                                        $  (0.97)     $ (0.43)      $  (0.58)       $ (0.24)
Shares outstanding                                                                10,866       10,866        17,116          17,116

                                                                 June 30, 1996
                                                  -------------------------------------------
                                                                                  Pro Forma
                                                   Historical     Pro Forma      As Adjusted
                                                      (1)            (5)             (6)
                                                   -----------    ----------   --------------
                                                                 (in thousands)
Balance Sheet Data:
Cash and cash equivalents                           $  2,028       $ 3,284        $104,064
Working capital (deficit)                              1,286        (3,038)         98,900
Total assets                                           6,022        44,464         145,244
Long-term debt, less current maturities (7)           16,992        30,753          10,461
Stockholders' equity (deficit)                       (13,498)        3,326         125,556

-------------

(1) The historical combined financial data represents the combined financial position and results of operations for the Company for the periods presented.

(2) Gives effect to the Merger, the Asset Purchase and the Reverse Split as if such transactions had occurred as of January 1, 1995. See "Unaudited Pro Forma Financial Information."

(3) Gives effect to (i) the Merger, the Asset Purchase and the Reverse Split and (ii) the sale of Common Stock offered hereby (assuming a public offering price of $21.25 per share) and the application of the net proceeds therefrom, as if such transactions had occurred as of January 1, 1995. See "Use of Proceeds" and "Unaudited Pro Forma Financial Information."

(4) Provisions for income taxes have not been reflected in these combined financial statements since there is no taxable income on a combined basis. See Note 2 of the CareMatrix Combined Financial Statements.

(5) Adjusted to give effect to the Merger and the Asset Purchase as if such transactions had occurred on June 30, 1996. See "Unaudited Pro Forma Financial Information."

(6) Adjusted to give effect to (i) the Merger and the Asset Purchase and (ii) the sale of the Common Stock offered hereby (assuming a public offering price of $21.25 per share) and the application of the net proceeds therefrom as if such transactions had occurred on June 30, 1996. See "Use of Proceeds" and "Unaudited Pro Forma Financial Information."

(7) Includes debt due to stockholder.

                                 RISK FACTORS

   Potential investors should consider carefully the following factors, as well as the more detailed information contained elsewhere in this Prospectus, before making a decision to invest in the Common Stock offered hereby. This Prospectus contains certain forward-looking statements regarding the Company's future plans, operations and prospects, which involve risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain of the factors set forth under "Risk Factors" and elsewhere in this Prospectus.

   History of Losses From Operations; Accumulated Deficit. From its inception on June 24, 1994 through June 30, 1996, the Company experienced significant losses from operations. Through June 30, 1996, the Company had cumulative losses from operations of $12.4 million. For the year ended December 31, 1995 and the six months ended June 30, 1996, the Company incurred losses from operations of $6.7 million (including an $895,000 provision for closing a facility) and $3.2 million, respectively. At June 30, 1996, the Company's accumulated deficit was $13.5 million. On a pro forma basis giving effect to the Merger and the Asset Purchase, for the year ended December 31, 1995 and the six months ended June 30, 1996, the Company incurred losses from operations of $9.2 million and $4.1 million, respectively. The Company expects to incur losses from operations through at least the end of 1996 and may continue to have losses thereafter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and the CareMatrix Combined Financial Statements. There can be no assurance that the Company will be able to generate income from operations or net income at any time, whether from its existing operations or from any facilities that are operated in the future. Failure of the Company to achieve profitability could have a material adverse effect on the future viability of the Company.

   Dependence by the Company on Related Party Agreements. It is expected that the Company will enter into agreements with related parties in connection with a significant number of transactions, including development, management and lease agreements. Generally, the Company will enter into development agreements whereby construction financing is obtained by the related or third parties. The Company expects that risks related to construction and the initial operation of the facilities it develops will be borne primarily by such related or third parties. The Company expects that it will not enter into management agreements with these parties until completion of the construction of such facilities or upon acquisition of completed facilities. These management agreements would generally be for a ten-year period, with annual fees approximating 5% of gross revenues (less contractual adjustments for uncollectible accounts). The Company also expects to have the option to convert such management agreements into fair market value leases (which will be a negotiated percentage of total project costs) for a ten-year initial term with three to four five-year fair market value renewal options. Abraham
D. Gosman is the principal owner, and certain members of the Company's senior management and stockholders also have an ownership interest in, Chancellor Senior Housing Group, Inc. and certain like entities ("Chancellor"), with which the Company expects to enter into most such agreements. Failure of the Company to continue to enter into such agreements with Chancellor or other such related parties, or the inability of Chancellor to secure all necessary financing at acceptable terms, could have a material adverse effect on the Company. See "--Need for Additional Financing," "Business--Development and Acquisition" and "Certain Transactions."

   Need for Additional Financing. The Company's development and acquisition strategy will require substantial capital resources. The estimated cumulative cost to complete approximately 60 new facilities, with an aggregate capacity of approximately 7,200 residents, targeted for completion over the next three years is between $600 million and $700 million, which substantially exceeds the financial resources of the Company and Chancellor. The Company's future growth will depend primarily on the ability of related parties, such as Chancellor, for whom the Company develops facilities to obtain financing on acceptable terms. To finance its capital needs, the Company plans both to incur indebtedness and to issue, from time to time, additional debt or equity securities, including Common Stock or convertible notes, in connection with its acquisitions and affiliations. If additional funds are raised through the issuance of equity securities, dilution to the Company's stockholders may result, and if additional funds are raised through the incurrence of debt, the Company would likely become subject to certain covenants that impose restrictions on its operations and finances. There can be no assurance that the Company or such related parties will be able to raise additional capital when needed, on satisfactory terms or at all. Historically, the Company has relied upon equity and loans provided primarily by Abraham D. Gosman, the Company's Chairman of the Board and principal stockholder, or companies affiliated with him. See "--Substantial Debt and Lease Obligations." Upon completion of the Offering, all loans from Mr. Gosman will be repaid. There can be no assurance that any additional financing from Mr. Gosman, Chancellor or any other sources will be available after completion of the Offering. Any limitation on the Company's ability to obtain additional financing could have a material adverse effect on the Company. See "Use of Proceeds" and "Certain Transactions."

   Substantial Debt and Lease Obligations. At June 30, 1996, the Company's pro forma total debt, as adjusted for the Offering, was $13.3 million. Debt service and annual operating lease payment obligations are expected to increase significantly as the Company pursues its growth strategy. A significant portion of these obligations may be to related parties. There can be no assurance that the Company will generate sufficient cash flow to meet its obligations. Any payment default or other default with respect to such obligations could cause a lender to foreclose upon any collateral securing the indebtedness or, in the case of an operating lease, could terminate the lease, with a consequent loss of income and asset value to the Company. Moreover, because certain of the Company's mortgages, debt instruments and leases may contain cross-default and cross-collateralization provisions, a default by the Company on one of its payment obligations could result in acceleration of other obligations and adversely affect a significant number of the Company's other facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company--Liquidity and Capital Resources" and "Certain Transactions."

   Development and Construction Risks. During the next three years, the Company plans to develop approximately 60 new facilities with a resident capacity of approximately 7,200 residents. The Company's ability to achieve its development goals will depend upon a variety of factors, many of which are beyond the Company's control. There can be no assurance that the Company will not suffer delays in its development program . The successful development of additional facilities will involve a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary certificates of need, zoning, land use, building, occupancy, licensing and other required governmental permits and authorizations. The Company may also incur construction costs that exceed original estimates or even so-called guaranteed maximum cost construction contracts, and may not complete construction projects on schedule. The Company will rely on third- party general contractors to construct its new facilities. There can be no assurance that the Company will not experience difficulties in working with general contractors and subcontractors, which could result in increased construction costs and delays. Further, facility development is subject to a number of contingencies over which the Company will have little control and that could have a material adverse effect on project cost and completion time, including shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and changes in applicable laws or regulations or in the method of applying such laws and regulations. Failure of the Company to achieve its development goals could have a material adverse effect on the Company. Accordingly, there can be no assurance that the facilities listed in "Business-- Development and Acquisition" as being in development or under construction will ultimately be completed.

   Risks Related to Acquisition Strategy. The Company's strategy includes growth through acquisition. The Company is subject to various risks associated with its acquisition growth strategy, including the risk that the Company will be unable to identify or acquire suitable acquisition candidates or to integrate the acquired companies into the Company's operations. Any failure of the Company to identify and consummate economically feasible acquisitions could have a material adverse effect on the Company. There can be no assurance that the Company will be able to achieve and manage its planned acquisition growth, that the liabilities assumed by the Company in any acquisition will not have a material adverse effect on the Company or that the addition of facilities will be profitable for the Company.

   Difficulties Associated with Integrating the Operations of Standish and Pre-Merger CareMatrix. The Company believes that it can successfully integrate and manage the combined operations of Standish and Pre- Merger CareMatrix, as well as achieve certain economies of scale. Because of the inherent uncertainties associated with efforts to integrate and manage the operations of the two companies, however, there can be no assurance that the Company will be successful in such integration and management, that any cost savings or operating synergies will be realized, or that there will not be offsetting increases in other expenses or other charges to earnings resulting from the combined operations. The Company may elect to dispose of certain of its facilities and may, as a result, incur non-recurring expenses. See "Unaudited Pro Forma Financial Information."

   Dependence on Attracting Seniors with Sufficient Resources to Pay. The Company expects to rely primarily on the ability of its residents to pay for services from their own and their families' financial resources. Generally, only seniors with income or assets meeting or exceeding the comparable median in the regions where the Company's assisted living facilities are located can afford the applicable fees for its facilities for an extended period of time. Any difficulty in attracting seniors with adequate resources to pay for the Company's services could have a material adverse effect on the Company. Inflation or other circumstances which adversely affect the ability of the Company's residents and potential residents to pay for assisted living services could also have a material adverse effect on the Company.

   Dependence Upon Key Personnel. The Company is dependent upon the ability and experience of its executive officers, including its Chairman, and there can be no assurance that the Company will be able to retain all of such officers. The failure of such officers to remain active in the Company's management could have a material adverse effect on the Company. There can be no assurance that the anticipated contributions of senior management will be realized, and the failure of such contributions to be realized could have a material adverse effect on the Company.

   Risks Related to Goodwill. At June 30, 1996, the Company's pro forma total assets, as adjusted for the Offering, were approximately $145.2 million, of which approximately $18.5 million, or approximately 12.7% of total assets, was goodwill. Goodwill is the excess of cost over the fair value of the net assets of businesses acquired. There can be no assurance that the value of such goodwill will ever be realized by the Company. This goodwill is being amortized on a straight-line basis over 25 years. The Company evaluates on a regular basis whether events and circumstances have occurred that indicate all or a portion of the carrying amount of goodwill may no longer be recoverable, in which case an additional charge to earnings would become necessary. Although at June 30, 1996 the net unamortized balance of goodwill is not considered to be impaired, any such future determination requiring the write-off of a significant portion of unamortized goodwill could have a material adverse effect on the Company. See "Unaudited Pro Forma Financial Information."

   Competition. The assisted living industry is highly competitive and, given the relatively low barriers to entry and continuing healthcare cost containment pressures, the Company expects that it will become increasingly competitive in the future. The Company competes with other companies providing assisted living services as well as numerous other companies providing similar service and care alternatives, such as home health care agencies, congregate care facilities, retirement communities and skilled nursing facilities. While the Company believes there is a need for additional assisted living residences in the markets where it intends to develop facilities, the Company expects that, as assisted living facilities receive increased attention, competition will increase from new market entrants. Moreover, in implementing its growth strategy, the Company expects to face competition for development and acquisition opportunities from local developers and regional and national assisted living companies. Some of the Company's present and potential competitors have, or may have access to, greater financial resources than those of the Company. Consequently, increased competition in the future could limit the Company's ability to attract and retain residents, to maintain or increase resident service fees or to expand its business. As a result, any increased competition could have a material adverse effect on the Company. See "Business-Competition."

   Discretionary Use of Proceeds; Significant Net Proceeds to Principal Stockholder. The Company will have broad discretion in using the net proceeds received by the Company from the Offering. While approximately $23.1 million of the net proceeds received by the Company will be used to repay debt to, and redeem the Series B Preferred Stock held by, the Company's principal stockholder, the Company expects to use approximately $100.8 million of the remaining net proceeds to acquire and develop additional facilities. Although the Company currently has four facilities under construction and an additional 28 facilities under development, the Company will have broad discretion in modifying its current acquisition and development plan, selecting and developing future sites, acquiring additional facilities and otherwise using the net proceeds of the Offering. See "Use of Proceeds," "Business-- Development and Acquisition" and "Principal and Selling Stockholders."

   Limited Experience with New Service Models and Facility Designs. The Company's success is dependent, in part, on its ability to develop and offer new service models and facility designs to prospective residents of its facilities. Currently, the Company does not have extensive operating experience with these new service models and facility designs, and the failure of the Company to successfully implement and integrate these new service models and facility designs could have a material adverse effect on the Company. See "Business--Service Models."

   Potential Conflicts of Interest. Abraham D. Gosman, the Company's principal stockholder and Chairman, and certain members of the Company's senior management, have a controlling ownership interest in Chancellor with which the Company expects to enter into development, management and lease agreements. These agreements will be on terms that the Company believes will be fair and no less favorable to the Company than those which the Company could have obtained from unaffiliated third parties. Such ownership interests in Chancellor and other healthcare entities that compete with the Company, however, may create actual or potential conflicts of interest on the part of these members of the Company's management. In the case of such related party transactions, it is the Company's policy to require that any such transactions be approved by a majority of the disinterested members of the Executive Committee of the Board of Directors. See "Business--Development and Acquisitions" and "Certain Transactions."

   Control by Management. Members of the Board of Directors and management will be the beneficial owners of approximately 55.4% of the outstanding Common Stock after the Offering. Abraham D. Gosman, together with his sons, Andrew D. Gosman and Michael M. Gosman, all of whom are members of the Board of Directors and executive officers of the Company, will be deemed to be the beneficial owners of approximately 49.7% of the outstanding Common Stock after the Offering. Accordingly, management will have the ability, and the Gosmans may have the ability, by voting shares of Common Stock, to determine
(i) the election of the Company's Board of Directors and, thus, the direction and future operations of the Company, and (ii) the outcome of all other matters submitted to the Company's stockholders, including mergers, consolidations and the sale of all or substantially all of the Company's assets. See "Principal and Selling Stockholders."

   Residence Staffing and Labor Costs. The Company competes with other providers of assisted living services with respect to attracting and retaining qualified and skilled personnel. The Company is dependent upon its ability to attract and retain management personnel responsible for the day-to-day operations of each of the Company's facilities. In addition, a possible shortage of nurses or trained personnel may require the Company to enhance its wage and benefits package in order to compete in the hiring and retention of such personnel or to hire more expensive temporary personnel. The Company will also be dependent upon the available labor pool of semi-skilled and unskilled employees in each of the markets in which it will operate. Any significant failure by the Company to attract and retain qualified management and staff personnel, to control its labor costs or to pass on any increased labor costs to residents through rate increases could have a material adverse effect on the Company.

   Government Regulation. Health care is an area of extensive and frequent regulatory change. The assisted living industry is relatively new, and, accordingly, the manner and extent to which it is regulated at the Federal and state levels are evolving. Changes in the laws or new interpretations of existing laws may have a significant impact on the Company's methods and costs of doing business. The Company is subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities where it operates or intends to operate.

   The Company's success will depend in part upon its ability to satisfy applicable regulations and requirements and to procure and maintain required licenses in rapidly changing regulatory environments. Any failure to satisfy applicable regulations or to procure or maintain a required license could have a material adverse effect on the Company. Furthermore, certain regulatory developments such as revisions in building code requirements for assisted living facilities, mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards could have a material adverse effect on the Company. There can be no assurance that Federal, state or local laws or regulations will not be imposed or expanded which would have a material adverse effect on the Company. The Company's operations are also subject to health and other state and local government regulations.

   In addition, in most states in which the Company participates in government reimbursement programs, the Company's operations are subject to Federal and/or state requirements or provisions which prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicaid. The Company's failure to comply with the regulations and requirements applicable to a facility could result in the imposition of significant fines and increased costs, a revocation of the Company's license to operate that facility, and, if sufficiently serious in nature, the inability of the Company to maintain or obtain licenses to operate other facilities. Any such event could have a material adverse effect on the Company. See "Business-- Government Regulation."

   Federal and state anti-remuneration laws, such as the Medicare/Medicaid anti-kickback law, govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, certain direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of, a particular provider of healthcare items or services. The Medicare/Medicaid anti-kickback law has been broadly interpreted to apply to certain contractual relationships between healthcare providers and sources of patient referral. Similar state laws vary from state to state, are sometimes vague and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of healthcare providers or suppliers from participation in (i.e., furnishing covered items or services to beneficiaries of) the Medicare and Medicaid programs. It is expected that the Company will be subject to these laws. There can be no assurance that such laws will be interpreted in a manner consistent with the practices of the Company, and any interpretation inconsistent with the practices of the Company could have a material adverse effect on the Company. See "Business--Government Regulation."

   Environmental Risks. Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company, or acquired or operated by the Company in the future, could have a material adverse effect on the Company. Environmental audits performed on properties leased or managed by the Company have not revealed any significant environmental liability that management believes would have a material adverse effect on the Company; however, there can be no assurance that existing environmental audits with respect to any of the properties leased or managed by the Company have revealed all environmental liabilities. See "Business--Government Regulation."

   Liability and Insurance. The Company's business entails an inherent risk of liability. In recent years, participants in the assisted living and long-term care industry, including the Company, have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which involve large claims and significant legal costs. The Company is from time to time subject to such suits as a result of the nature of its business. The Company currently maintains insurance policies in amounts and with such coverage and deductibles as it believes are adequate, based on the nature and risks of its business, historical experience and industry standards. The Company currently maintains professional liability insurance and general liability insurance. There can be no assurance that claims will not arise which are in excess of the Company's insurance coverage or are not covered by the Company's insurance. Any successful claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect on the Company. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually, and there can be no assurance that the Company will be able to continue to obtain liability insurance coverage in the future or, if available, that such coverage will be available on acceptable terms. See "Business--Insurance."

   Dependence on Reimbursement by Third-Party Payors. A portion of the Company's revenues from the services it provides for skilled nursing facilities will be dependent upon reimbursement from third-party payors, including Medicare, state Medicaid programs and private insurers. There can be no assurance that the Company's proportionate percentage of revenue received from Medicare and Medicaid programs will not increase or that such revenues will fully pay the cost of providing services to residents covered by Medicare and Medicaid. The revenues and profitability of the Company will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care by attempting to lower reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. In an attempt to reduce the Federal and certain state budget deficits, there have been, and management expects that there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement in general. Adoption of any such proposals at either the Federal or the state level could have a material adverse effect on the Company.

   Certain Anti-takeover Provisions. Certain provisions of the Company's Restated Certificate of Incorporation and By-laws and of Delaware General Corporation Law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of these provisions provide for the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Common Stock, the payment of a "fair price" (or board approval by continuing directors) in connection with certain business combinations with interested stockholders, no right of the stockholders to call a special meeting of stockholders, restrictions on the ability of stockholders to nominate directors and submit proposals to be considered at stockholders' meetings, and a super-majority voting requirement in connection with the removal of directors and the adoption of stockholders' amendments to the By-laws. The Company also is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Management" and "Description of Capital Stock."

   Possible Volatility of Stock Price. The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, variations in the Company's operating results, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the healthcare industry, generally, or assisted living companies, in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations could have a material adverse effect on the market price of the Common Stock.

   Dividend Policy. The Company has never declared or paid any dividends on its Common Stock. The Company expects to retain any earnings to finance the operations and expansion of the Company's business. See "Price Range of Common Stock and Dividends."

   Immediate and Substantial Dilution. The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock in the amount of $15.17 per share. In the event the Company issues additional shares of Common Stock in the future, including shares that may be issued in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of Common Stock. See "Dilution."

                                 THE COMPANY

   The Standish Care Company ("Standish") was incorporated in Delaware in October 1989. On October 4, 1996, twelve wholly owned subsidiaries of Standish were merged into the twelve corporations comprising Pre-Merger CareMatrix, owned primarily by Abraham, Andrew and Michael Gosman. The stockholders of Pre-Merger CareMatrix received approximately 92% of the outstanding shares of Common Stock of the Company. The managements of Standish and Pre-Merger CareMatrix determined that a merger of their companies would result in a stronger enterprise with greater potential for expansion. Furthermore, they believed that the Merger would combine a strong base of existing facilities in attractive markets with a large number of facilities under development or construction, strengthen the senior management team and improve the Company's access to equity and debt capital. On October 14, 1996, the Company changed its name to CareMatrix Corporation and effected the Reverse Split. The Merger was accounted for as a reverse acquisition, whereby Pre-Merger CareMatrix is treated as the acquiror for accounting purposes. Accordingly, the financial history of the Company presented herein is that of Pre- Merger CareMatrix.

   The Company's principal place of business is 197 First Avenue, Needham, Massachusetts 02194 and its telephone number at that address is (617) 433-1000. Unless otherwise indicated herein or required by the context, references to the "Company" include its subsidiaries.

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 6,250,000 shares of Common Stock being offered hereby (assuming a public offering price of $21.25 per share and after deducting the estimated underwriting discounts and commissions and offering expenses) are estimated to be approximately $123,843,750. The Company intends to use the net proceeds of the Offering (i) to finance the acquisition and development of additional assisted living and other facilities; (ii) to repay outstanding debt to its principal stockholder (including accrued interest) in the amount of approximately $21,450,000 at June 30, 1996 (used primarily for working capital and, to a lesser extent, incurred in connection with the Asset Purchase), which debt bears interest at the prime rate (8.25% as of October 1, 1996) payable on demand and the principal of which is payable in January 1998; (iii) to redeem the Series B Preferred Stock held by the Company's principal stockholder at a redemption price of $1,400,000 plus accrued dividends; (iv) to pay dividends in arrears on its Series A Preferred Stock in the amount of $214,050; and (v) for working capital purposes. Pending use of the net proceeds of the Offering, the Company will invest such funds in short-term and medium-term, investment grade, interest-bearing obligations. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders pursuant to the exercise of the Underwriters' over- allotment option. See "Capitalization" and "Certain Transactions."

                  PRICE RANGE OF COMMON STOCK AND DIVIDENDS


   The Common Stock is currently traded on the Nasdaq Small Cap System and is quoted under the symbol "STAND." All sales prices set forth below prior to October 4, 1996 reflect the price of Standish common stock prior to the Merger. The following table sets forth for the periods indicated the range of high and low sales prices as reported on the Nasdaq Small Cap System, adjusted to reflect the one-for-five Reverse Split.


                                               High     Low
                                               ----     ----

Fiscal Year Ended December 31, 1994
  First Quarter                               33 3/4   25 5/8
  Second Quarter                              26 7/8   15
  Third Quarter                               20 5/8   11 1/4
  Fourth Quarter                              13 7/16  10
Fiscal Year Ended December 31, 1995
  First Quarter                               12 1/2    9 3/8
  Second Quarter                              13 1/8   10
  Third Quarter                               14 3/8   11 1/4
  Fourth Quarter                              20 5/8   11 1/4
Fiscal Year Ending December 31, 1996
  First Quarter                               22 21/32 14 3/8
  Second Quarter                              29 3/8   10 5/8
  Third Quarter                               26 7/8   17 1/2
  Fourth Quarter (through October 14, 1996)   21 7/8   20 5/16


   On October 3, 1996, the closing price for the Common Stock as quoted on the Nasdaq Small Cap System was $21-1/4 as adjusted to give effect to the Reverse Split. Prior to the Offering, however, only a limited number of Shares have traded publicly. As of October 3, 1996, there were approximately 91 stockholders of record. The Common Stock has been approved for listing on the American Stock Exchange.

   The Company has not declared or paid any cash dividends on its Common Stock since its inception and does not currently plan to declare or pay any cash dividends on its Common Stock in the foreseeable future. Dividends may be paid only out of legally available funds as proscribed by statute, subject to the discretion of the Company's Board of Directors. In addition, the Company's ability to pay cash dividends is restricted by the provisions of its Restated Certificate of Incorporation pertaining to the Series A Preferred Stock and the Series B Preferred Stock, respectively. In that regard, no dividends may be paid on any shares of Common Stock unless and until all accumulated and unpaid dividends on both the Series A and Series B Preferred Stock have been declared and paid in full. The Company intends to use a portion of the net proceeds of the offering to pay the $214,050 of accrued but unpaid dividends on its Series A Preferred Stock and to redeem all of its Series B Preferred Stock. See "Certain Transactions" and Note Q to the Standish Consolidated Financial Statements.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company at June 30, 1996 (i) on a historical basis, (ii) pro forma to give effect to the Merger and the Asset Purchase, and (iii) as further adjusted to give effect to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the CareMatrix Combined Financial Statements and the Unaudited Pro Forma Financial Information appearing elsewhere in this Prospectus.

                                                                June 30, 1996
                                                  ----------------------------------------
                                                                               Pro Forma
                                                  Historical    Pro Forma     As Adjusted
                                                   ----------    ---------   -------------
                                                               (in thousands)
Current portion of long-term debt                  $   --        $  2,816       $  2,816
                                                   ==========    =========   =============
Long-term debt, net of current portion             $   --        $ 10,461       $ 10,461
Due to stockholder                                   16,992        20,292             --
                                                   ----------    ---------   -------------
                                                     16,992        30,753         10,461
Stockholders' equity:
 Series B Preferred Stock                                --         1,400             --
 Common Stock, par value $.05; 75,000,000
   shares authorized; 10,866,000 shares issued
   and outstanding, pro forma; 17,116,000
  shares  issued and outstanding, pro forma as
   adjusted (1) (2) (3)                                  --           543            856
 Additional paid in capital                              --        14,881        138,198
 Retained earnings (accumulated deficit)            (13,498)      (13,498)       (13,498)
                                                   ----------    ---------   -------------
  Total stockholders' equity (deficit)              (13,498)        3,326        125,556
                                                   ----------    ---------   -------------
   Total capitalization                            $  3,494      $ 34,079       $136,017
                                                   ==========    =========   =============

-------------

(1) Adjusted to give effect to the Reverse Split.


(2) Does not include (i) an aggregate of 323,151 shares of Common Stock issuable following the completion of the Offering upon exercise or conversion of outstanding warrants and convertible securities of the Company, and (ii) an aggregate of 1,600,000 shares of Common Stock reserved for issuance under the Company's stock option/equity incentive plans, of which approximately 680,000 have been granted at an average exercise price of approximately $14.50 per share. See "Management," "Description of Capital Stock" and "Shares Eligible for Future Sale."

(3) Includes 108,000 shares of Common Stock to be issued as a fee in connection with the Merger and assumes the conversion of the Series A Preferred Stock into 19,140 shares of Common Stock. See Note 3 to Unaudited Pro Forma Combined Balance Sheet and "Underwriting."

                                   DILUTION

   The Company's pro forma net tangible book value (deficit) as of June 30, 1996 was $(18,182,000) or $(1.67) per share. Pro forma net tangible book value (deficit) per share is determined by dividing the net tangible book value (tangible assets less liabilities) of the Company (giving effect to the Merger) by the number of shares of Common Stock outstanding at that date. Assuming the receipt by the Company of the net proceeds from the sale of 6,250,000 shares of Common Stock offered hereby at an assumed offering price of $21.25 per share, the adjusted pro forma net tangible book value of the Company as of June 30, 1996 would have been $104,048,000 or $6.08 per share. This represents an immediate increase in pro forma net tangible book value of $7.75 per share to existing stockholders and an immediate dilution of $15.17 per share to new investors. All per share amounts have been restated to reflect the Reverse Split effective October 14, 1996. The following table illustrates this dilution per share:

  Assumed public offering price per share                                     $21.25
  Pro forma net tangible book value (deficit) per share            $(1.67)
  Increase per share attributable to the Offering                    7.75
                                                                  -------
  Adjusted pro forma net tangible book value per share after
     the offering                                                               6.08
                                                                              -------
  Dilution to new investors                                                   $15.17
                                                                              =======

                  UNAUDITED PRO FORMA FINANCIAL INFORMATION

   In connection with the Merger Agreement, Standish issued 10,000,000 shares of Standish common stock (as adjusted to give effect to the Reverse Split) in exchange for all the outstanding shares of common stock of Pre- Merger CareMatrix. The Merger was accounted for as a reverse acquisition, whereby Pre-Merger CareMatrix is the acquiror for accounting purposes. Accordingly, the financial history presented is that of Pre-Merger CareMatrix. Therefore, the CareMatrix Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1995 and the six months ended June 30, 1996 present the CareMatrix Combined Statements of Operations for the year ended December 31, 1995 and the six months ended June 30, 1996 adjusted for the sale of Common Stock offered hereby and the application of the net proceeds therefrom, the Reverse Split and the following effects of the Merger: (i) increased amortization resulting from goodwill generated in the purchase accounting treatment of the Merger, (ii) increased depreciation from the recording of Standish fixed assets at fair market value, (iii) increased compensation expense to reflect new employment agreements, and (iv) increased amortization and depreciation to reflect the Asset Purchase, as if such transactions had occurred as of January 1, 1995. The CareMatrix Unaudited Pro Forma Combined Balance Sheet as of June 30, 1996, presents the CareMatrix Combined Balance Sheet as of June 30, 1996, adjusted for the sale of Common Stock offered hereby and the application of the net proceeds therefrom, the Reverse Split and the following effects of the Merger: (i) the value of the common stock deemed to be issued by the accounting acquiror, (ii) the purchase adjustments, including goodwill generated in the purchase accounting treatment of the Merger, (iii) equity and debt transactions of Standish that occurred in July 1996 subsequent to the June 30, 1996 balance sheet and (iv) the Asset Purchase.

   The CareMatrix Unaudited Pro Forma Combined Financial Statements do not purport to be indicative of the results of operations that actually would have occurred had the Merger and Offering taken place on January 1, 1995, or that may be expected to occur in the future. The CareMatrix Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the CareMatrix Combined Financial Statements and the Standish Consolidated Financial Statements included elsewhere in this Prospectus.

                                  CAREMATRIX
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                June 30, 1996
                                (in thousands)

                                                                  Pro Forma                     Offering        Pro Forma
                                     CareMatrix    Standish      Adjustments      Pro Forma    Adjustments     As Adjusted
                                      ----------   --------    ---------------     ---------    -----------   -------------
ASSETS
Current assets
 Cash and cash equivalents            $  2,028     $    356        $    500 (1)   $  3,284      $100,780 (6)    $104,064
                                                                        400 (2)
 Accounts receivable, net                  939          177                          1,116                         1,116
 Prepaid expenses and other
   current assets                          318          803                          1,121                         1,121
                                      ----------   --------                       ---------    -----------   -------------
  Total current assets                   3,285        1,336                          5,521                       106,301
Property, plant & equipment, net         1,444       10,916           1,667 (4)     14,527                        14,527
                                                                        500 (5)
Note receivable                            770                                         770                           770
Goodwill and other intangibles,                                                     21,508                        21,508
  net                                                 1,661          17,047 (4)
                                                                      2,800 (5)
Other assets                               523        1,615                          2,138                         2,138
                                      ----------   --------                        ---------    -----------   -------------
  Total assets                        $  6,022     $ 15,528                       $ 44,464                      $145,244
                                      ==========   ========                        =========    ===========   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable and accrued         $    841     $  1,081        $  2,250 (4)   $  4,172                      $  4,172
   expenses
 Accrued interest--stockholder           1,158                                       1,158        (1,158)(6)           0
 Current portion of long-term                                                        2,816                         2,816
   debt                                               3,316             500 (1)
                                                                     (1,000)(2)
 Other current liabilities                              413                            413                           413
                                      ----------   --------    ---------------     ---------                 -------------
  Total current liabilities              1,999        4,810                          8,559                         7,401
Due to stockholder                      16,992                        3,300 (5)     20,292       (20,292)(6)           0
Long-term debt                                       10,461                         10,461                        10,461
Other long-term liabilities                529          521             667 (4)      1,717                         1,717
Minority interest                                       109                            109                           109

Stockholders' equity:
 Preferred stock                                        920           1,400 (2)      1,400        (1,400)(6)           0
                                                                       (920)(7)
 Common stock                                            35             543 (3)        543           313 (6)         856
                                                                        (35)(7)
 Additional paid-in capital                           8,964          14,881 (3)     14,881       123,531 (6)
                                                                     (8,964)(7)
                                                                                                    (214)(6)     138,198
 Accumulated deficit                   (13,498)     (10,292)         10,292 (7)    (13,498)                      (13,498)
                                      ----------   --------    ---------------     ---------                  -------------
  Total stockholders' equity
    (deficit)                          (13,498)        (373)                         3,326                       125,556
                                      ----------   --------                        ---------                  -------------
  Total liabilities and
    stockholders' equity              $  6,022     $ 15,528                       $ 44,464                      $145,244
                                      ==========   ========                        =========                  =============

    See accompanying notes to the Pro Forma Combined Financial Statements.

                                  CAREMATRIX
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    For the six months ended June 30, 1996
                    (in thousands, except per share data)

                                                              Pro Forma                    Offering       Pro Forma
                                   CareMatrix    Standish    Adjustments    Pro Forma    Adjustments     As Adjusted
                                    ----------   --------     -----------    ---------    -----------   -------------
Net revenues                         $ 2,389      $4,670                     $ 7,059                       $ 7,059
Operating costs and expenses
 Salaries, wages and benefits          1,575                     53 (3)        1,628                         1,628
 Salaries, wages and benefits--        1,406                                   1,406                         1,406
   related party
 Community operating expense                       3,209                       3,209                         3,209
 Community rent expense                              304                         304                           304
 Selling, general and                                931                         931                           931
  administrative expense
 Depreciation and amortization            65         393        341 (1)
   expense
                                                                 64 (2)
                                                                 56 (4)          919                           919
 Other operating expenses              2,007         186                       2,193                         2,193
 Other--related party expense            538                                     538                           538
                                    ----------   --------                    ---------                 -------------
  Total operating costs and            5,591       5,023                      11,128                        11,128
    expenses

Interest income                          (24)        (29)                        (53)                          (53)
Interest expense                         559         823                       1,382         (559) (6)         823
Other                                               (743)                       (743)                         (743)
                                    ----------   --------                    ---------                  -------------
Loss                                 $(3,737)     $ (404)                    $(4,655)                       (4,096)
                                    ==========   ========                    =========                  =============
Loss per common share                                                        $ (0.43)                      $ (0.24)
Shares outstanding                                                            10,866(5)                        17,116 (7)


      See accompanying notes to the Pro Forma Combined Financial Statements

                                    CAREMATRIX
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     For the year ended December 31, 1995
                    (in thousands, except per share data)

                                                                 Pro Forma                    Offering       Pro Forma
                                       CareMatrix   Standish    Adjustments    Pro Forma    Adjustments     As Adjusted
                                       ----------   --------     -----------    ---------    -----------   -------------
Net revenues                            $ 2,485      $ 8,436                    $ 10,921                     $10,921
Operating costs and expenses
 Salaries, wages and benefits             2,100                    105 (3)         2,205                       2,205
 Salaries, wages and benefits--           2,123                                    2,123                       2,123
   related party
 Community operating expense                           5,961                       5,961                       5,961
 Community rent expense                                  616                         616                         616
 Selling, general and                                  2,347                       2,347                       2,347
   administrative expense
 Depreciation and amortization                3          680       682 (1)
   expense
                                                                   127 (2)
                                                                   112 (4)         1,604                       1,604
Provision for closure loss                  895                                      895                         895
Other operating expenses                  3,009          336                       3,345                       3,345
 Other--related party expense             1,017                                    1,017                       1,017
                                       ----------   --------                    ---------                  -------------
  Total operating costs and               9,147        9,940                      20,113                      20,113
    expenses
Interest income                                         (153)                       (153)                       (153)
Interest expense                            544        1,500                       2,044        (544) (6)      1,500
Assignment fee from related party                     (1,000)                     (1,000)                     (1,000)
Other                                                    442                         442                         442
                                       ----------   --------                    ---------                  -------------
Loss                                    $(7,206)     $(2,293)                   $(10,525)                    $(9,981)
                                       ==========   ========                    =========                  =============
Loss per common share                                                           $  (0.97)                    $ (0.58)
Shares outstanding                                                                10,866(5)                      17,116(7)


      See accompanying notes to the Pro Forma Combined Financial Statements

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                        (dollar amounts in thousands)

Notes to Unaudited Pro Forma Combined Balance Sheet

   (1) To record the $500 of proceeds received by Standish on July 10, 1996 pursuant to a $1,000 promissory note.

   (2) To record the issuance of $1,400 of Series B Preferred Stock by Standish on July 30, 1996 and the repayment of a $1,000 promissory note with the proceeds.

   (3) To record the issuance of approximately 866,000 shares of Common Stock (as adjusted to give effect to the Reverse Split) at a value of $15,424 by CareMatrix in consideration for Standish and the related merger costs (assumes conversion of all Series A Preferred Stock into Common Stock).

   (4) To adjust the assets and liabilities of Standish to their estimated fair value and to recognize other liabilities in connection with the purchase transaction:

    Net assets of Standish at June 30, 1996                                                    $  (373)
   Writeup of fixed assets to fair market value                                                  1,667
   Tax effect of fixed asset writeup                                                              (667)
   Provision for the cost of closing or subleasing certain Standish facilities and the
     write off of related fixed assets                                                          (1,750)
   Acquisition costs                                                                              (500)
   Goodwill recorded                                                                            17,047
                                                                                              ---------
                                                                                               $15,424
                                                                                              =========

   (5) To record the purchase from a related party of management contracts for $2,800 and fixed assets for $500 by CareMatrix in July 1996.

   (6) Reflects the issuance of 6,250,000 shares of Common Stock and the use of the net offering proceeds ($123,844 net of underwriting fees and expenses) to pay amounts Due to stockholder including accrued interest, to redeem the Series B Preferred Stock, and to pay unpaid cumulative preferred stock dividends on the Series A Preferred Stock as follows:

    Net proceeds to CareMatrix                                                      $123,844
   Repay Due to stockholder                                                          (20,292)
   Repay accrued interest due to stockholder                                          (1,158)
   Redeem Series B Preferred Stock                                                    (1,400)
   Pay cumulative preferred stock dividends on the Series A Preferred Stock             (214)
                                                                                   ----------
     Net increase in cash                                                           $100,780
                                                                                   ==========

   (7) To eliminate Standish equity accounts in conjunction with purchase accounting.

Notes to Unaudited Pro Forma Combined Statements of Operations

   (1) To reflect the amortization of goodwill over a period of 25 years.

   (2) To adjust depreciation expense to reflect the writeup of fixed assets to fair market value and the purchase of additional fixed assets as follows:

                                                                             Depreciation Expense
                                                                                 Adjustments
                                                                          --------------------------
                                                                           Year Ended    Six Months
                                                                            December        Ended
                                                           Depreciable        31,         June 30,
                     Item                        Amounts       Lives          1995          1996
 ---------------------------------------------   -------     ----------    -----------   -----------
Assets written up to fair market value            $1,667        30            $ 56           $28
Fixed assets acquired from a related party           500         7              71            36
                                                                           -----------   -----------
 Total                                                                        $127           $64
                                                                           ===========   ===========

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                        (dollar amounts in thousands)

Notes to Unaudited Pro Forma Combined Statements of Operations (Continued)

   (3) Increased compensation expense to reflect new employment agreements signed at the time of the transaction.

   (4) To reflect the amortization of management contracts purchased in July 1996 over the lives of the contracts (25 years).

   (5) Reflects CareMatrix's 50,000,000 pre-Reverse Split shares and the 4,330,000 pre-Reverse Split shares issued by CareMatrix in consideration for Standish and the related merger costs, adjusted for the Reverse Split to 10,866,000 shares in the aggregate.

   (6) Reflects the reduction of interest expense resulting from the use of Offering proceeds to pay amounts Due to stockholder.

   (7) Reflects the issuance of 6,250,000 shares of Common Stock pursuant to the Offering.

               SELECTED COMBINED FINANCIAL DATA OF THE COMPANY
                    (in thousands, except per share data)

   The following table sets forth the historical combined financial information of the Company and pro forma financial information to give effect to the Merger, the Asset Purchase and the sale of the Common Stock offered hereby. The Merger was accounted for as a reverse acquisition, whereby Pre-Merger CareMatrix is the acquiror for accounting purposes. Accordingly, the financial history presented is that of Pre-Merger CareMatrix. The pro forma financial information was prepared to illustrate the effects of the Merger, the Asset Purchase, the Reverse Split and the Offering. The pro forma financial information does not purport to be indicative of the results of operations which actually would have occurred had the Merger, the Asset Purchase and Offering taken place on January 1, 1995, or which may be expected to occur in the future. The pro forma financial information should be read in conjunction with the CareMatrix Combined Financial Statements, the Standish Consolidated Financial Statements and the Unaudited Pro Forma Financial Information included elsewhere in this Prospectus.

                                                                                                                   Pro Forma
                                                                                       Pro Forma                As Adjusted (3)
                                                                     Six                         Six
                                  June 24, 1994     Year Ended      Months      Year Ended      Months      Year Ended    Six Months
                                 (Inception) to      December       Ended        December       Ended        December       Ended
                                  December 31,         31,         June 30,        31,         June 30,        31,         June 30,
                                    1994 (1)         1995 (1)      1996 (1)      1995 (2)      1996 (6)        1995          1996
                                  --------------    -----------    ---------    -----------    ---------    -----------  -----------
                                           (Audited)            (Unaudited)           (Unaudited)                 (Unaudited)
Statement of Operations Data:
Net revenues                         $   366         $ 2,485       $ 2,389       $ 10,921      $ 7,059       $10,921       $  7,059
Operating costs and expenses           2,865           9,147         5,591         20,113       11,128        20,113         11,128
                                  --------------    -----------    ---------    -----------    ---------    -----------  -----------
Loss from operations                  (2,499)         (6,662)       (3,202)        (9,192)      (4,069)       (9,192)        (4,069)
Interest income                                                        (24)          (153)         (53)         (153)           (53)
Interest expense                          56             544           559          2,044        1,382         1,500            823
Other                                     --              --            --           (558)        (743)         (558)          (743)
                                  --------------    -----------    ---------    -----------    ---------    -----------  -----------
Loss (4)                             $(2,555)        $(7,206)      $(3,737)      $(10,525)     $(4,655)      $(9,981)       $(4,096)
                                  ==============    ===========    =========    ===========    =========    ===========  ===========
Pro forma loss per share                                                         $  (0.97)     $ (0.43)      $ (0.58)       $ (0.24)
Shares outstanding                                                                 10,866       10,866        17,116         17,116

                                         December 31,                            June 30, 1996
                                     ---------------------    ----------------------------------------------------
                                                                                                     Pro Forma
                                     1994 (1)    1995 (1)     Historical (1)     Pro Forma (5)    As Adjusted (6)
                                    ---------    ---------   ---------------    --------------    ----------------
                                          (Audited)            (Unaudited)        (Unaudited)       (Unaudited)
Balance Sheet Data:
Cash and cash equivalents            $     2      $   145        $  2,028           $ 3,284           104,064
Working capital (deficit)                174         (691)          1,286            (3,038)           98,900
Total assets                             330        2,410           6,022            44,464           145,244
Long-term debt, less current
  maturities (7)                       2,730        9,661          16,992            30,753            10,461
Stockholders' equity (deficit)        (2,555)      (9,762)        (13,498)            3,326           125,556

-------------

   (1) The historical combined financial data represent the combined financial position and results of operations for the Company for the periods presented.

   (2) Gives effect to the Merger, the Asset Purchase and the Reverse Split as if such transactions had occurred as of January 1, 1995. See "Unaudited Pro Forma Financial Information."

   (3) Gives effect to (i) the Merger, the Asset Purchase and the Reverse Split and (ii) the sale of Common Stock offered hereby (assuming a public offering price of $21.25 per share) and the application of the net proceeds therefrom, as if such transactions had occurred as of January 1, 1995. See "Use of Proceeds" and "Unaudited Pro Forma Financial Information."

   (4) Provisions for income taxes have not been reflected in these combined financial statements since there is no taxable income on a combined basis. See Note 2 to the CareMatrix Combined Financial Statements.

   (5) Adjusted to give effect to the Merger and the Asset Purchase as if such transactions had occurred on June 30, 1996. See "Unaudited Pro Forma Financial Information."

   (6) Adjusted to give effect to (i) the Merger and the Asset Purchase and
       (ii) the sale of Common Stock offered hereby (assuming a public offering price of $21.25 per share) and the application of the net proceeds therefrom as if such transactions had occurred on June 30, 1996. See "Use of Proceeds" and "Unaudited Pro Forma Financial Information."

   (7) Includes debt due to stockholder.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

General

   On October 4, 1996, the Company consummated the Merger. In the Merger, Standish, as the surviving company in the Merger, acquired all of the assets and operations of Pre-Merger CareMatrix and issued 10,000,000 shares of its Common Stock (as adjusted to give effect to the Reverse Split) to the stockholders of Pre-Merger CareMatrix. The Merger was treated as a "reverse acquisition" for accounting purposes, with Pre-Merger CareMatrix treated as the accounting acquiror, even though Standish was the survivor for legal purposes. In a reverse acquisition, the accounting acquiror is treated as the surviving entity even though Standish's legal existence does not change and the financial statements of the Company reflect the historical financial statements of Pre-Merger CareMatrix. The Company, as the accounting acquiror, treats the Merger as a purchase acquisition. The Merger was recorded using the historical cost basis for the assets and liabilities of Pre-Merger CareMatrix, and the estimated fair value of Standish's assets and liabilities.

Results of Operations

   The following discussion reviews the Company's results of operations for the period from June 24, 1994 (inception) to December 31, 1994 (the "1994 Period"), the year ended December 31, 1995 and the six months ended June 30, 1996 (the "1996 Period"), respectively. The CareMatrix Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus present the results of operations of the entities that have been operated under common control on a combined basis. All of the operations of the Company began subsequent to June 23, 1994. As a result, the Company believes that any period to period comparisons and percentage relationships within periods are not meaningful. The Company's revenues following the Merger will primarily consist of resident and management fees from the facilities it owns, leases or manages, and development fees from the facilities it develops for related and unrelated parties. The nature and amount of such revenues will depend on the Company's ability to implement successfully its strategic growth plans. See "Risk Factors" and "Business--Business Strategy." The Company expects to incur losses from operations through at least the end of 1996 and may continue to have losses thereafter. See "Risk Factors--History of Losses from Operations; Accumulated Deficit" and "--Dependence by the Company on Related Party Agreements."

   Revenues. During the 1994 Period, the year ended December 31, 1995 and the 1996 Period, the Company derived revenues from one or more of the following services: the operation of an inpatient extended care facility in Maryland; the operation of an outpatient rehabilitation facility in Georgia; and the management of two inpatient extended care facilities in Florida.

   Net revenues were $0.4 million for the 1994 Period and consisted of revenues attributable to outpatient rehabilitation services. The Company purchased the outpatient rehabilitation facility during November 1994.

   Net revenues for the year ended December 31, 1995 were $2.5 million. Such revenues during this period consisted of $1.1 million, or 44%, related to outpatient rehabilitation services; and $1.4 million, or 56%, related to inpatient nursing services. The Company operated the outpatient rehabilitation facility for ten months during 1995 until its closure during November 1995. The inpatient nursing facility revenues were for the period August 15, 1995 (date of lease inception) to December 31, 1995 for a 138-bed extended care facility in Silver Spring, Maryland.

   Net revenues for the 1996 Period were $2.4 million. Such revenues during this period consisted of $2.2 million, or 92%, related to inpatient nursing services; and $0.2 million, or 8%, related to the management of extended care facilities. The Company entered into two management agreements during December 1995 for the provision of management services to extended care facilities in Homestead, Florida and Miami, Florida.

   General Corporate Expenses. For the 1994 Period, the year ended December 31, 1995 and the 1996 Period, expressed as a percentage of net revenues, general corporate expenses were 447%, 175% and 114%, respectively. General corporate expenses represent primarily salaries, wages and benefits and professional fees for administration, marketing and facility development of the Company. General corporate expenses will continue to increase in absolute terms, but this expense as a percentage of net revenues is expected to continue to decline. Historically, these expenses have been paid to a related party, Continuum Care of Massachusetts, Inc. in the form of management fees. Following the Merger, the Company's reliance on Continuum Care of Massachusetts, Inc., for personnel and services has been significantly reduced.

   Facility Operating Expenses. For the 1994 Period, the year ended December 31, 1995 and the 1996 Period, expressed as a percentage of net revenues, facility operating expenses were 324%, 185% and 115%, respectively. Included in facility operating expenses for the 1994 Period is a $0.8 million charge recorded to writedown assets at the outpatient rehabilitation facility to their net realizable value. Included in facility operating expenses for the year ended December 31, 1995 is a $0.9 million charge recorded to provide for the remaining lease obligation at the outpatient rehabilitation facility. Facility operating expenses also include rent expense of $45,868, $0.6 million and $0.5 million for the 1994 period, the year ended December 31, 1995 and the 1996 Period, respectively. The change in rent expense is attributable primarily to the ten year lease entered into during August 1995 for the extended care facility in Silver Spring, Maryland.

   Depreciation and Amortization. The Company's depreciation and amortization expense was $3,603, $2,931 and $65,164 for the 1994 Period, the year ended December 31, 1995 and the 1996 Period, respectively. The increase in depreciation represents depreciation on the $1.5 million invested in capital improvements from August 15, 1995 (date of lease inception) on the 138-bed extended care facility in Silver Spring, Maryland.

   Interest Expense. The Company's interest expense was $55,856, $0.5 million and $0.6 million for the 1994 period, the year ended December 31, 1995 and the 1996 Period, respectively. The increase in interest expense results from the interest payable at the prime rate on additional advances from the principal stockholder.

Liquidity and Capital Resources

   Cash used by operating activities was $3.9 million for the 1996 Period and is primarily attributable to the loss of $3.7 million for the 1996 Period. Cash used by operating activities was $6.0 million for the year ended December 31, 1995 and primarily represents the loss of $7.2 million offset by the $0.9 million accrual for the remaining lease obligation at the outpatient rehabilitation facility. Cash used by operating activities was $2.0 million for the 1994 Period and primarily represents the $2.6 million loss offset by the $0.8 million charge recorded to write-down assets at the outpatient rehabilitation facility to their net realizable value.

   Cash used by investing activities was $1.5 million for the 1996 Period. This primarily represents the $0.8 million used by the Company for capital expenditures for the 138-bed extended care facility in Silver Spring, Maryland and the $0.7 million note receivable advanced pursuant to a management agreement with an extended care facility in Miami, Florida. Cash used by investing activities was $0.7 million for the year ended December 31, 1995 and primarily represents capital expenditures for the 138-bed extended care facility in Silver Spring, Maryland.

   Cash used by investing activities was $0.7 million for the 1994 Period and primarily represents the cash required to purchase an outpatient rehabilitation facility in Atlanta, Georgia. Cash provided by financing activities was $2.7 million, $6.9 million and $7.3 million for the 1994 Period, the year ended December 31, 1995 and the 1996 Period, respectively, and represents the advances from the principal stockholder.

   At June 30, 1996, the Company's principal source of liquidity consisted of $2.0 million in cash. The Company also had $2.0 million of current liabilities (which includes approximately $1.2 million of interest due to the Company's principal stockholder). The Company intends to seek additional financing from Abraham D. Gosman to the extent necessary for working capital purposes prior to the Offering, although Mr. Gosman is under no obligation to provide such additional financing. It is expected that once the Offering is completed, Mr. Gosman will no longer provide funding for the Company. All loans from Mr. Gosman bear interest at a rate equal to the prime rate.

   On a pro forma basis after the Merger and Offering and the application of the net proceeds of the Offering as set forth in "Use of Proceeds," the Company will have working capital of $98.9 million (including cash and cash equivalents of $104.1 million). In addition, the Company will have $10.5 million of long-term debt.

   The Company will require resources in the future to fund the planned acquisition and development of additional assisted living, supportive independent and extended care facilities as well as its working capital requirements. The Company expects to fund these resource requirements with the net proceeds from the Offering and related party or third party financing of certain assisted living facilities. The Company and Chancellor are presently in discussions with a number of parties to secure commitments regarding sources of additional financing. Furthermore, the Company intends to seek bank borrowings and other debt or equity financings to provide additional sources of capital in the future. See "Risk Factors--Need for Additional Financing."

                     SELECTED FINANCIAL DATA OF STANDISH
             (dollar amounts in thousands, except per share data)

   The Merger was accounted for as a reverse acquisition, whereby Pre-Merger CareMatrix is deemed the acquiror for accounting purposes. The following selected financial data for Standish are included herein as a predecessor company of Pre-Merger CareMatrix within the meaning of the applicable regulations of the Commission (as adjusted to give effect to the Reverse Split).


                                                                                                        Six Months Ended
                                                           Year Ended December 31,                          June 30,
                                             ------------------------------------------------------    --------------------
                                             1991        1992       1993        1994        1995        1995        1996
                                            -------   --------    --------    --------    --------    --------   ---------
                                                                                                           (unaudited)
Statement of Operations Data:
Revenues:
 Service revenue                            $    20    $   689     $ 1,193     $ 6,127     $ 7,702    $ 3,518     $ 4,380
 Management fees and marketing
   revenue                                       98        287         441         277         512        305         213
 Development fees and
   other revenue                                 83         30          97         305         222        158          77
                                            -------   --------    --------    --------    --------    --------   ---------
                                                202      1,006       1,731       6,709       8,436      3,981       4,670
                                            -------   --------    --------    --------    --------    --------   ---------
Operating costs and expenses:
 Community operating expense                    162      1,179       1,013       5,042       5,961      2,750       3,208
 Community rent expense                          --         --          --         407         616        272         304
 Selling, general and admin. expense            652      1,397       1,513       2,509       2,347      1,156         931
 Depreciation and amortization                   22        370         283         693         680        321         393
 Provision for doubtful accounts                 --        132         240         338          74         --          --
 Severance costs                                 --         --          --          --         263         --          --
 Transaction termination costs                   --         --          --          --          --         --         186
 Write-off of investments in development
  projects                                       --         --          --         833          --         --          --
                                            -------   --------    --------    --------    --------    --------   ---------
Total operating costs and expenses              836      3,078       3,049       9,823       9,940      4,498       5,023
                                            -------   --------    --------    --------    --------    --------   ---------
Loss from operations                           (634)    (2,072)     (1,318)     (3,114)     (1,505)      (518)       (353)
Interest expense                               (168)      (913)       (352)     (1,109)     (1,500)      (678)       (824)
Interest income                                  44        145          42          20         153         81          29
Write-off of financing costs and other
  related costs                                  --         --          --          --        (528)        --          --
Assignment fee from related party                --         --          --          --       1,000         --          --
Gain on sale of bonds                            --         --         158          --          --         --          --
Gain on sale of land                             --         --         376          --          --         --          --
Gain on sale of interest in affiliate            --      1,557          --          --          --         --          --
Other income                                     --         --          --          --          --         --         696
Minority interest                                98         --          --          31          87         50          48
                                            -------   --------    --------    --------    --------    --------   ---------
Loss before income taxes                    $  (660)   $(1,282)    $(1,094)    $(4,172)    $(2,293)   $(1,065)    $  (404)
                                            -------   --------    --------    --------    --------    --------   ---------
Provision for income taxes                       --         --          (1)         --          --         --          --
                                            -------   --------    --------    --------    --------    --------   ---------
Net loss                                    $  (660)   $(1,282)    $(1,095)    $(4,172)    $(2,293)   $(1,065)    $  (404)
                                            =======   ========    ========    ========    ========    ========   =========
Net loss per common share                   $ (5.25)   $ (5.10)    $ (4.75)    $ (9.05)    $ (3.55)   $ (1.65)    $ (0.65)
Weighted average number of common shares
  outstanding                                   126        252         289         493         679        679         688

Balance Sheet Data:
Total assets                                $11,453    $ 3,505     $13,657     $13,419     $15,975    $17,600     $15,528
Convertible debt                                231         --          --         895       2,000      2,000       2,000
Long-term debt (excluding convertible
  debt)                                      10,266      1,375       5,652       7,545      10,457     10,676       8,462
Stockholders' equity (deficit)                 (429)       927       6,065       2,327          18      1,211        (373)

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS OF STANDISH

Overview

   Organized in October 1989, Standish operates assisted living communities throughout the eastern United States and provides management, marketing, development and other services to third party owners of assisted living communities. Standish has achieved significant growth in revenues, primarily by acquiring existing senior living communities and by providing management, marketing, development and other services to communities owned by third parties. Prior to the Merger, Standish operated ten communities for its own account with a resident capacity of 516, and provided managing and marketing services for four communities with a resident capacity of 385.

   On March 25, 1996, Standish received approximately $825,000 in back management fees, prior investments and advances in connection with the refinancing and sale by a third party owner of the Fox Ridge Manor community located in Dover, Pennsylvania. Standish recorded a gain of approximately $596,000 related to this transaction in the first quarter of 1996. That community had been owned by Senior Lifestyles, Inc. ("SLI"), a third party, and Standish had managed that community for SLI since July 1992. Standish has been retained by the new owner, Northwood Retirement Community, Inc. ("Northwood"), a Pennsylvania not-for-profit corporation, to manage the Fox Ridge community under a three year management agreement (with two 1 year renewable options). Standish expects to receive management fees in a fixed monthly amount of approximately $5,200 plus an additional incentive management fee of approximately 2% of monthly operating revenues during the term of its new management agreement. Under certain circumstances, the fixed and incentive management fees may be subordinate to payments due certain holders of bonds issued in connection with the acquisition of Fox Ridge by the new owner. In connection with these transactions, SLI bonds in the face amount of $900,000 (the "Group A SLI Bonds") resold by Standish to an investor group in 1993 and guaranteed by Standish as to the payment of interest and principal, were refinanced and exchanged for new subordinated 1996 Series C Bonds in the face amount of $800,000. Of these bonds, $750,000 face amount are held for the benefit of the investor group and $50,000 are held for the benefit of Standish. Standish has provided credit enhancement commitments to the investor group with respect to the $750,000 1996 Series C bonds. See Notes C, G and R to the Standish Consolidated Financial Statements.

   The results of operations for the six month period ended June 30, 1996 include the accounts of Standish, Bailey Retirement Center, Inc. ("Bailey"), an assisted living community in Gainesville, Florida that Standish acquired in July 1992, Dominion Villages, Inc. ("Dominion"), a chain of three assisted living communities in the Tidewater, Virginia area which Standish acquired in November 1993, Lowry Village, Inc. ("Lowry"), a stand-alone Alzheimer's facility in Tampa, Florida which Standish acquired in January 1994, Piedmont Villages, Inc. ("Piedmont"), a chain of three assisted living facilities in North Carolina that Standish acquired in March 1994, Bailey Home Suites ("Bailey Suites"), an assisted living community in Gainesville, Florida that Standish began leasing in September 1994 and Lakes Region, L.L.C. ("Sunny Knoll"). Standish and Emeritus Corporation ("Emeritus"), through a limited liability company, acquired 51% and 49% ownership interests, respectively, in the Sunny Knoll community located in Franklin, New Hampshire in May 1995.

   The results of operations for the six month period ended June 30, 1995 include the accounts of Standish, Bailey, Dominion, Lowry, Piedmont and Bailey Suites. The results of operations also include the accounts of Sunny Knoll for the period May 1, 1995 to June 30, 1995.

   The following table sets forth the approximate percentage of Standish's total revenues represented by certain items from Standish's consolidated statement of operations for the respective periods presented:

                                                                     Year Ended                 Six Months
                                                                    December 31,              ended June 30,
                                                             1995       1994       1993       1995       1996
                                                            -------   -------    -------    -------     -------
Revenues:
 Service revenue                                              91.3%      91.3%     68.9%      88.4%      93.8%
 Management fees and marketing revenue                         6.1        4.1      25.5        7.7        4.6
 Development fees and other revenue                            2.6        4.6       5.6        3.9        1.6
                                                            -------   -------    -------    -------     -------
    Total revenues                                           100.0      100.0     100.0      100.0      100.0
Operating costs and expenses:
 Community operating expense                                  70.7       75.2      58.5       69.1       68.7
 Community rent expense                                        7.3        6.1        --        6.8        6.6
 Selling, general and administrative expense                  27.8       37.4      87.4       29.0       19.9
 Transaction termination costs                                  --         --        --         --        4.0
 Depreciation and amortization expense                         8.1       10.3      16.4        8.1        8.4
 Provision for corporate doubtful accounts                     0.9        5.0      13.9         --         --
 Severance costs                                               3.1         --        --         --         --
 Write-off of investment in development projects                --       12.4        --         --         --
                                                            -------   -------    -------    -------     -------
    Total operating costs and expenses                       117.9      146.4     176.2      113.0      107.6
                                                            -------   -------    -------    -------     -------
Income (loss) from operations                                (17.9)     (46.4)    (76.2)     (13.0)      (7.6)
 Interest expense                                            (17.7)     (16.5)    (20.3)     (17.1)     (17.6)
 Interest income                                               1.8        0.3       2.4        2.0        0.6
 Other income                                                   --         --        --         --       15.0
 Write-off of financing costs and other related costs         (6.3)        --        --         --         --
 Assignment fee from related party                            11.9         --        --         --         --
 Gain on sale of bonds                                          --         --       9.1         --         --
 Gain on sale of land                                           --         --      21.7         --         --
 Minority interest                                             1.0        0.4        --        1.3        1.0
                                                            -------   -------    -------    -------     -------
Income (loss) before income taxes                            (27.2)%    (62.2)%   (63.3)%    (26.8)%     (8.6)%
                                                            =======   =======    =======    =======     =======

Results of Operations
Six Months Ended June 30, 1996 Compared to the Six Months Ended June 30, 1995

   Revenues. Revenues for the six month period ended June 30, 1996 were $4,670,000, representing an increase of $689,000, or 17%, from revenues of approximately $3,981,000 in the comparable period in 1995.

   Service revenue for the six month period ended June 30, 1996 was $4,380,000, representing an increase of $862,000, or 25%, from service revenue of $3,518,000 in the comparable period in 1995. Of this increase, $369,000 was attributable to service revenue for the Sunny Knoll community acquired by Standish in May 1995 and thus not fully reflected in Standish's results for the first two quarters of 1995. The $493,000 balance of this increase in service revenue was primarily attributable to higher service revenues at certain of the communities operated by Standish throughout the period, primarily due to increased resident census and higher average service fee rates at these communities.

   Management fees and marketing revenue for the six month period ended June 30, 1996 was $213,000, representing a decrease of $92,000, or 30%, from management fees and marketing revenue of $305,000 in the comparable period in 1995. The higher management fees and marketing revenue during the 1995 comparable period was attributable primarily to $100,000 of management fee revenue Standish recorded during the second quarter of 1995 related to Crystal Cove, a senior living community in Florida. These management fees reflect a partial recovery of $132,000 of management fees related to Crystal Cove which Standish had written off in 1992. Standish resigned as manager of Crystal Cove during the second quarter of 1995.

   Development fees and other revenue for the six month period ended June 30, 1996 was $77,000, representing a decrease of $81,000, or 51%, from development fees and other revenue of $158,000 in the comparable period in 1995. Development fees and other revenue for the six month period ended June 30, 1996 was primarily comprised of fees associated with one assisted living community being developed in Cambridge, Massachusetts while development fees and other revenue in the comparable period in 1995 was primarily related to fees associated with assisted living communities being developed in Pikesville, Maryland, Cambridge, Massachusetts and the Laurelmead community which was co-developed by Standish and Cornish Realty Associates, L.P. ("Cornish") in Providence, Rhode Island.

   Community Operating Expense. Community operating expense for the six month period ended June 30, 1996 was $3,208,000, representing an increase of $458,000, or 17%, from community operating expense of $2,750,000 in the comparable period in 1995. As a percentage of service revenue, community operating expense decreased to 73.2% for the six month period ended June 30, 1996, versus 78.2% in the comparable period in 1995. Of the increase in the amount of community operating expense, $255,000 was attributable to community operating expense for the Sunny Knoll community acquired by Standish in May 1995 and thus not fully reflected in Standish's results for the first two quarters of 1995. The $203,000 remaining increase in community operating expense was primarily attributable to increased community operating expense at Standish's Piedmont and Bailey communities. The increase in community operating expense at Piedmont was primarily due to an increase in census while the increase at Bailey was primarily due to increases in staffing.

   Community Rent Expense. Community rent expense represents lease payments Standish is required to make under operating leases at its Piedmont Villages and Bailey Suites communities. Community rent expense for the six month period ended June 30, 1996 was $304,000, representing an increase of $32,000, or 12%, from community rent expense of $272,000 in the comparable period in 1995. As a percentage of service revenue, community rent expense decreased to 6.9% for the six month period ended June 30, 1996, versus 7.7% in the comparable period in 1995. The increase in the amount of community rent expense is primarily due to increased lease advances in connection with the expansion of Standish's Statesville, North Carolina community. The decrease in community rent expense as a percentage of service revenue was primarily due to the allocation of these expenses over increased levels of total revenues for the first two quarters of 1996.

   Selling, General and Administrative Expense. Selling, general and administrative expense for the six month period ended June 30, 1996 was $931,000, representing a decrease of $225,000, or 19%, from selling, general and administrative expense of $1,156,000 in the comparable period in 1995. As a percentage of total revenues, selling, general and administrative expense decreased to 19.9% for the six month period ended June 30, 1996, versus 29.0% in the comparable period in 1995. The decrease in the amount of selling, general and administrative expense for the six month period ended June 30, 1996 versus the comparable period in 1995 was due primarily to decreases in salaries, recruitment costs, consulting costs, marketing and public relations costs and travel and related costs. The decrease in selling, general and administrative expense as a percentage of total revenues was due to reduced spending and the allocation of these expenses over increased levels of total revenues for the first two quarters of 1996.

   Transaction Termination Costs. Transaction termination costs were $186,000 for the six month period June 30, 1996. These costs represent legal, accounting, travel and other related costs primarily associated with the proposed merger between Integrated Health Services, Inc. ("IHS") and Standish. In February 1996, IHS informed Standish that it was terminating their business combination discussions. Transaction termination costs also include legal, accounting, travel and other related costs associated with the proposed merger between Emeritus and Standish. In May 1996, Standish informed Emeritus that it was terminating those merger discussions. Standish and Emeritus could not agree on an exchange ratio.

   Depreciation and Amortization Expense. Depreciation and amortization expense for the six month period ended June 30, 1996 was approximately $393,000, representing an increase of $72,000, or 22%, from depreciation and amortization expense of $321,000 in the comparable period in 1995. As a percentage of total revenues, depreciation and amortization expense increased to 8.4% for the six month period ended June 30, 1996, versus 8.1% in the comparable period in 1995. Of the increase in the amount of depreciation and amortization expense, $34,000 was attributable to depreciation and amortization expense for the Sunny Knoll community acquired by Standish in May 1995 and thus not fully reflected in Standish's results for the first two quarters of 1995. The increase in the amount of depreciation and amortization expense was also attributable to higher depreciation and amortization expense at Dominion due to certain additions at those facilities during the six month period ended June 30, 1996 versus the comparable period in 1995. The increase in depreciation and amortization expense was also attributable to amortization of a non-compete agreement with a former director and officer of Standish.

   Interest Expense. Interest expense for the six month period ended June 30, 1996 was $824,000, representing an increase of $146,000, or 22%, from interest expense of $678,000 for the comparable period in 1995. As a percentage of total revenues, interest expense was 17.6% for the six month period ended June 30, 1996, versus 17.1% for the comparable period in 1995. The increase in the amount of interest expense is attributable primarily to interest expense due to increased borrowings associated with Dominion Village, and interest expense associated with the acquisition of Sunny Knoll which was acquired on May 1, 1995.

   Interest Income. Interest income for the six month period ended June 30, 1996 was $29,000, representing a decrease of $52,000, or 64%, compared to interest income of $81,000 in the comparable period in 1995. As a percentage of total revenues, interest income was 0.6% for the six month period ended June 30, 1996, versus 2.0% in the comparable period in 1995. Interest income for the six month period ended June 30, 1996 represents interest earned on cash and cash equivalents. Interest income for the six month period ended June 30, 1995 is primarily comprised of the accrued preferred return at the rate of 15% per annum on Standish's investment in Laurelmead.

   Other Income. Other income for the six month period ended June 30, 1996 was $696,000. Other income for the six months ended June 30, 1996 is primarily composed of cash received for previously reserved management fees and certain investments in SLI which Standish received in connection with the sale and financing of Fox Ridge Manor to Northwood and the refinancing of that community's related debt. Other income also represents Standish's portion of the proceeds to which it is entitled in connection with the sale of The Pines of Tewksbury community by Emeritus to a third party. In addition to its development, management and marketing contracts and its rights to 15% of excess cash flow, Standish owns a 15% residual interest to share in the proceeds of a sale or refinancing of The Pines of Tewksbury community.

   Minority Interest. Minority interest for the six month period ended June 30, 1996 was $48,000, representing a decrease of $2,000, or 4% versus $50,000 in the comparable period in 1995. As a percentage of total revenues, minority interest was 1.0% for the six month period ended June 30, 1996, versus 1.3% for the comparable period in 1995.

Year ended December 31, 1995 Compared to the Year ended December 31, 1994

   Revenues. Revenues for the year ended December 31, 1995 were $8,436,000, representing an increase of $1,727,000, or 26%, from revenues of $6,709,000 in 1994.

   Service revenue for the year ended December 31, 1995 was $7,702,000, representing an increase of $1,575,000, or 26%, from service revenue of $6,127,000 in 1994. Of this increase, $808,000 was attributable to the acquisition of Sunny Knoll consummated in May 1995 and $142,000 was attributable to the acquisition of Bailey Suites consummated in September 1994. The remaining $625,000 increase in service revenue was attributable to an increase in service revenue of communities operated by Standish throughout both years. This increase was primarily attributable to growth in resident census and higher average rates charged for services provided at these communities. Partially offsetting these increases was a $299,000 decrease in service revenue at Standish Lowry community. This decrease was primarily attributable to a significant decrease in the census at this facility.

   Management fees and marketing revenue for the year ended December 31, 1995 was $512,000, representing an increase of $235,000, or 85%, from management fee and marketing revenue of $277,000 in 1994. The increase in management fees and marketing revenue in 1995 was primarily due to increased management and marketing fees on certain of Standish management agreements due to increased occupancy at these facilities. The increase was also attributable to $100,000 of management fees Standish received related to Crystal Cove, a senior living community in Florida. The management fees reflect a partial recovery of $132,000 of management fees related to Crystal Cove which Standish had written off in 1992. Standish resigned as Manager of Crystal Cove during the second quarter of 1995.

   Development fees and other revenue for the year ended December 31, 1995 was $222,000, representing a decrease of $83,000, or 27%, from development fee revenue of $305,000 in 1994. The decrease in development fee revenue was primarily attributable to certain development contracts which expired during 1995 in which

Standish completed its responsibilities under these development contracts. These expired contracts were partially offset by two new development contracts Standish acquired during 1995.

   Community Operating Expense. Community operating expense for the year ended December 31, 1995 was $5,961,000, representing an increase of $919,000, or 18%, from community operating expense of $5,042,000 in 1994. As a percentage of service revenue, community operating expense was 77.4% and 82.3% for the years ended December 31, 1995 and 1994, respectively. Of the $919,000 increase in the amount of community operating expense, $410,000 was attributable to the Sunny Knoll acquisition which was consummated in May 1995 and $54,000 was attributable to the Bailey Suites lease which began in September 1994. The remaining $455,000 increase was attributable to an increase in community operating expense of communities operated by Standish throughout both years, primarily due to increases in resident occupancy at these communities. The decrease in community operating expense as a percentage of service revenue was due primarily to the acquisition of Sunny Knoll and improved operating margins at the Bailey, Dominion and Piedmont communities and to increased occupancy at certain of Standish's communities.

   Community Rent Expense. Community rent expense represents lease payments Standish is required to make under operating leases at Piedmont Village and Bailey Suites. Community rent expense for the year ended December 31, 1995 was $616,000, representing an increase of $209,000, or 51%, from community rent expense of $407,000 in 1994. As a percentage of service revenue, community rent expense was 8.0% and 6.6% for the years ended December 31, 1995 and 1994, respectively. The increase in the amount of community rent expense is due primarily to the timing of both the Piedmont acquisition (consummated in March 1994) and the Bailey Suites acquisition (consummated in September 1994).

   Selling, General and Administrative Expense. Selling, general and administrative expense for the year ended December 31, 1995 was $2,347,000, representing a decrease of $162,000, or 6%, from selling, general and administrative expense of $2,509,000 in 1994. As a percentage of total revenues, selling, general and administrative expense was 27.8% and 37.4% for the years ended December 31, 1995 and 1994, respectively. The decrease in the amount of selling, general and administrative expense was primarily attributable to a decrease in salaries and employee benefits, professional fees, travel and related costs, public relations, printing and consulting costs. The decrease in selling, general and administrative expense as a percentage of total revenues was due to lower spending levels in 1995 and the allocation of these expenses over increased levels of total revenues in 1995.

   Depreciation and Amortization Expense. Depreciation and amortization expense for the year ended December 31, 1995 was $680,000, representing a decrease of $13,000, or 2%, from depreciation and amortization expense of $693,000 in 1994. As a percentage of total revenues, depreciation and amortization expense was 8.1% and 10.3% for the years ended December 31, 1995 and 1994, respectively. The decrease in the amount of depreciation and amortization expense was primarily due to a decrease in the amount of corporate depreciation and amortization expense. This decrease was due to the write-off of capitalized SLI management contract costs as of December 31, 1994. Due to the write-off of those contract costs, no amortization expense of the contract costs was recorded during 1995. Standish recorded approximately $79,000 of amortization expense related to these contract costs in 1994. This decrease was partially offset by an increase in depreciation and amortization expense of approximately $66,000 related to Sunny Knoll which acquisition was consummated in May 1995. The decrease in depreciation and amortization expense as a percentage of total revenues was due primarily to the allocation of these expenses over increased levels of total revenues in 1995.

   Provision for Corporate Doubtful Accounts. Provision for corporate doubtful accounts for the year ended December 31, 1995 was $74,000, representing a decrease of $264,000, or 78%, from provision for corporate doubtful accounts of $338,000 in 1994. As a percentage of total revenues, provision for doubtful accounts was .9% and 5.0% for the years ended December 31, 1995 and 1994, respectively. The decrease in provision for corporate doubtful accounts as a percentage of total revenues was due to a lower level of write-offs and the allocation of these expenses over increased levels of total revenues.

   Severance Costs. Severance costs represents the cost associated with an Early Retirement and Non- Competition Agreement Standish entered into effective December 31, 1995 with a former officer and director of Standish. Severance costs for the year ended December 31, 1995 were $263,000 versus none in 1994.

   Interest Expense. Interest expense for the year ended December 31, 1995 was $1,500,000, representing an increase of $391,000, or 35%, from interest expense of $1,109,000 in 1994. As a percentage of total revenues, interest expense was 17.7% and 16.5% for the years ended December 31, 1995 and 1994, respectively. The increase in the amount of interest expense was due primarily to increased interest expense on increased borrowings for working capital purposes primarily derived from the convertible debentures sold to Emeritus and borrowings associated with Standish's acquisition of Sunny Knoll in May 1995.

   Interest Income. Interest income for the year ended December 31, 1995 was $153,000, representing an increase of $133,000, or 665%, from the interest income of $20,000 in 1994. As a percentage of total revenues, interest income was 1.8% and 0.3% for the years ended December 31, 1995 and 1994, respectively. The increase in the amount of interest income was primarily due to interest associated with Standish's investment in Cornish which earns interest at the rate of 15% per annum.

   Write-off of financing costs and other related costs. Write-off of financing costs and other related costs of approximately $528,000 for the year ended December 31, 1995 represents legal, accounting, printing, due diligence and other related costs Standish incurred in connection with a proposed financing and its then proposed related acquisition of the Green Meadows communities pursuant to the "Green Meadows Agreement." Write-off of financing costs and other related costs for the year ended December 31, 1995 were $528,000 versus none in 1994.

   In September 1995, Standish decided not to proceed with its financing and also assigned its rights and obligations to the Green Meadows Agreement to Emeritus. As such, Standish wrote off the costs associated with both its proposed financing and the Green Meadows Agreement.

   Assignment fee from Related Party. Assignment fee from related party represents the fee Standish recognized for assigning its rights and obligations to the Green Meadows Agreement to Emeritus. Assignment fee from related party for the year ended December 31, 1995 was $1,000,000 versus none in 1994.

   Minority Interest. Minority interest for the year ended December 31, 1995 was $87,000, representing an increase of $56,000, or 181%, from minority interest of $31,000 in 1994. As a percentage of total revenues, minority interest was 1.0% and .4% for the years ended December 1995 and 1994, respectively. The increase in the amount of minority interest is due to increased losses in 1995 at Lowry. Standish owns 80% of Lowry. These losses were partially offset by income from Sunny Knoll. Standish owns 51% of Sunny Knoll.

Year ended December 31, 1994 Compared to the Year ended December 31, 1993

   Revenues. Revenues for the year ended December 31, 1994 were $6,709,000, representing an increase of $4,978,000, or 288%, from revenues of $1,731,000 in 1993.

   Service revenue for the year ended December 31, 1994 was $6,127,000, representing an increase of $4,934,000, or 414%, from service revenue of $1,193,000 in the comparable period in 1993. Of this increase, $4.7 million was attributable to acquisitions consummated by Standish either during the fourth quarter of 1993 or during the first quarter of 1994. The remaining $200,000 increase in service revenue was attributable to an increase in service revenue at communities operated by Standish throughout both periods. This increase was primarily attributable to growth in resident census and higher average rates charged for services provided at those communities.

   Management fees and marketing revenue for the year ended December 31, 1994 were $277,000, representing a decrease of $164,000, or 37%, from management fees and marketing revenue of $441,000 in 1993. The decrease in management fees was primarily attributable to a decrease of $163,000 from 1993 to 1994 in the management fees recorded by Standish under its management contract with SLI. The decrease in management fees was attributable also to the expiration of a management and marketing contract on December 31, 1993 and the termination of a management contract at another facility, also in December 1993. These decreases in management fees were offset in part by certain new management contracts which began generating revenue in 1994.

   Development fees and other revenue for the year ended December 31, 1994 was $305,000, representing an increase of $208,000, or 214%, from development fee revenue of $97,000 in 1993. Of this increase, $128,000 was a development fee recorded by Standish in connection with development services provided by it at Laurelmead. The remaining increase was attributable to various other new development contracts which Standish entered into during 1994.

   Community Operating Expense. Community operating expense for the year ended December 31, 1994 was $5,042,000, representing an increase of $4,029,000, or 398%, from community operating expense of $1,013,000 in 1993. As a percentage of service revenue, community operating expense was 82.3% and 84.9% for the years ended December 31, 1994 and 1993, respectively. Of the $4,029,000 increase in the amount of community operating expense, approximately $3,600,000 was attributable to the Dominion Village acquisition, which was consummated during the fourth quarter of 1993, and the Lowry and Piedmont Villages acquisitions, which were consummated during the first quarter of 1994. The remainder of the increase reflects an increase in community operating expense of communities operated by Standish throughout both years, primarily due to increases in resident occupancy at those communities. The decrease in community operating expense as percentage of service revenue was due primarily to improved operating margins at the Dominion Village and Bailey communities and to increased occupancy at these communities.

   Community Rent Expense. Community rent expense for the year ended December 31, 1994 was $407,000. Standish did not incur any community rent expense in 1993. As a percentage of service revenue, community rent expense was 6.6% for the year ended December 31, 1994.

   Selling, General and Administrative Expense. Selling, general and administrative expense for the year ended December 31, 1994 was $2,509,000, representing an increase of $996,000, or 66%, from selling, general and administrative expense of $1,513,000 in 1993. As a percentage of total revenues, selling, general and administrative expense was 37.4% and 87.4% for the years ended December 31, 1994 and 1993, respectively. Approximately $600,000 of the amount of the increase in selling, general and administrative expense was attributable to increased salaries, wages, related payroll taxes and benefits for the additional personnel required to support Standish's significantly increased volume of business. The increase was also due to increased legal and printing costs of $228,000, increased marketing and public relations costs of approximately $177,000, and higher travel and related costs of approximately $101,000, all due to the increased levels of revenues in 1994. The decrease in selling, general and administrative expense as a percentage of net revenues was due to the allocation of these expenses over increased levels of total revenues in 1994.

   Depreciation and Amortization Expense. Depreciation and amortization expense for the year ended December 31, 1994 was $693,000, representing an increase of $410,000, or 145%, from depreciation and amortization expense of $283,000 in 1993. As a percentage of total revenues, depreciation and amortization expense were 10.3% and 16.3% for the years ended December 31, 1994 and 1993, respectively. The increase in the amount of depreciation expense in 1994 as compared to 1993 was due almost entirely to depreciation and amortization expense associated with the Dominion Villages acquisition Standish consummated in the fourth quarter of 1993 and the Lowry and Piedmont Village acquisitions consummated in the first quarter of 1994. The decrease in depreciation and amortization expense as a percentage of total revenues was due to the allocation of these expenses over increased levels of total revenues in 1994.

   Provision For Corporate Doubtful Accounts. Provisions for corporate doubtful accounts for the year ended December 31, 1994 were $338,000, representing an increase of $98,000, or 41%, from provisions for corporate doubtful accounts of $240,000 in 1993. As a percentage of total revenues, provisions for corporate doubtful accounts was 5.0% and 13.9% for the years ended December 31, 1994 and 1993, respectively. The $338,000 of write-offs and provisions for doubtful accounts in 1994 was related primarily to write-offs of fees deemed uncollectible in connection with Standish's SLI management contract. The entire $240,000 of write-offs and provisions for doubtful accounts in 1993 was comprised of fees which were deemed uncollectible in connection with Standish's SLI management contract.

   Write-off of Investment in Development Projects. Write-off of investment in development projects for the year ended December 31, 1994 was $833,000. The write-off of investments in development projects related to write-offs of investments in developments in which Standish either was no longer holding an interest or in which the estimated realizable value had significantly decreased. No such write-off of investment in development projects was incurred in the comparable period in 1993. As a percentage of total revenues, write-off of investment in development projects was 12.4% for the year ended December 31, 1994.

   Interest Expense. Interest expense for the year ended December 31, 1994 was $1,109,000, representing an increase of $757,000, or 215%, from interest expense of $352,000 in 1993. As a percentage of total revenues, interest expense was 16.5% and 20.3% for the years ended December 31, 1994 and 1993, respectively. The increase in the amount of interest expense was attributable primarily to interest expense associated with three acquisitions Standish consummated in the fourth quarter of 1993 and the first quarter of 1994. The decrease in interest expense as a percentage of total revenues was attributable to the allocation of this expense over increased levels of total revenues in 1994.

   Gain on Sale of Interest in Affiliate and Other Assets. In 1994, Standish did not record a gain on sale of interest in affiliate and other assets. In 1993, Standish resold the Group C SLI Bonds and recognized a gain of $158,000. Standish also sold a parcel of land in 1993. The total gain with respect to this transaction was $597,000, of which $221,000 was deferred as this portion of the sales proceeds was received in the form of a note.

Liquidity and Capital Resources

   Since its inception, Standish has experienced working capital and liquidity deficiencies. Standish has provided for its working capital and liquidity needs through sales of securities in the public markets, including its initial public offering of Common Stock in February 1992 and its public offering of Convertible Preferred Stock in September and October 1993, through private placements of debt and equity securities and through the sale of assets for cash, as well as through the deferral of certain payables and preferred stock dividends. Some of these transactions were with affiliated parties.

   Cash and equivalents at June 30, 1996 were approximately $356,000 compared to approximately $368,000 at December 31, 1995, a decrease of $12,000, or 3%. At June 30, 1996, Standish had a working capital deficit of approximately $3,474,000 compared to a working capital deficit of $1,584,000 at December 31, 1995.

   During the six months ended June 30, 1996, Standish financed its working capital and general corporate needs primarily through four sources: (i) approximately $825,000 in back management fees and related investments from the refinancing of Fox Ridge Manor; (ii) $500,000 in connection with a $1.0 million promissory note between Standish and Pre-Merger CareMatrix (the balance of $500,000 was received on July 10, 1996); (iii) $300,000 in connection with its assignment of the Green Meadows communities to Emeritus and (iv) $250,000 in connection with a promissory note between Standish and IHS.

   Standish used the proceeds from these sources (counting only the initial $500,000 borrowed from Pre-Merger CareMatrix on June 4, 1996) approximately as follows: (i) $626,000 to reduce accounts payable including certain professional fee payments; (ii) $509,000 to fund the working capital needs of Standish; (iii) $180,000 to pay down existing debt; (iv) $171,000 to fund interest payments associated with Standish's convertible debentures; (v) $200,000 to fund a line of credit to Northwood in connection with Standish's management of Fox Ridge Manor and to fund other costs associated with the Fox Ridge transaction; (vi) $104,000 to fund additions to property, plant and equipment; and (vii) $97,000 for other corporate and community matters.

   On July 10, 1996, Pre-Merger CareMatrix funded the second installment of $500,000 in connection with its promissory note with Standish. On July 30, 1996, through the issuance and sale to Abraham D. Gosman for $14,000 per share, or $1.4 million in the aggregate, Standish issued 100 shares of its newly created Series B Preferred Stock with a liquidation value of $14,000 per share. Standish used a portion of the proceeds from the share issuance to repay the promissory note of $1.0 million and obtained an additional $400,000 to be used for working capital purposes. The Series B Preferred Stock is redeemable by Standish at any time after December 1, 1996 at $14,000 per share plus accrued dividends provided that the market price of the Common Stock exceeds 150% of the conversion price ($20.80, adjusted to give effect to the Reverse Split) then in effect for twenty consecutive trading days. The Series B Preferred Stock will be entitled to a quarterly dividend of $350 per share with quarterly dividend payments on each of December 31, March 31, June 30 and September 30. Concurrently with the issuance of the Series B Preferred Stock, Standish issued five year warrants to the purchaser to purchase 80,000 shares of Common Stock at an exercise price of $20.80 per share (as adjusted to give effect to the Reverse Split).

   At June 30, 1994, Standish had outstanding 782,350 shares of Series A Preferred Stock. Effective July 1, 1994, Standish consummated an Exchange Offer (the "Offer") pursuant to which it exchanged shares of its Common Stock for shares of Series A Preferred Stock tendered. Subsequent to the Offer, there were 128,050 shares of Series A Preferred Stock outstanding. The Offer had the effect of decreasing Standish's quarterly dividend requirement on the Series A Preferred Stock from $195,588 to $32,013. Since issuing the Series A Preferred Stock in September 1993, Standish has failed to make eight quarterly dividend payments. Series A Preferred Stockholders who tendered their shares in the Offer forfeited any right to a dividend for the quarter ended June 30, 1994. At September 30, 1995, Standish was in arrears on four quarterly dividends of approximately $32,013, or approximately $128,050 in the aggregate. Under the terms of the Series A Preferred Stock, should Standish fail to pay any portion of the quarterly dividend on its Series A Preferred Stock on four separate payment dates, whether or not consecutively, holders of the Series A Preferred Stock would be entitled to voting rights, including the election of directors. These voting rights became effective on September 30, 1995 when Standish's Board of Directors voted to omit the dividend for the quarter ended September 30, 1995, the fourth such dividend which had been omitted. In addition, each quarterly dividend not paid results in a $1.25 reduction in the initial $20.00 per share conversion price (as adjusted to reflect the Reverse Split). The conversion price at June 30, 1996 was $16.25 per share, as adjusted to reflect the Reverse Split (subject to anti-dilution adjustments).

   As of June 30, 1996, Standish had financed three acquisition transactions involving seven communities with Health Care REIT in the aggregate amount of $10.75 million. These transactions were structured so that the assets were acquired by Health Care REIT and leased to Standish under either operating lease or capital lease arrangements. Health Care REIT may have a right to provide financing for future acquisitions completed by Standish up to an aggregate additional amount of $19.25 million. Under the terms of the agreement, Health Care REIT is entitled to receive a warrant to purchase one pre-Reverse Split shares of Common Stock at an exercise price which is currently $4.16 per share (subject to anti-dilution adjustments), for every $300 advanced. In March 1995, Standish agreed to re-price all pre-Reverse Split warrants previously granted to Health Care REIT from $7.09 to $4.16 per share (or from $35.45 to $20.80 per share, as adjusted to give effect to the Reverse Split). To date, Standish has granted Health Care REIT, on account of such financing, warrants to purchase approximately 7,167 shares of Common Stock (as adjusted to give effect to the Reverse Split). The warrants are exercisable from five to ten years from the date of issuance, subject to extension under certain circumstances.

   For information concerning certain of Standish's debt covenants (primarily related to the debt coverage ratio requirements associated with its Dominion, Lowry and Piedmont lease agreements), see Note I to the Standish Consolidated Financial Statements.

                                   BUSINESS

Overview

   CareMatrix Corporation (the "Company") (formerly known as The Standish Care Company) is a provider of assisted living services, operating 20 facilities in nine states with a capacity of approximately 1,580 residents. Of these facilities, two are owned, nine are leased and nine are managed. The Company's three year growth objective is to develop at least 60 new facilities, with a capacity of approximately 7,200 residents, and to acquire additional assisted living facilities or operations. Currently, the Company is developing 28 facilities, of which four facilities are now under construction. The Company's strategy is to provide a full range of assisted living and related services across a range of pricing options.

   The Company believes that it can effectively and efficiently respond to a variety of the needs of seniors as they age and require additional care. The Company expects its assisted living facilities to serve as the foundation from which it will provide a continuum of care for its residents. When its assisted living facilities are integrated with supportive independent living facilities, skilled nursing/rehabilitation facilities and Alzheimer's care programs, the Company believes that it will have the ability to provide a less stressful transition for those of its residents who need a higher degree of care to more supportive environments either within the same facility, in a campus setting or in a nearby facility. The Company believes that by offering such a continuum of care to its residents, it will be better able to respond to resident needs than free-standing assisted living facilities that do not provide the flexibility for their residents to age in place.

   The Company intends to provide at all of its assisted living facilities a full range of quality senior residential services that are designed to permit residents to age in place by meeting their evolving personal and health care needs. To accomplish this objective, the Company is developing comprehensive service packages and integrated campuses that the Company believes will enable it to become a leading provider of assisted living services to seniors within a fully integrated matrix of social and healthcare service models.

Assisted Living Industry

   The Company believes that the assisted living industry is evolving as the preferred alternative to meet the growing demands for a cost effective setting for those seniors who cannot live independently due to physical or cognitive frailties but who do not require the more intensive medical attention provided by a skilled nursing facility. According to industry estimates, the assisted and independent living industries generated approximately $10 billion to $12 billion in revenues in 1995.

   Generally, assisted living represents a combination of housing and 24-hour per day personal support services designed to assist seniors with the activities of daily living ("ADLs"), which include bathing, eating, personal hygiene, grooming, ambulating and dressing. Certain assisted living facilities may offer higher levels of personal assistance for residents with Alzheimer's disease or other forms of dementia.

   The Company believes that few assisted living operators provide a comprehensive range of assisted living services in conjunction with other levels of services ranging from supportive independent living to skilled nursing care and short-term rehabilitation. The Company intends to provide this range of services that will enable seniors to age in place within a facility, an integrated campus or a cluster market region.

   The Company believes that a number of factors will allow assisted living companies to continue as one of the fastest growing segments of senior care:

   Consumer Preference. The Company believes that assisted living is increasingly becoming the setting preferred by prospective residents as well as their families, who are often the decision makers for seniors. Assisted living is a cost effective alternative to other types of facilities, offers seniors greater independence and allows them to age in place in a residential setting.

   Cost Effectiveness. The average annual cost for a patient in a skilled nursing home approaches $40,000. The average cost for a private pay patient in a skilled nursing home can exceed $75,000 per year in certain markets. In contrast, assisted living services are provided at a cost which is generally 30% to 50% lower than skilled nursing facilities located in the same region. Additionally, the Company also believes that the cost of assisted living services compares favorably with home health care particularly when costs associated with housing, meals and personal care assistance are taken into account.

   Demographics and Changing Family Dynamics. The target market for the Company's services are persons generally 75 years and older, one of the fastest growing segments of the U.S. population. According to the U.S. Census

Bureau, the portion of the U.S. population age 75 and older is expected to increase by 28.7%, from approximately 13.0 million in 1990 to approximately
16.8 million by the year 2000, and the number of persons age 85 and older, as a segment of the U.S. population, is expected to increase by 43%, from approximately 3.0 million in 1990 to over 4.3 million by the year 2000. Furthermore, the number of persons afflicted with Alzheimer's disease is also expected to grow in the coming years. According to data published by the Alzheimer's Association, this group will grow from the current 3.8 million people to 4.8 million, or an increase of 26.3%, by the year 2000. As Alzheimer's disease and other forms of dementia are more likely to occur as a person ages, the increasing life expectancy of seniors is expected to result in a greater number of persons afflicted with Alzheimer's disease and other forms of dementia in future years absent breakthroughs in medical research.

   According to the United States Bureau of the Census, the median income of the elderly population has been increasing. Accordingly, the Company believes that the number of seniors who are able to afford high-quality senior residential services, such as those offered by the Company, has also increased.

   In addition, the number of two-income households has increased over the last decade and the geographical separation of senior family members from their adult children has risen with the geographic mobility of the U.S. population. As a result, many families that traditionally would have provided the type of care and services offered by the Company to senior family members are in less of a position to do so.

   Supply/Demand Imbalance. While the senior population is growing significantly, the supply of skilled nursing beds per thousand is declining. This imbalance may be attributed to a number of factors in addition to the aging of the population. Many states, in an effort to maintain controls of Medicaid expenditures on long-term care, have implemented more restrictive certificate of need regulations or similar legislation that restricts the supply of licensed skilled nursing facility beds. Additionally, acuity-based reimbursement systems have encouraged skilled nursing facilities to focus on higher acuity patients. The Company also believes that high construction costs and limits on government reimbursement for the full cost of construction and start-up expenses also will constrain the growth and supply of traditional skilled nursing beds. These factors, taken in combination, result in relatively fewer skilled nursing beds available for the increasing number of seniors who require assistance with ADLs but do not require 24-hour medical attention.

Business Strategy

   Provide a Full Range of Senior Residential Services. The Company expects its existing and future assisted living facilities to serve as the foundation on which it will provide a continuum of care for its seniors within cluster market regions. When such facilities are combined with supportive independent living and skilled nursing/ rehabilitation facilities and an Alzheimer's care program, the Company's facilities will have the resources to provide a less stressful transition for its residents to environments with higher degrees of care when required. The Company believes that by combining different levels of care in a single facility, on an integrated campus or in nearby facilities, it will gain an advantage over those competitors that operate free-standing assisted living facilities and that do not have similar flexibility to allow their residents to age in place.

[Graphic flow chart]

-------------          -----------           -------------
  Supportive                                    Skilled
 Independent   ---->     Assisted   ---->      Nursing/
    Living                Living            Rehabilitation
-------------          -----------           -------------
                            |
      |                     |                     /\
      |                     |                      |
      |                     |                      |
      |                    \/                      |
      |                 ----------                 |
      |                Alzheimer's                 |
      ------>              Care              -------
                        ----------

   Provide Services across a Range of Pricing Options. In addition to providing a broad range of services, the Company believes it will be able to serve nearly all income segments of the senior population by providing these services over a range of pricing options. The Company provides, and is developing models designed to provide, these services to both the moderate and upper income markets. Also, the Company provides, and is developing models intended to provide, assisted living services for lower income and Medicaid-eligible individuals.

     Upper Income Markets. A key component of the Company's strategy is to address the needs and demands of the more affluent, upper income senior population generally located in metropolitan or suburban areas. A number of specific markets have been targeted, including Fairfield County in Connecticut, Middlesex County in Massachusetts, Westchester County, Nassau County and New York City in New York, Bergen County in New Jersey and Palm Beach County in Florida and other areas in which the Company has commenced development. The "Chancellor Park" models planned for these markets are generally more spacious and provide a greater range of services than other models. Rates currently charged or planned for facilities in these market areas range from $2,300 per month to $4,900 per month.

     Moderate Income Markets. Many of the Company's development activities are geared toward providing its range of services in attractive settings that are affordable to the moderate income senior population. The "Chancellor Gardens" models planned for these markets contain spacious public areas, unit sizes slightly smaller than those in the upper income markets. The Company offers a basic service package with more services provided on an "a la carte" basis. Monthly rates range from $1,400 to $3,000. Specific areas targeted for development of this product line include Arizona, Florida, Georgia, Maryland, North Carolina and Texas.

     Lower Income Markets and Medicaid Waiver States. A number of states have obtained Federal waivers to allow Medicaid-eligible individuals to receive assisted living services in a variety of settings. Generally, monthly rates allowed under the waiver program fall on the low end of the market rates for assisted living services and range from approximately $900 to $2,000 per month. The Company currently provides, or is developing facilities intended to provide, assisted living services to lower income residents and Medicaid- eligible residents in certain of those states that have obtained Federal Medicaid waivers. The "Chancellor Village" models planned for these markets are generally smaller, some with shared units, and provide a basic package of services in the monthly rate. The Company operates such facilities in North Carolina and has targeted attractive locations in Medicaid waiver states such as Florida, Georgia, Maryland and Texas. See "--Government Funding."

   Offer Personalized, Quality Care and Services. The Company's strategy includes providing its residents with personalized, quality care and services. The Company, through its facility-based staff, develops a care plan for each resident based on professional assessments and family consultations. The care plan is updated regularly based on the needs of the resident by the facility's healthcare and social service staff in conjunction with the resident, the resident's physician and family members. The Company maintains a quality assurance program with the goal of meeting and exceeding the expectations of its residents and their families. The Company pays special attention to recruitment, screening and training of all personnel assigned to serve its residents and surveys its own facilities to ensure that its quality standards are being maintained.

   Develop Regional Cluster Markets. The Company seeks to be a leading provider of assisted living services and related residential services in each of its current and targeted cluster market regions. By positioning itself in such cluster regions, the Company believes it can become the provider of choice in a particular market through increased community familiarity. This strategy will also help enable it to achieve operational management efficiencies within these markets. The Company targets middle to upper income metropolitan and suburban areas which have well-established populations of persons 75 years or older. Regional markets currently targeted for cluster development are located in a number of states, including Arizona, Connecticut, Florida, Georgia, Massachusetts, New Jersey, New York, North Carolina and Texas.

   Develop Hospital and Managed Care Relationships. The Company intends to develop relationships with regional hospital systems, managed care organizations and other referral sources to provide services to discharged patients that will offer a full continuum of care in the areas of assisted living, supportive independent living, Alzheimer's care and skilled nursing/rehabilitative care.

Service Models

   While providing services ranging from supportive independent living to skilled nursing/rehabilitative care, the primary focus of the services provided by the Company is the various assisted living service models developed by the Company.

   Assisted Living. The Company offers a full range of assisted living services based on individual resident needs. The Company has found that resident needs generally fall in one or more of the following categories: (i) those requiring socialization and interaction with others but needing assistance with only the instrumental activities of daily living ("IADLs"),
(ii) those requiring physical support or assistance with ADLs, and (iii) those who require assistance due to Alzheimer's disease or other cognitive impairment.

   Based on these resident needs, the Company has developed three service categories that can be implemented either individually or in combination with one another within the same facility or in a campus setting.

     Healthcare Services Model. This service model provides a lower cost alternative for individuals needing lower acuity services than those available in a skilled nursing facility, making this model an attractive choice for managed care organizations and insurance companies seeking more cost efficient programs. The Healthcare Services Model is designed to meet the needs of two different market segments. This model will provide long-term care services to moderate and upper income seniors who are generally 75 years of age or older and require assistance with at least two ADLs. In addition, it serves as a step-down provider of services as an alternative to a skilled nursing facility, where it will emphasize short-term stays in a variety of rehabilitative situations and also provide pre-operative and post-operative care services. In both instances, the need for these services is due primarily to physical limitations rather than cognitive impairment. Personal care assistance with ADLs is provided on a 24-hour basis and averages between one and two hours per day for each resident. Other services include ongoing health screenings and assessments, three meals daily, transportation, social and recreational activities, housekeeping and personal laundry. Where permitted by state law, the Company also provides residents with medication assistance which includes monitoring, supervision and dispensing. Residents are encouraged to participate in the PEP program.

     Alzheimer's Model. Alzheimer's care services are provided for residents with early or intermediate stage Alzheimer's disease in specially-designed freestanding facilities or as distinct components contained within an assisted living facility. Residents with Alzheimer's disease or other forms of dementia require high levels of care and services as a result of the decline of their cognitive abilities. In addition to the personal care services provided in traditional assisted living facilities, additional services are provided to include stimulation, behavior management, special activities, intervention and therapeutic programs. Staffing is generally 15% to 20% higher in order to meet the needs of this population group. Within this model, the Company creates a home-like setting that addresses the cognitive limitations of its residents. In the Alzheimer's Model, the Company generally charges monthly rates which are 20% to 40% higher than the rates for more traditional assisted living services.

     Social Model. Within this model, the Company provides three meals daily, housekeeping, personal laundry services, transportation, 24-hour security, health screening and assessment as well as personal care services. Additionally, there is a greater focus on resident interaction as well as social and recreational activities. The service package generally includes up to thirty minutes per day of personal care assistance with additional fees for services beyond the basic package. Residents are encouraged to participate in the Company's individually tailored Personalized Exercise Program (PEP) conducted within the facility's wellness center. The program, developed in conjunction with Tufts University, encourages independence through exercise by improving flexibility, balance, strength and endurance. The wellness centers are staffed with nursing personnel 24-hours per day.

   Supportive Independent Living. Supportive independent living is provided for seniors who require a residential environment that offers available health care services but who do not yet need assistance with ADLs. The Company provides this level of service in both moderate and upper income markets. The Company believes that the supportive independent living service broadens the market attractiveness of each facility or integrated campus by providing a residential setting for those seniors who wish to maintain their independence but desire a supportive environment. Services provided include daily meals, transportation, social and recreational activities, laundry, housekeeping and health care monitoring. Depending on government regulation, personal care and medical services are available through either facility staff or through home health care agencies. Residents generally pay a monthly rate to cover all services, which is approximately 20% to 30% less than the rate for more traditional assisted living services.

   Skilled Nursing/Rehabilitation. In certain cluster market regions, the Company provides skilled nursing/ rehabilitative services within a skilled nursing facility setting. These services include both short-term rehabilitation and traditional long-term care and will be an important component of the continuum of care provided by the Company within an integrated campus setting or within cluster market regions. The short-term rehabilitation component addresses the needs of patients requiring short-term rehabilitation or therapy services, generally after a hospital stay.

Company Operations

   The Company centralizes many of its financial, administrative and operational functions at its corporate headquarters. Such centralization allows facility-based personnel to focus on resident care and ensures that Company-wide policies and procedures are maintained. Corporate personnel with expertise in administration, nursing, marketing, food service, social services, financial management and plant maintenance directly assist and supervise personnel at the facility level. The Company believes that these corporate resources enable each facility to provide services to its residents in a more professional and cost effective manner. The Company also intends to develop regional offices in certain cluster market regions to enhance its ability to manage its development and operational activities.

   Facility Staffing. Each of the Company's facilities has an Administrator or Executive Director responsible for the day-to-day operations of the facility. The Administrator is supported by the Director of Resident Care, typically a licensed nurse who oversees the nursing personnel and personal care assistants and who is directly responsible for the day-to-day care of the residents. Other key management personnel typically include a Social Services Director, a Marketing Director, a Food Services Director, an Activities Director and a Director of Environmental Services. Additionally, those facilities which offer additional services, such as Alzheimer's care, also include a Director of Specialty Services and additional management or medical staff as warranted. The Company has attracted and continues to attract highly dedicated and experienced personnel. The Company believes that education, training, staff development and staff recognition enhance the effectiveness of its employees. The Company provides training in all aspects of facility operations as well as specialized training for programs offered. The Company encourages continuing education and provides a tuition reimbursement plan for its employees. The Company believes it provides competitive wages and employee benefits enabling it to attract and maintain qualified personnel. The Company has developed employee recognition and incentive programs that increase employee awareness of the importance of providing high quality care and services to residents.

   Financial Management. Corporate personnel oversee cash management, billing and collection, accounts payable, payroll and all other financial and accounting functions. The Company monitors and controls operating expenses for each of its facilities through monthly budgeting, standardized management reporting and centralized purchasing.

   Quality Assurance. The Company's quality assurance program is intended to achieve and maintain a high degree of resident and family satisfaction with the care and services it provides. The Company coordinates the implementation of its quality assurance program at each of its facilities through its corporate personnel. The Company encourages resident and family participation and seeks feedback from families and residents through surveys conducted on a regular basis. In addition, facility inspections are conducted regularly by corporate staff. These inspections, performed semi-monthly, review all aspects of operations, care and services provided and the overall appearance and cleanliness of the facility. See "--Business Strategy."

   Marketing. The Company's marketing efforts are implemented on a regional and local level, all under the supervision of the corporate marketing staff. This structure provides greater cost effectiveness through cost sharing and ensures a consistency in the presentation of the Company to the various regional marketplaces. These efforts are intended to create awareness of the Company and its services among prospective residents, their families, professional referral sources and other key decision makers. The corporate marketing office develops overall strategies to promote the Company and its service offerings throughout the markets in which the Company is currently operating and has targeted. The corporate marketing staff conducts regional and state-wide surveys of age and income-qualified seniors to help ensure that the Company is meeting the needs and demands of that marketplace. To further both market awareness of the Company by prospective residents and to more accurately assess the needs and demands of seniors, the Company regularly conducts regional focus groups. Corporate personnel develop the overall marketing strategies for each facility, produce all marketing materials, maintain marketing databases, oversee direct mailings, place all media advertising and assist facility personnel in the initial development and continuing refinement of marketing plans for each facility.

   Corporate and regional marketing offices commence marketing of each newly-developed facility nine to 12 months prior to the scheduled facility opening. Approximately six months prior to each facility opening, a marketing director and marketing sales person are hired for each facility. They are responsible for community outreach activities and community relations, the coordination of referral activities, conducting facility tours and providing information to prospective residents and their families with respect to the Company's facilities and services.

Facilities

   Three basic designs have been developed for the Company's existing and future facilities: (i) the stand-alone assisted living facility, (ii) the combined assisted living/supportive independent living facility, and (iii) the stand- alone Alzheimer's care facility. Each combined facility incorporates separate entrances for supportive independent living and assisted living units. Community spaces are adjacent to a large lobby/living room that opens into a secure courtyard. The assisted living and supportive independent living areas are connected by a single story service core which houses a combined kitchen and separate dining rooms that open out onto a secured courtyard. Shared facilities include central laundry, beauty/barber facilities and a wellness center. The unit wings are designed in a modular fashion which allows for modification of the size of the facility in increments of 12 units. This modular design allows for greater development flexibility and encourages social interaction. Current designs include facilities ranging in size from 82 to 118 units for stand-alone assisted living facilities. Combined assisted living/supportive independent living designs range from 124 to 148 units. The residential wings are three stories and are accented by a large living room centrally located and adjacent to elevators on each floor. The Alzheimer's care facility design is generally smaller than the Company's other facility designs to accommodate the cognitive limitations and needs of its residents. The design accommodates a minimum of 32 units which house up to 40 residents and can be expanded to include as many as 64 units, or 80 residents. Key features generally include indoor and outdoor wandering paths, a simulated town square area, secure outdoor spaces and directional aids and other coding to assist residents in "way finding."

   Three basic exterior designs have been developed for implementation in various geographic regions. The New England colonial, designed primarily for use in the Northeast, incorporates detailed wood trim with cedar clapboards and cedar shingles. The Jeffersonian colonial, designed primarily for use in the Mid-Atlantic states, is comprised of masonry with cast stone lintels. The Regency, designed primarily for use in the Southeast and Southwest, combines Florida regency and Southwestern details.

   Units for which the Social Model services are provided are generally more spacious than in other assisted living models, range in size from 360 square feet to 800 square feet and include a full kitchen and spacious walk-in closets. Units in the Healthcare Services Model generally range in size from 320 square feet to 725 square feet, and many include walk-in closets, storage areas and kitchenettes. Units in the Alzheimer's Model range in size from 300 square feet to 500 square feet and furnishings are designed to take into account the cognitive limitations of its residents. All units include private bath, emergency call systems in the bedroom and bathroom, closet space, cable television and telephone service.

   The Company occupies executive offices located in Needham, Massachusetts under a lease expiring in 2001.

   The following tables set forth certain information regarding facilities currently owned, leased or managed by the Company:

                                                                                   Date Acquired             As of June 30, 1996
                                                                                                          --------------------------
                                                                                  or Commencement                   Avg.
                                                                               of Management Services  Resident     Rate/  Occupancy
                Facility                    Location         Care Level                 (1)            Capacity   Resident    Rate
---------------------------------------    -----------    -----------------    -----------------------   ------   -------    ------
OWNED/LEASED
-------------
Florida
 Bailey Suites (2)                        Gainesville     Assisted Living               Nov-94               14     $1,563    85%
 Bailey Village (3)                       Gainesville     Assisted Living               Jul-92               72      1,482    88%
 Courtyard at Lowry Place (4) (5)         Tampa           Alzheimer's Care              Jan-94               74      1,638    50%
Maryland
 Silver Spring (2)                        Silver Spring   Skilled Nursing              Sept-95              138      3,366    78%
New Hampshire
 Sunny Knoll (6)                          Franklin        Alzheimer's Care              May-95               32      3,573    84%
North Carolina
 Piedmont Village at Newton (2)           Newton          Assisted Living               Mar-94               39      1,121   100%
 Piedmont Village at Statesville (2)      Statesville     Assisted Living               Mar-94               75      1,158   100%
 Piedmont Village at Yadkinville (2)      Yadkinville     Assisted Living               Mar-94               50      1,098    98%
Virginia
 Dominion Village at Chesapeake (4)       Chesapeake      Assisted Living               Nov-93               55      1,469    82%
 Dominion Village at Poquoson (4)         Poquoson        Assisted Living               Nov-93               45      1,956    92%
 Dominion Village at Williamsburg (4)     Williamsburg    Assisted Living               Nov-93               60      1,927    89%
                                                                                                         -------  --------  -------
                                                                                      Subtotal              654      1,986    86%
                                                                                                         -------  --------  -------
MANAGED (1)
-------------
Connecticut
 Westfield Court (7)                      Stamford        Independent Living            Sep-91              168      3,200   100%
Florida
 Homestead Manor                          Homestead       Skilled Nursing               Dec-95               56      3,602    95%
 Franco                                   Miami           Skilled Nursing               Dec-95              120      6,357    49%
Massachusetts
 Cadbury Commons (8)                      Cambridge       Assisted Living              Sept-96               82      N/A     N/A
 Courtland House of Leominster (9)        Leominster      Assisted Living               May-96               74      2,461    25%
 Standish Village at Lower Mills (10)     Boston          Assisted Living               Apr-94               93      2,674    83%
 Avery Crossing (7)                       Needham         Assisted Living              July-96               58      3,188    88%
 Avery Manor (7)                          Needham         Skilled Nursing              July-96              142      7,766    74%
Pennsylvania
 Fox Ridge Manor                          Dover           Assisted Living               Mar-96              136      1,313    86%
                                                                                                         -------  --------  -------
                                                                                      Subtotal              929      3,659    85%
                                                                                                         -------  --------  -------
                                                                                         Total            1,583     $2,968    85%
                                                                                                         =======  ========  =======

-------------

N/A = Not Applicable.

 (1) Management contracts typically have a term of 5 years.

 (2) Operating lease.

 (3) 100% owned by the Company, subject to mortgages securing debt in the aggregate amount of $1.1 million.

 (4) Capital lease.

 (5) A 20% minority interest in the lessee is owned by a third party.

 (6) A 49% minority interest is owned by a third party.

 (7) Managed for a related party.

 (8) Cadbury Commons opened on July 8, 1996 and therefore had no occupants as of June 30, 1996. As of that date, 44 units had been pre- leased. Cadbury Commons has been included in the resident capacity total but not in the calculations for average rate per resident or occupancy rate.

 (9) Courtland House of Leominster opened on May 7, 1996; however, the Company began earning management fees in September 1995. In addition to such base management fees, as manager, the Company is entitled to 10% of excess cash flow under certain circumstances.

(10) The Company holds a 30% interest in the corporate general partner, which owns a 1% interest in the owner partnership.

Development and Acquisition

   Development Activities. The Company's senior management team has extensive experience in the development of assisted living, supportive independent living and skilled nursing/rehabilitation facilities. The Company currently plans to develop approximately 60 facilities with a capacity of approximately 7,200 residents over the next three years.

   The Company believes that it is able to differentiate itself from many of its competitors because of its in-house market research and development capabilities. It has the ability to target potential markets, perform the appropriate market studies, identify zoning issues and determine the appropriate size and configuration of facilities to develop and/or acquire. With respect to properties that it intends to develop, the Company will coordinate all aspects of each project, including obtaining the final permits and approvals, design, construction and capital budgeting.

   Facilities will be developed primarily in conjunction with: (i) related party entities, (ii) joint ventures in which related parties have some level of ownership, ranging from minority to majority ownership and (iii) third parties. It is anticipated that a majority of the facilities developed in the next three to four years will be for Chancellor and other related party entities, owned primarily by Abraham D. Gosman, members of his family and other members of the Company's senior management. The Company expects that it will only enter into agreements with entities that it believes have demonstrated the capability to obtain the financing necessary to construct and own the facilities. The Company recognizes development fees on a percentage of completion basis. Development fees are intended to cover costs and to return a targeted level of profit to the Company. See "Risk Factors--Development and Construction Risks" and "Certain Transactions."

   Generally, the Company will enter into development agreements whereby construction financing is obtained by the related or third parties. The Company expects that risks related to construction and the initial operation of the facilities it develops will be borne primarily by related or third parties. The Company expects that it will not enter into management agreements with these parties until completion of the construction of such facilities or upon acquisition of completed facilities. These management agreements would generally be for a ten-year period, with annual fees approximating 5% of net revenues. The Company also expects to have the option to convert such management agreements into fair market value leases (which will be a negotiated percentage of total project costs) for a ten-year initial term with three to four five-year fair market value renewal options. There may also be an option to acquire the facility at fair market value at the end of the initial term or option periods. The Company expects to exercise the lease option at such time as the facilities reach stabilization. The related party is likely to sell many of the developed facilities to REITs (possibly including Meditrust, whose Chairman is Abraham D. Gosman) or other financing sources; however, no such agreements are currently in place. Any such sale would be subject to any management, lease or purchase terms already in place. See "Certain Transactions."

   The Company expects that its development projects for joint ventures and third parties will be turnkey projects and will not result in either management contracts or leases, although the Company may seek such contracts where attractive.

   The primary milestones in the development process are (i) site selection and signing of a development contract, (ii) permitting and approvals necessary to commence construction and (iii) completion of construction. Once a market has been identified, site selection and signing of a development contract typically take approximately one to three months. Land permitting generally takes five to 12 months and is typically the most difficult step in the development process due to the Company's selection of sites in established communities which usually require site rezoning. Facility construction normally takes 12 months. After a facility receives a certificate of occupancy, residents usually begin to move in immediately.

   The Company's development activities are coordinated by its experienced development staff of approximately 20 people, which has extensive real estate acquisition, engineering, general construction and project management experience. Architectural design and hands-on construction functions are usually contracted to outside architects and contractors.

   The following table sets forth certain information regarding facilities for which the zoning, permitting or construction process has commenced and which the Company is developing (except as noted) and/or expecting to manage. For each of the locations set forth on the table, the anticipated owner has, at a minimum, an option to purchase the real estate on which the facility is to be or is being developed.

                                                                                                                       Construction
                                                                                                                         Schedule
                                                                                                           -------------------------
                           Resident Capacity                                    Anticipated
                    --------------------------------                               Post
                   Assisted   Independent    Skilled             Anticipated      Opening
Location             Living      Living      Nursing    Total     Owner (1)       Interest         Status        Start   Completion
----------------    -------     ----------   -------   -----     -------------    ----------    -------------  --------- -----------
  Arizona
  Yuma                  80           40         --        120   Joint Venture    None          Construction      Commenced   Q3-97
  Peoria                80           40         --        120   Joint Venture    None          Development         Q1-97     Q4-97
  Tucson                80           40         --        120   Joint Venture    None          Development         Q2-97     Q2-98
                    --------    -----------  --------   -----
                       240          120          0        360
Connecticut
  Southington           96           --         --         96   Joint Venture    None          Construction      Commenced   Q2-97
  Darien                67           19         --         86   Joint Venture    Manager       Construction      Commenced   Q3-97
  Avon                 108           --         --        108   Third Party      Manager       Development         Q4-96     Q3-97
  Woodbridge            90           --         --         90   Third Party      Manager       Development         Q4-96     Q4-97
  Cheshire             104           --         --        104   Third Party      Manager       Development         Q4-96     Q4-97
  Ridgefield            55           70         --        125   Related Party    Manager (2)   Development         Q1-97     Q1-98
  Milford              108           --         --        108   Third Party      Manager       Development         Q2-97     Q2-98
  Hamden               108           --         --        108   Third Party      Manager       Development         Q2-97     Q2-98
                    --------    -----------  --------   -----
                       736           89          0        825
Florida
  Palm Beach            --          101         --        101   Related Party    Manager (2)   Construction(3)   Commenced   Q4-96
  Jensen Beach          82           66         --        148   Related Party    Manager (2)   Development         Q1-97     Q4-97
  Deerfield Beach       80           48         --        128   Related Party    Manager (2)   Development         Q1-97     Q4-97
  Bonita Bay            82           66         --        148   Related Party    Manager (2)   Development         Q2-97     Q1-98
                    --------    -----------  --------   -----
                       244          281          0        525
Georgia
  Atlanta               82           66         --        148   Related Party    Manager (2)   Development         Q1-97     Q1-98
  Macon                 82           66         --        148   Related Party    Manager (2)   Development         Q2-97     Q2-98
                    --------    -----------  --------   -----
                       164          132          0        296
Maine
  Saco                  30           --         --         30   Related Party    Manager (2)   Development         Q2-97     Q1-98
                    --------    -----------  --------   -----
                        30            0          0         30
Maryland
  Ellicott City         82           66         --        148   Related Party    Manager (2)   Development         Q2-97     Q1-98
                    --------    -----------  --------   -----
                        82           66          0        148
Massachusetts(4)
  Dedham                --           --        142        142   Related Party    Manager (2)   Construction(3)   Commenced   Q4-96
  Millbury              --           --        154        154   Third Party      None          Construction      Commenced   Q4-96
                    --------    -----------  --------   -----
                         0            0        296        296
New Jersey
  Princeton             83           --        180        263   Related Party    Manager (2)   Construction(3)   Commenced   Q2-97
  Park Ridge           100           --        210        310   Related Party    Manager (2)   Development         Q4-96     Q4-97
  Livingston           118           --         --        118   Related Party    Manager (2)   Development         Q4-97     Q3-98
                    --------    -----------  --------   -----
                       301            0        390        691
New York(5)
  Ossining             122           --         --        122   Joint Venture    Manager       Construction      Commenced   Q2-97
  Glen Cove             80           --         --         80   Joint Venture    Manager       Development (3)     Q4-96     Q3-97
  Upper Nyack          148           --         --        148   Related Party    Manager (2)   Development         Q3-97     Q2-98
  Great Neck           140           --         --        140   Joint Venture    Manager       Development         Q3-97     Q3-98
  Rye Brook            166           --         --        166   Joint Venture    Manager       Development         Q3-98     Q3-99
                    --------    -----------  --------   -----
                       656            0          0        656
North Carolina
  Durham                82           66         --        148   Related Party    Manager (2)   Development         Q4-96     Q4-97
                    --------    -----------  --------   -----
                        82           66          0        148
Texas
  Houston               82           66         --        148   Related Party    Manager (2)   Development         Q4-96     Q3-97
                    --------    -----------  --------   -----
                        82           66          0        148
Virginia
  Reston                82           66         --        148   Related Party    Manager (2)   Development         Q3-97     Q3-98
                    --------    -----------  --------   -----
                        82           66          0        148
Total                2,699          886        686      4,271
                    ========    ===========  ========   =====

-------------
    (1) Joint Venture refers to a joint venture between Chancellor and a third party.

    (2) The Company has or intends to have an option to lease this facility.

    (3) The Company will manage the facility on completion of construction but does not have development rights.

    (4) In addition, the Company derives earn-out revenues from four skilled nursing facilities which it previously developed in Massachusetts but does not currently manage.

    (5) The New York facilities will be operated as senior residential facilities with assisted living services to be provided by licensed healthcare agencies.

   Facilities under development may not be constructed for a variety of reasons, including zoning, permitting, health care licensing and cost related issues. See "Risk Factors--Development and Construction Risks." In addition to facilities listed in the "Status" column as under development, the Company is also engaged in preliminary development activities with respect to other possible sites for future facilities.

   Acquisition Activities. In addition to its development activities, the Company intends to aggressively pursue acquisitions of existing facilities, management agreements and/or leases to the extent that they complement its growth strategy by helping to augment existing cluster markets or enter new markets. Such acquisitions will depend on a number of factors, including the advantages of acquiring a facility versus leasing for its own benefit, regional or local competition, reputation and quality of the facilities and contribution of the facility to operating results.

   The Company's acquisition team has extensive experience in numerous areas, including market assessment, budget development, project scheduling and documentation for its transactions. All potential acquisitions are presented to the Company's Board of Directors or its Executive Committee before authorization is provided for the Company to proceed.

   The current fragmentation of the assisted living industry, combined with the Company's financial resources following completion of this Offering, should provide the opportunity to consider a number of acquisitions. The Company's senior management team has extensive acquisition experience as well as contacts with a large number of facility owners and operators throughout the country. The Company believes that through the reputation of its management and the quality of the facilities it owns, operates and is currently developing, it will become an attractive acquiror for potential target facilities. The Company intends to pursue other single and portfolio acquisitions that meet its quality standards and present the opportunity to increase its profitability. See "Risk Factors--Need for Additional Financing" and "--Risks Related to Acquisition Strategy."

Competition

   Providers of assisted living services compete for residents primarily on the basis of quality of care, reputation, physical appearance of the facilities, price, services offered, family preferences, physician referrals and location. Some of the Company's competitors operate on a not-for-profit basis or as charitable organizations. Some of the Company's competitors are significantly larger than the Company and have, or may obtain, greater resources than those of the Company.

   The long-term care industry generally is highly competitive and the Company expects that the assisted living business in particular will become more competitive in the future. The Company will be competing with numerous other companies providing similar long-term care alternatives such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. While there presently are few assisted living residences existing in the markets the Company intends to serve, the Company expects that as assisted living receives greater attention competition will grow from new market entrants, including companies focused primarily on assisted living. Nursing facilities that provide long-term care services are also a potential source of competition for the Company.

   The Company believes that there is moderate competition for less expensive segments of the private market and for Medicaid-eligible residents in small communities. Management's experience indicates that seniors who move into assisted living facilities frequently choose facilities near their homes, therefore the Company's major competitors are other long-term care facilities within the same geographic area as its facilities.

Goverment Funding

   Assisted living residents or their families generally pay the cost of care from their own financial resources. Depending on the nature of an individual's health insurance program or long-term care insurance policy, the individual may receive reimbursement for costs of care under an "alternative care benefit." Government funding for assisted living has been limited. Some state or local governments offer housing subsidies for rent or housing-related services for low income seniors. Others may provide subsidies in the form of additional payment for those who receive Supplemental Security Income ("SSI"). Medicaid provides insurance for certain financially or medically needy persons, regardless of age, and is funded jointly by federal, state and local governments. Medicaid reimbursement varies from state to state.

   In 1981, the federal government approved a Medicaid waiver program called Home and Community-Based Care which was designed to permit states to develop programs specific to the health care and housing needs of the low-income elderly eligible for nursing home placement (a "Medicaid Waiver Program"). Under a Medicaid Waiver Program, states apply to the Health Care Financing Administration for a waiver to use Medicaid funds to support community-based options for low-income elderly who need long-term care. These waivers permit states to reallocate a portion of Medicaid funding for nursing facility care to other forms of care such as assisted living. In 1994, the federal government implemented new regulations which empowered states to further expand their Medicaid Waiver Programs and eliminated restrictions on the amount of Medicaid funding states could allocate to community-based care, such as assisted living. A limited number of states currently have such programs operating that allow them to pay for assisted living care. Without a Medicaid Waiver Program, states can only use federal Medicaid funds for long-term care in nursing facilities.

   The Company expects that state Medicaid and Medicare reimbursement programs will constitute an additional source of future revenues for the Company at its skilled nursing and rehabilitation centers. Medicaid programs typically provide for fixed rate payment to health care providers. Providers must accept reimbursement from Medicaid as payment in full for all covered services rendered to Medicaid patients. Medicare is a federally-funded and administered health insurance program that provides coverage for a wide range of health care services, including intensive rehabilitation, skilled nursing and certain related medical services. With respect to skilled nursing and rehabilitation, Medicare is a retrospective payment system in which each facility receives an interim payment during the year, which is later adjusted to reflect actual allowable direct and indirect costs of services based on the submission of a cost report at the end of each year. There can be no assurance that either Medicaid or Medicare will pay rates that recognize all of the Company's costs of providing services to residents covered by those programs. See "Risk Factors--Dependence on Reimbursement by Third Party Payors."

Government Regulation

   The health care industry is subject to substantial Federal, state and local regulation. The various layers of governmental regulation affect the Company's business by controlling its growth, requiring licensure or certification of its facilities, regulating the use of its facilities and controlling reimbursement to the Company for services provided. Licensing, certification and other applicable governmental regulations vary from jurisdiction to jurisdiction and are revised periodically. It is not possible to predict the content or impact of future legislation and regulations affecting the health care industry. See "Risk Factors--Government Regulation."

   Many of the states in which the Company operates have adopted certificate of need statutes applicable to the assisted living and skilled nursing services provided by the Company. Such statutes provide generally that, prior to the addition of new services or the making of certain capital expenditures exceeding defined levels, a state agency must determine that a need exists for such proposed activities. Failure to obtain the necessary state approval can result in the inability to provide the service, operate the facility or complete the addition or other change, and can also result in the imposition of sanctions or adverse action in respect of the facility's license and reimbursement. To date, the Company has generally not experienced any difficulty in obtaining such state approvals where required.

   The ability of the Company to operate profitably will depend in part upon the Company obtaining and maintaining all necessary licenses, certificates of need and other approvals and operating in compliance with applicable health care regulations.

   Under Massachusetts law, if any person owns, directly and/or indirectly, 5% or more of the outstanding shares or certain obligations of a health care provider, then such provider must disclose certain information about such person to the Massachusetts Department of Public Welfare. If any person owns 10% or more of the outstanding shares of the Company, then the Company may be required to identify such person to the Massachusetts Department of Public Health and to disclose to the Massachusetts Rate Setting Commission any transactions between such persons and any facility operated by the Company, as the case may be, in Massachusetts. Under New York regulations, a corporation may not be licensed to operate certain health care facilities unless all of its stockholders are specifically identified, approved individuals or are corporations, trusts, partnerships and other entities owned by such individuals. Other states as well as the U.S. Department of Health and Human Services may have similar requirements to disclose the names of persons or entities owning more than certain specified percentages of the outstanding securities of corporations.

   In Massachusetts, assisted living facilities must be certified by the Department of Elder Affairs. The Department's regulations set forth requirements relating to disclosure of ownership interests, physical plant requirements, service standards and service plans, record keeping, staffing and training. The regulations set forth the rights of assisted living residents and required provisions of residency agreements. Failure to observe the Department's regulations could result in the suspension or loss of certification of the facility. The Company believes that its Massachusetts facilities currently meet the requirements of the Department's regulations. Assisted living facilities are generally subject to less extensive regulation than skilled nursing facilities.

   Some residents may require ancillary health services from time to time, such as skilled nursing, therapy, pharmacy or other health services. In Massachusetts, these services must be provided by persons or entities that are specifically licensed or certified, as applicable, to provide such health care services. The Company may from time to time enter into agreements with other entities to provide ancillary services where it is not itself licensed or certified to provide them.

   Investigations or reviews conducted by state regulators also may adversely affect the Company. From December 1994 until March 1995, the State of Florida conducted a review of operating policies and procedures at Standish's Lowry facility, during which time the community was subject to a moratorium imposed by the State on the admission of new residents pending correction of various deficiencies. Although the moratorium has been lifted, revenues at that facility continue to be adversely affected.

   In certain states, the Company's assisted living facilities are subject to certain state regulations and licensing requirements. In order to qualify as a state licensed facility and therefore eligible to receive Medicaid funding, the Company's facilities must comply with regulations which address, among other things, staffing, physical design, required services and resident profile. The Company expects that it will obtain licenses in states as required. The Company's residences are also subject to various local building codes and other ordinances, including fire safety codes. These requirements vary from state to state and are monitored, to varying degrees, by state agencies.

   In order to participate in the Medicare program, a skilled nursing facility must be licensed and certified as a provider of skilled nursing services. Effective October 1, 1990, the Omnibus Budget Reconciliation Act of 1987 ("OBRA") eliminated the different certification standards for "skilled" and "intermediate care" nursing facilities under the Medicaid program in favor of a single "nursing facility" standard. This standard requires, among other things, that the Company have at least one registered nurse on each day shift and one licensed nurse on each other shift, and increases training requirements for nurse's aides by requiring a minimum number of training hours and a certification test before a nurse's aide can commence work. States continue to be required to certify that nursing facilities provide "skilled care" in order to obtain Medicare reimbursement.

   The laws of many states prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Although the Company believes its operations are in compliance with such laws, the Company's business operations have not been the subject of judicial or regulatory interpretation. There can be no assurance that review of the Company's business by courts or regulatory authorities will not result in determinations that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's existing operations or their expansion. In addition, the regulatory framework of certain jurisdictions may limit the Company's expansion into such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory framework.

   Federal and state anti-remuneration laws, such as the Medicare/Medicaid anti-kickback law, govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, certain direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of, a particular provider of health care items or services. The Medicare/Medicaid anti-kickback law has been broadly interpreted to apply to certain contractual relationships between health care providers and sources of patient referral. Similar state laws vary from state to state, are sometimes vague and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of health care providers or suppliers from participation in (i.e., furnishing covered items or services to beneficiaries of) the Medicare and Medicaid programs. Although the Company does not receive all of its total revenues from certain Medicaid waiver programs and is otherwise not a Medicare or Medicaid provider or supplier, it is subject to these laws because (i) the state laws typically apply regardless of whether Medicare or Medicaid payments are at issue and (ii) as required under some state licensure laws, and for the convenience of its residents, some of the Company's assisted living facilities maintain contracts with certain health care providers and practitioners, including pharmacies, visiting nurse organizations and hospices, through which the health care providers made their health care items or services (some of which may be covered by Medicare or Medicaid) available to the Company's residents. There can be no assurance that such laws will be interpreted in a manner consistent with the practices of the Company.

   In addition, the Company is subject to various Federal, state and local environmental laws and regulations. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such contamination properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of its properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. See "Risk Factors--Environmental Risks."

   The Company believes that the structure and composition of government, and specifically health care, regulations will continue to change and, as a result, regularly monitors developments in the law. The Company expects to modify its agreements and operations from time to time as the business and regulatory environment changes. While the Company believes it will be able to structure all its agreements and operations in accordance with applicable law, there can be no assurance that its arrangements will not be successfully challenged. See "Risk Factors--Government Regulation."

Insurance

   Health care companies are subject to medical malpractice, personal injury and other liability claims which are customary risks inherent in the operation of health facilities and are generally covered by insurance. The Company maintains property, liability and professional malpractice insurance policies in amounts and with such coverages and deductibles which are deemed appropriate by management, based upon historical claims, industry standards, and the nature and risks of its business. The Company provides medical malpractice insurance for its employee physicians and also requires that non-employee physicians practicing at its facilities carry medical malpractice insurance to cover their respective individual professional liabilities. The Company currently maintains professional liability insurance and general liability insurance. The Company's medical professional liability coverage is limited to $1.0 million per occurrence and $2.0 million in the aggregate for all claims per annual policy period. The non-medical, management professional liability insurance coverage is limited to $1.0 million per wrongful act and $1.0 million in the aggregate. The general liability insurance is limited to $1.0 million per occurrence and $2.0 million in the aggregate. The Company also has an umbrella excess liability protection policy in the total amount of $10.0 million. There can be no assurance that a future claim will not exceed available insurance coverages or that such coverages will continue to be available for the same scope at reasonable premium rates. Any substantial increase in the cost of such insurance or the unavailability of any such coverages could have an adverse effect on the Company's business. See "Risk Factors--Liability and Insurance."

Employees

   As of September 30, 1996, the Company had approximately 300 full-time employees. In addition, administrators of certain managed facilities, while not employees of the Company, are under the supervision of the Company. None of the Company's employees is represented by a union. The Company considers its employee relations to be good. Although the Company believes it is able to employ sufficient skilled personnel to staff the facilities it operates or manages, a shortage of skilled personnel in any of the geographic areas in which it operates could adversely affect the Company's ability to recruit and retain qualified employees and its operating expenses.

Legal Proceedings

   The Company is involved in various lawsuits and claims arising in the course of its business. In the opinion of management of the Company, although the outcomes of these suits and claims are uncertain, in the aggregate they should not have a material adverse effect on the Company's business, financial condition and results of operations.

                                  MANAGEMENT

Directors and Executive Officers

   The following table sets forth certain information concerning each of the persons who are directors or executive officers of the Company.


        Name            Age                          Position
 --------------------   ---    -------------------------------------------------
Abraham D. Gosman        67    Chairman of the Board; Director
Andrew D. Gosman         30    Vice Chairman; Executive Vice President; Director
Michael J. Doyle         38    Chief Executive Officer; Director
Robert M. Kaufman        47    President
Michael M. Gosman        33    Executive Vice President--Acquisition and
                               Development; Director
James M. Clary, III      35    Executive Vice President, General Counsel and
                               Secretary
Joel A. Kanter           46    Executive Vice President
Harold E. Nash, III      43    Executive Vice President--Construction/Planning and
                               Zoning
Michael J. Zaccaro       39    Executive Vice President--Operations
Marc H. Benson           40    Chief Operating Officer
Donald J. Amaral         44    Director
H. Loy Anderson, Jr.     52    Director
Rev. Bedros Baharian     79    Director
Stephen E. Ronai         59    Director


   Abraham D. Gosman has served as Chairman of the Board of Directors of the Company since October 4, 1996. He has also served since January 1996 as the Chairman of the Board of Directors, President and Chief Executive Officer of PhyMatrix Corp. Prior to that, he founded and was the principal owner of The Mediplex Group, Inc. ("Mediplex"), a diversified health care company, and its predecessor companies for more than 15 years, with the exception of a period from April 1986 to August 1990 when Mediplex was owned by Avon Products, Inc. ("Avon"). He was the Chief Executive Officer of Mediplex from its inception to September 1988 and assumed that position again after Mediplex was purchased from Avon in August 1990. In addition, he has served as Chairman of the Board of Trustees and Chief Executive Officer of Meditrust, the nation's largest health care real estate investment trust, since its inception in 1985.

   Andrew D. Gosman has served as Vice Chairman of the Board of Directors and Executive Vice President of the Company since October 4, 1996 and as President of Pre-Merger CareMatrix from January through July 1996. Previously, he served as Executive Vice President of Development for Continuum Care Corporation ("Continuum"), from June, 1994 to January 1996. He has also served as a Vice President of AMA Funding Corporation and AMA Venture Corporation, two closely held investment and development concerns, since March 1992. He has participated in a number of health care venture capital transactions.

   Michael J. Doyle has served as Chief Executive Officer and a member of the Board of Directors of the Company since October 4, 1996. Mr. Doyle, the founder of Standish, served as the Chief Executive Officer of the Company from its inception in 1989 and also as its Chairman from January 1994 to October 1996. From 1984 to 1986, Mr. Doyle served as the Director of Development for the Hillhaven Corporation, an owner and operator of assisted living, independent living communities and nursing facilities. From 1986 to October 1989, Mr. Doyle served as vice president of Voluntary Hospitals of America Development Company, a developer and operator of senior living communities and related projects. Mr. Doyle is a member of the American College of Health Care Executives and a director of the Assisted Living Facilities Association of America and the Massachusetts Assisted Living Facilities Association. He is also a corporator of Lawrence Memorial Hospital.

   Robert M. Kaufman has served as President of the Company since October 4, 1996 and as President of Pre- Merger CareMatrix since July 9, 1996. Previously, he spent the last twenty-four years with Coopers & Lybrand L.L.P., the last fifteen as a partner. He has specialized in the for-profit healthcare, real estate and retail/consumer products industries. Mr. Kaufman has significant experience advising companies in the long-term care, senior housing and physician practice sectors in such areas as business and strategic planning, deal negotiations and structure, public and private financing, real estate development and management. In addition, he has been a member of Coopers & Lybrand's mergers and acquisitions group and served on their Board of Partners, the Firm's nationally elected oversight committee.

   Michael M. Gosman has served as a member of the Board of Directors and Executive Vice President-- Acquisition and Development of the Company since October 4, 1996 and as Executive Vice President-Assisted Living of Pre-Merger CareMatrix from January 1996 until the closing of the Merger. Previously, he served as the Executive Vice President of Finance and Administration for Continuum, from June 1994 to January 1996. He served as the Director of Special Projects for Diamond Health Group, Inc. where he was responsible for organizing financing packages and structuring acquisitions, from January, 1990 to June 1993. Prior to that, he was a financial analyst for Meditrust.

   James M. Clary, III has served as Executive Vice President, General Counsel and Secretary of the Company since October 4, 1996 and as Executive Vice President, General Counsel and Secretary of Pre-Merger CareMatrix from December 1995 until the closing of the Merger. Previously, he served as Legal Counsel and Senior Vice President for Continuum. Prior to that, he served as Associate Counsel to Meditrust, from June 1993 to August 1994. Prior to joining Meditrust, Mr. Clary was a Senior Associate with the Boston law firm of Choate, Hall & Stewart, from December 1991 to June 1993, and the Boston law firm of Nutter, McClennen & Fish, from October 1987 to December 1991, where he specialized in the areas of real estate, health care, and corporate law.

   Joel A. Kanter has served as Executive Vice President of the Company since October 4, 1996 and as Executive Vice President of Pre-Merger CareMatrix from December 1995 until the closing of the Merger. Previously, he served as Senior Vice President of Development and Acquisitions for Continuum from June 1994 to January 1996. Prior to that, he served since April 1986 in a variety of development capacities with Mediplex, including terms as its Senior Vice President of Administration and Senior Vice President of Development. From 1981 through 1986, Dr. Kanter served as the Director of the Massachusetts State Senate's Committee on Post Audit and Oversight.

   Harold E. Nash, III has served as Executive Vice President--Construction/Planning and Zoning of the Company since October 4, 1996 and as Executive Vice President of Pre-Merger CareMatrix from August 1996 until the closing of the Merger. From 1991 to March 31, 1996, he served as Vice President of Suffolk Construction Company, Inc., with primary responsibility as Director of Design Build Services and Pre-Construction Services. Prior to joining Suffolk Construction Company, Mr. Nash was a Vice President of two diversified development companies from 1984 to 1991.

   Michael J. Zaccaro has served as Executive Vice President--Operations of the Company since October 4, 1996 and as Senior Vice President of Pre-Merger CareMatrix from December 1995 until the closing of the Merger. From 1990 to 1995, Mr. Zaccaro served as a Senior Vice President of Continuum Care Corporation and of GWZ Development Corp.

   Marc H. Benson has served as Chief Operating Officer of the Company since October 4, 1996 and as Chief Operating Officer of Pre-Merger CareMatrix from August 25, 1996 until the closing of the Merger. Previously, he served as a Vice President/Director of Operations for ManorCare, Inc.'s southeast district where he had primary operating responsibility for ManorCare, Inc.'s assisted living and Alzheimer's facilities in the southeastern portion of the United States, from September 1995 to July 1996. Prior to joining ManorCare, Inc., Mr. Benson served as Director of Operations for Beverly Enterprises where he managed senior housing, assisted living, skilled nursing and home health care centers in seven states from 1992 to September 1995. He served as Director of Finance of the Retirement Living Division Beverly Enterprises from 1990 to 1992.

   Donald J. Amaral has served as a director of the Company since October 4, 1996. Mr. Amaral has served as director, President and Chief Executive Officer of Coram HealthCare Corp. since October 13, 1995. Previously, he was President and Chief Operating Officer of OrNda Healthcorp ("OrNda") from April 1994 to August 1995, and served in various executive positions with Summit Health Ltd. ("Summit") from October 1989 to April 1994, including President and Chief Executive Officer between October 1991 and April 1994. Summit was merged into OrNda in April 1994. Prior to joining Summit, Mr. Amaral was President and Chief Operating Officer of Mediplex from 1986 until October 1989. Mr. Amaral is also a member of the Board of Directors of Summit Care Corporation.

   H. Loy Anderson, Jr. has served as a director of the Company since October 4, 1996. He has served as President, Chief Executive Officer and a director of Palm Beach National Bank & Trust Company since June 1990.

   Rev. Bedros Baharian has served as a director of the Company since October 4, 1996. Rev. Baharian is a consultant and private investor. He has also served as Chairman of the Board of FACT Retirement Services, a not-for-profit owner and manager of continuing retirement communities in California since 1994. He served as Chairman of the Board of Teachers Assistance Life Care Centers, Inc. from 1990 to 1993 and as a board member of Casa de las Campanas from 1990 to 1994. He is a founder and past president of the New England Elderly Housing Association.

   Stephen E. Ronai has served as a director of the Company since October 4, 1996. Mr. Ronai has been a partner in the Connecticut law firm of Murtha, Cullina, Richter and Pinney since 1984 where he serves as Chairman of the firm's Health Care Department. He is a member of the American Academy of Healthcare Attorneys of the American Hospital Association, and from 1989 to 1995, he served as a member of the Board of Directors of the National Health Lawyers Association. Mr. Ronai has been a director of PhyMatrix Corp. since January 1996.

   Officers are appointed by and serve at the discretion of the Board of Directors. The officers, other than Abraham D. Gosman, will devote a majority or substantially all of their business time to the business and affairs of the Company. Andrew D. Gosman and Michael M. Gosman are sons of Abraham D. Gosman. No other family relationship exists among the Company's directors and executive officers.

   Executive Committee. The members of the Executive Committee of the Company's Board of Directors are Messrs. Andrew D. Gosman, Doyle, Amaral and Rev. Baharian. The Executive Committee exercises all the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law.

   Audit Committee. The members of the Audit Committee of the Company's Board of Directors are Messrs. Amaral, Anderson and Rev. Baharian, all of whom are independent directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans for and results of the audit, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non- audit fees and reviews the adequacy of the Company's internal accounting controls.


   Compensation Committee. The members of the Compensation Committee of the Company's Board of Directors are H. Loy Anderson, Jr. and Rev. Baharian. The Compensation Committee establishes a general compensation policy for the Company and approves increases both in directors' fees and in salaries paid to officers and senior employees of the Company. The Compensation Committee administers all of the Company's employee benefit plans. The Compensation Committee determines, subject to the provisions of the Company's plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised. There are no interlocks among the members of the Compensation Committee.


Executive Compensation

   The Company. The current annual salaries for the ten executive officers of the Company aggregate $1,800,000. No executive officer of the Company receives an annual salary in excess of $250,000, exclusive of discretionary bonuses and other forms of compensation.

   Pre-Merger CareMatrix. During the period from June 24, 1994 (inception) through December 31, 1994, and during the year ended December 31, 1995, there were no executive officers of Pre-Merger CareMatrix whose salary and bonus paid or accrued by Pre-Merger CareMatrix exceeded $100,000 because management services for the Company were purchased from Continuum Care of Massachusetts, Inc., a corporation owned primarily by Abraham D. Gosman, certain members of his family and the Company's senior management.

   Standish. As required by the regulations promulgated under the Securities Act, the following Summary Compensation Table sets forth the annual and long-term compensation paid by Standish with regard to 1993, 1994 and 1995 to Mr. Doyle, its Chief Executive Officer, and to the other individuals who served as executive officers of Standish as of December 31, 1995 and whose cash compensation exceeded $100,000 for services in all capacities to Standish. Information regarding the annual and long-term compensation paid by Standish to individuals who formerly served as executive officers of Standish and whose cash compensation exceeded $100,000 during the fiscal year ended December 31, 1995 is set forth in the footnotes to the Summary Compensation Table.

                        SUMMARY COMPENSATION TABLE(1)

                                                                                    Securities
                                                                                    Underlying
      Name and                                                  Other Annual     Options/SARs($)       All Other
 Principal Position    Year      Salary ($)       Bonus ($)   Compensation($)          (2)           Compensation
 -------------------   ----     --------------   -----------    -------------   ----------------    --------------
Michael J. Doyle,      1995      157,500  (3)        **(4)             --            50,000 (7)
Chairman and Chief     1994      150,000                *               *                **                (5)
Executive Officer      1993      150,000           19,500          19,528            50,000
Michael J. Brenan,     1995       67,998  (3) (6)    **(4)             **(6)         45,000 (7)
President and Chief
Operating Officer
Kenneth M. Miles,      1995       90,000  (3)           *               *(8)         35,000 (7)
Chief Financial        1994            *                *               *                **
Officer and            1993            *               **              **            19,500
Treasurer
C. Joel Glovsky,       1995      150,000  (3)          **              --                **
Executive Vice         1994      150,000                *          22,000(9)             **
President              1993      127,500           19,500               *            15,000

-------------
* Amount insufficient to be reportable under applicable rules of the Commission.

** No such awards were made to the individual during the relevant fiscal years.

(1) In addition to the information shown on the table above in respect of the four named executive officers (the "Named Executive Officers"), during 1994 the Company paid a salary of $95,000 to Christopher W. Hollister, who resigned from his position as the Company's Executive Vice President and a director effective May 1995. During 1994, Mr. Hollister received a housing relocation allowance of $25,000 and an automobile allowance of $8,000. During 1994, the Company also paid salary in the amount of $101,327 to G. Faye Godwin, who resigned from her position as the Company's Chief Operating Officer in May 1995. During 1994 the Company granted options to Ms. Godwin under its 1991 Combination Stock Option Plan (the "Plan") to purchase 50,000 pre-Reverse Split shares of its Common Stock at a pre-Reverse Split price of $6.25 per share. Two-thirds of those options had not vested and expired in May 1995 upon the termination of her employment. In accordance with the terms of the Plan, Ms. Godwin's remaining options expired within three months of her departure from the Company.

(2) In February 1995, the Company adjusted the exercise price of shares issuable upon exercise of stock options previously awarded or granted to the Named Executive Officers by replacing such options with a like number of options repriced to $2.00 per share ($10.00 adjusted to give effect to the Reverse Split), which was the closing bid price for the Common Stock as reported by Nasdaq for the day preceding the date such repricing was authorized.

(3) All compensation figures shown for 1995 reflect the amounts which the named executive officer received by year end under their respective employment agreements. Mr. Doyle's annual base salary increased from $150,000 to $165,000 as of July 1, 1995. Mr. Brenan's employment with the Company commenced as of July 25, 1995 at an annual base salary of $150,000. Mr. Miles annual base salary increased from $75,000 to $105,000 as of July 1, 1995. Dr. Glovsky's annual base salary was $150,000.

(4) Bonus compensation, if any, is determined by the Company's Board of Directors in its sole discretion up to 40%, 30% and 25% of the annual base salaries of Messrs. Doyle, Brenan and Miles, respectively. No bonuses were paid in 1995.

(5) Under the terms of his employment agreement, Mr. Doyle is entitled to receive an automobile allowance of $10,000 per annum and payment of premiums of approximately $624 on a life insurance policy for a beneficiary designated by Mr. Doyle. During 1993, Mr. Doyle received an automobile allowance of $10,000 and a housing relocation allowance of $9,000.

(6) Under the terms of his employment agreement, Mr. Brenan was entitled to receive an automobile allowance of $6,000 per annum. Mr. Brenan resigned from his position as President and Chief Operating Officer of the Company and Director effective August 15, 1996. For amounts of consulting fees, a lump sum severance payment and other sums and benefits payable to Mr. Brenan under the Termination Agreement, see "--Termination Agreements."

(7) Stock options were granted to each of Messrs. Doyle, Brenan and Miles, dated as of July 1, 1995 at an exercise price per share as established in September 1995 at $2.38 per share ($11.90 adjusted to give effect to the Reverse Split). In the case of Messrs. Doyle and Miles, the options vest over two years, with one-third vesting on the date of grant and an additional one-third on each anniversary provided that the grantee remains in the employ of the company. In the case of Mr. Brenan, vesting of his options was accelerated under this Termination Agreement. See "--Employment Agreements" and "--Termination Agreements."

(8) Under the terms of his employment agreement, Mr. Miles is entitled to receive an automobile allowance of $6,000 per annum, effective as of March 1, 1996.

(9) During 1994 Dr. Glovsky received an automobile allowance of $9,492 and the Company paid premiums in the amount of $12,508 on an insurance policy on Dr. Glovsky's life for a beneficiary to be designated by him. Dr. Glovsky retired from his position as an Executive Vice President of the Company and director effective December 31, 1995. For amounts of severance pay and other sums and benefits to be paid or granted to Dr. Glovsky in connection with his early retirement from the Company. See "--Termination Agreements."

Compensation of Directors

   Officers who are members of the Board of Directors do not receive compensation for serving on the Board. Each other member of the Board receives annual compensation of $15,000 for serving on the Board, plus a fee of $1,000 for each Board of Directors' meeting attended and $500 for telephonic meetings. In addition, such directors receive an additional fee of $500 for each committee meeting attended, except that only one fee will be paid in the event that more than one such meeting is held on a single day. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties.

Employment Agreements

   The Company currently has employment agreements with Mr. Doyle, Chief Executive Officer, Mr. Miles, Senior Vice President of Finance and Mr. Benson, Chief Operating Officer. The employment agreement with Mr. Doyle, as amended effective as of September 27, 1996, provides for an initial employment term ending December 31, 1999, continuing thereafter on year-to-year renewal terms, subject to either the Company's or the employee's electing not to renew, an annual base salary of $250,000 through December 31, 1999, bonus compensation to be determined by the Board of Directors of the Company in its sole discretion, restrictions against competition with the Company, an automobile allowance of $10,000 per annum and payment of premiums (amounting to approximately $6,300 in 1995) on a life insurance policy in the amount of $500,000 for a beneficiary to be designated by Mr. Doyle. Such policy is in addition to the key man life insurance policy to be maintained by and for the benefit of the Company.

   The employment agreement between the Company and Mr. Miles is similar in structure to Mr. Doyle's, and contains substantially the same provisions, except that Mr. Miles' agreement (i) provides for a term through December 31, 1998, subject to renewal on a year-to-year basis, (ii) provides for an annual base salary of $125,000 plus bonus compensation to be determined by the Board of Directors in its sole discretion, and (iii) makes no provision for life insurance.

   Both of the employment agreements described above provide also that if the employee's employment terminates within a 24-month period following the occurrence of certain changes in control because, among other events, either
(a) his employment is not renewed by the Company, (b) his employment is involuntarily terminated other than for cause as of a date prior to the end of the initial term or any renewal term or (c) a change in his duties occurs, he is entitled to receive a lump sum severance payment within 30 days after ceasing to be employed equal to 2.99 times (in the case of Mr. Doyle) and 1.0 times (in the case of Mr. Miles) the average yearly total compensation (consisting of base salary and any cash bonus) payable with respect to the previous five full calendar years.

   The employment agreement between the Company and Mr. Benson provides for an initial employment term ending August 26, 1999 and continuing thereafter on a year-to-year basis, subject to the Company's or Mr. Benson's election not to renew. The agreement provides for an annual base salary of $175,000, bonus compensation granted in the sole discretion of the Company, a monthly car allowance of $550 and a grant of options to purchase 26,200 shares of Common Stock at an exercise price of $20.00 per share vesting in equal increments over three years beginning in August 1997 (as adjusted to reflect the Reverse Split). Mr. Benson's agreement may be terminated by the Company without cause upon written notice or by Mr. Benson in the event of a failure of the Company to substantially perform its duties under the agreement. Upon any such termination, Mr. Benson would be entitled to receive his salary payments for the twelve months following such termination.

Termination Agreements

   During 1995, the Company also had an employment agreement with Dr. Glovsky, which provided for a term of employment through December 31, 1997, a base annual salary of $150,000 and various other benefits. On December 29, 1995, the Company and Dr. Glovsky, a co-founder, director and officer of the Company, entered into an Early Retirement and Non-Competition Agreement (the "Early Retirement Agreement"). Under the terms of the Early Retirement Agreement, Dr. Glovsky resigned as a director and an officer of the Company effective December 31, 1995, the Company and Dr. Glovsky agreed to terminate his employment agreement which was scheduled to expire on December 31, 1997 and the Company agreed to enter into a five year consulting arrangement. Under the Early Retirement Agreement, Dr. Glovsky will provide services to the Company on an as needed basis over the next five years. The Company will pay Dr. Glovsky $60,000 per annum for these services and will also provide Dr. Glovsky with health insurance, life insurance and certain other benefits through 1997. As part of the Early Retirement Agreement, the Company also agreed to forgive loans totalling approximately $139,000 (including interest) that the Company had extended to Dr. Glovsky as well as pay approximately $49,900 for income taxes on behalf of Dr. Glovsky for the forgiveness of these loans. The Company also entered into a non-compete agreement with Dr. Glovsky providing for payments totalling $40,000 under a promissory note and fully vested Dr. Glovsky's stock options.

   Until Dr. Glovsky's shares of the Company Common Stock beneficially owned by him are acquired as part of a merger or take-over proposal at a per share value of at least $25.00 (as adjusted to give effect to the Reverse Split) or are otherwise disposed by Dr. Glovsky, whichever shall occur first, but not after December 31, 1996, Dr. Glovsky's monthly consulting fee under the Early Retirement Agreement will be increased by $4,000 per month, his non-compete note is subject to adjustment and Dr. Glovsky has the right to require the Company to purchase up to 13,000 (as adjusted to give effect to the Reverse Split) of his shares at a purchase price of $30.00 per share (as adjusted to give effect to the Reverse Split).

   During 1995 and 1996, the Company had an employment agreement with Michael
J. Brenan, which provided for a term of employment through December 31, 1997, a base salary of $150,000 and various other benefits. Effective August 15, 1996, Mr. Brenan resigned as a director, officer and employee. In August 1996, the Company and Michael J. Brenan, the then President and Chief Operating Officer of the Company, entered into an agreement (the "Termination Agreement") under which Mr. Brenan resigned as a director and officer of the Company and his employment was terminated. Mr. Brenan has agreed to make himself available to provide consulting services for which he would be entitled to receive consulting fees of approximately $12,500 per month, payable through the consummation of the Merger. Under the Termination Agreement, the Company made a lump sum severance payment to Mr. Brenan in the amount of $150,000 (less any consulting fees previously paid), will provide family health insurance through December 31, 1996 and a moving allowance not to exceed $5,000. The Termination Agreement also provides for acceleration of the vesting of Mr. Brenan's unexercised stock options to purchase 9,000 shares of Common Stock at a purchase price of $11.90 per share (as adjusted to reflect the Reverse Split). In addition, the Termination Agreement prohibits Mr. Brenan, for a period of one year beginning September 27, 1996 from engaging in any competing activity within a twenty-mile radius of any offices or Company-operated communities, facilities or development sites.

Limitation of Liability and Indemnification Agreements

   As permitted by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides for the elimination, subject to certain conditions, of the personal liability of directors of the Company for monetary damages for breach of their fiduciary duties.

   The Company's By-Laws provide for the indemnification of directors and officers. In addition, the Company has entered into indemnification agreements with each of its directors. The Company may also enter into similar agreements with certain of the Company's officers who are not also directors. Generally, the Company's By-Laws and the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors and officers.

   The indemnification agreements, like the Company's By-Laws, provide that the Company will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding, and specifically including actions by or in the name of the Company (derivative suits), where the individual's involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements and the Company's By-Laws, a director or officer will not receive indemnification if he is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

Stock Option Plans

   The Company's 1991 Combination Stock Option Plan (as amended and restated to date, the "Stock Option Plan") was adopted initially in October 1991, and has been amended several times subsequently, most recently at the Special Meeting of Stockholders held October 3, 1996, in order to increase the number of shares of Common Stock reserved for issuance under it. The number of shares currently reserved for issuance under the Stock Option Plan is 400,000 (as adjusted to give effect to the Reverse Split). The purpose of the Stock Option Plan is to provide long-term incentives and rewards to the Company's key employees, officers, directors and others in a position to contribute to the success of the Company.

   Under the Stock Option Plan, the Company may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended ("incentive stock options"), and options which are not qualified as incentive stock options ("non-qualified stock options"). Incentive stock options may be granted only to persons who are employees of the Company at the time of the grant, which may include officers and directors (other than members of the Compensation Committee) who are also employees. Non-qualified stock options may be granted to officers, directors (other than members of the Compensation Committee) or employees of, or consultants or advisors to, the Company at the time of the grant, and other persons, provided that directors who serve on the Compensation Committee are not eligible to receive options under the Stock Option Plan.

   No stock appreciation rights have been granted by the Company. None of the Named Executive Officers exercised stock options during 1995, and no stock options were repriced during 1995, except on February 18, 1995, as permitted by the terms of the Stock Option Plan, the Board of Directors determined to make appropriate adjustments in the exercise price of stock options previously awarded under the Stock Option Plan to take into account the effect of issuance of a substantial number of shares of Common Stock pursuant to the exchange offer (the "Exchange Offer") made by the Company in 1994, pursuant to which an aggregate of 1,701,180 shares of pre-Reverse Split Common Stock were issued in exchange for 654,300 shares of Series A Preferred Stock. Pursuant to the adjustments adopted by the Board of Directors, the Company exchanged options to purchase an aggregate of 205,700 shares of pre-Reverse Split Common Stock for outstanding options to purchase a like number of shares and the exercise price was set at $2.00 per share (the closing sale price as reported by the Nasdaq Small Cap System for the trading day immediately preceding the Board's determination to make such adjustment).

   Directors who are not also employees of the Company are eligible to participate in the Company's 1995 Non- Qualified Stock Option Plan. Under the 1995 Non-Qualified Stock Option Plan, each non- employee director, upon becoming a director, is automatically granted options to purchase 1,200 post-Reverse Split shares of Common Stock, subject to vesting over three years, and options to purchase additional shares hereafter are based upon the formula provisions of said Plan. In June 1995, pursuant to the 1995 Non-Qualified Stock Option Plan, the Company granted options to purchase 1,200 post-Reverse Split shares of Common Stock to each of Messrs. DeVore and Sterman and Dr. Rayport. Dr. Rayport surrendered his options when he resigned as a director in July 1995.

                            OPTIONS GRANTS IN 1995

                                                Individual Grants
                      -----------------------------------------------------------------------
                     Number of Securities      % of Total
                          Underlying            Options        Exercise or
                            Options            Granted to      Base Price
Name                    Granted(#) (1)     Employees in 1995   ($/sh) (1)   Expiration Date
--------------------  -------------------- ------------------ -------------  ----------------
Michael J. Doyle            10,000                23.9%          $11.90          7/1/05
Michael J. Brenan            9,000                21.5%          $11.90          7/1/05
Kenneth M. Miles             7,000                16.7%          $11.90          7/1/05

-------------

   (1) As adjusted to give effect to the Reverse Split.

   None of the Named Executive Officers exercised stock options during 1995, and no stock options were repriced during 1995 except, as noted above, action by the Board of Directors to reprice outstanding stock options was taken in February 1995. In June 1996, Standish granted to Messrs. Doyle and Miles stock options to purchase 10,000 and 5,000 shares, respectively (increased upon consummation of the Merger to 100,000 and 50,000 shares, respectively, and as adjusted to give effect to the Reverse Split), of Common Stock at an exercise price of $14.70 per share, the closing sale price of the Common Stock on the Nasdaq Small Cap System on the date of initial grant authorization (adjusted to give effect to the Reverse Split). By action taken by the Standish's Board of Directors on July 29 and August 15, 1996, these options were modified to provide for immediate vesting in lieu of the original vesting in installments over two years.

1996 Equity Incentive Plan

   In October 1996, the Company adopted the 1996 Equity Incentive Plan (the "Equity Plan") which provides for the award ("Award") of up to 1,200,000 shares of Common Stock (as adjusted to give effect to the Reverse Split) in the form of incentive stock options ("ISOs"), non-qualified stock options ("Non-Qualified Stock Options"), restricted stock, performance shares and stock appreciation rights. All employees, directors and consultants of the Company and any of its subsidiaries are eligible to participate in the Equity Plan.

   The Equity Plan is administered by the Compensation Committee (the "Committee"), which determines who shall receive Awards from those employees and directors who are eligible to participate in the Equity Plan, the type of Award to be made, the number of shares of Common Stock which may be acquired pursuant to the Award and the specific terms and conditions of each Award, including the purchase price, term, vesting schedule, restrictions on transfer and any other conditions and limitations applicable to the Awards or their exercise. The purchase price per share of Common Stock cannot be less than 100% of the fair market value of the Common Stock on the date of grant with respect to ISOs. ISOs cannot be exercisable more than ten years following the date of grant and Non- Qualified Stock Options cannot be exercisable more than ten years and one day following the date of grant. The Committee may at any time accelerate the exercisability of all or any portion of any option.

   Each Award may be made alone, in addition to or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat participants uniformly. Except as otherwise provided by the Equity Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter. The Committee determines whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property.

   The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an ISO to a Non-Qualified Stock Option, if the participant consents to such action, or if the Committee determines that the action would not materially and adversely affect the participant. Awards may not be made under the Equity Plan after September 1, 2006, but outstanding Awards may extend beyond such date.

   The number of shares of Common Stock issuable pursuant to the Equity Plan may not be changed except by approval of the stockholders. However, in the event that the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required to preserve the benefits intended to be made available under the Equity Plan, the Committee may adjust equitably the number and kind of shares of stock or securities in respect of which Awards may be made under the Equity Plan, the number and kind of shares subject to outstanding Awards, and the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award. In addition, in the event of a consolidation or merger in which the Company is not the surviving corporation of an acquisition of substantially all the Company's shares or sale of substantially all the Company's assets, then if the Committee so determines, all outstanding Awards will terminate, provided that at least 20 days before the effective date of such a corporate event, the Committee will either (i) make all outstanding Awards exercisable immediately prior to the corporate event, or (ii) if there is a surviving or acquiring corporation, arrange to have that corporation or its affiliate grant to participants replacement Awards. Common Stock subject to Awards that expire or are terminated prior to exercise or Common Stock that has been forfeited under the Equity Plan will be available for future Awards under the Equity Plan. Both treasury shares and authorized but unissued shares may be used to satisfy Awards under the Equity Plan.

   The Equity Plan may be amended from time to time by the Committee or terminated in its entirety; however, no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement. Furthermore, such amendment may not affect adversely the rights of a participant with respect to any previously made Award unless the participant consents.

   Following the Merger, options to purchase approximately 460,000 shares of Common Stock (as adjusted to give effect to the Reverse Split) were issued pursuant to the Equity Plan to employees of Pre-Merger CareMatrix who became employees of the Company in exchange for options granted to them in 1996 by Pre-Merger CareMatrix. Such options have an average exercise price of approximately $14.75 per share. None of such options is exercisable prior to December 31, 1996.

                             CERTAIN TRANSACTIONS

   For the year ended December 31, 1995 and the period June 24, 1994 (inception) to December 31, 1994, Continuum Care of Massachusetts, Inc., whose principal stockholder is Abraham D. Gosman, provided management services to the Company. Fees for these services in the amount of $4,335,655 and $1,638,220, respectively, have been included in the financial statements and consist of the following:

                                  June 24, 1994
                                  (Inception) to        Year Ended
                                 ----------------     ---------------
                                             December 31,
                                 ------------------------------------
                                       1994                1995
                                 ----------------     ---------------
Salaries, wages and benefits        $  579,078          $2,123,152
Supplies                               124,726             166,136
Professional fees                      260,411             493,269
Utilities                              117,374             113,653
Rent                                   240,239             422,468
Other                                  316,392           1,016,977
                                 ----------------     ---------------
                                    $1,638,220          $4,335,655
                                 ================     ===============

Such fees were based on the discretion of the parties and may not be indicative of what they would have been if the Company had performed these services internally or had contracted for such services with unaffiliated entities. Payments to Continuum Care of Massachusetts, Inc., for salaries and wages were substantially reduced subsequent to July 1996.

   The Company intends to provide development, management and other services in connection with the establishment of assisted living facilities, skilled nursing facilities and other health care facilities to or for the benefit of Chancellor, which will be the owner of the new facilities. Abraham D. Gosman is the principal owner of, and certain members of the Company's senior management and stockholders also have an ownership interest in, Chancellor.

   As used herein, a "Chancellor Entity" is Chancellor Senior Housing Group, Inc. or a company in which Abraham D. Gosman has an ownership interest in excess of 90%.

   On September 1, 1996, the Company and a Chancellor Entity entered into a Development and Turnkey Services Agreement (the "Global Services Agreement") in connection with the development and management of assisted living, supportive independent living and skilled nursing/rehabilitation facilities by the Company for such Chancellor Entities. Pursuant to the Global Services Agreement, upon the closing of the purchase of the real estate by the Chancellor Entity and the receipt of final, non-appealable zoning approvals for the facility to be developed, the parties expect to enter into a development agreement, the form of which is attached to the Global Services Agreement (the "Global Development Agreement"), prior to the commencement of construction of the facility. The Global Development Agreement provides for a development fee that the Company expects will range between 4% and 7% of total project costs, depending on the individual transaction and determined on the date of signing. Upon completion of the construction of a facility, and pursuant to the Global Development Agreement, the parties will enter into a management agreement, the form of which is attached to the Global Development Agreement (the

"Global Management Agreement"), pursuant to which the Company expects to earn a management fee equal to approximately 5% of gross revenues. The Company expects that each Global Management Agreement will have a 10 year term with three five-year renewal options in favor of the Company. Each Global Management Agreement is expected to contain an option granting the Company the right to lease each facility at a fair market value rental to be a negotiated percentage of total project costs determined on the date of execution (the "Lease Option"). The Lease Option will have an initial 10-year term and will grant the Company three to four five-year fair market value renewal options. The Lease Option will contain an option to purchase the facility at a price equal to the then fair market value. The Company also expects that, to the extent solely development or solely management opportunities present themselves with such Chancellor Entities, it will utilize the Global Development Agreement or the Global Management Agreement on a stand alone basis.

   On July 3, 1996, the Company was assigned the right to co-develop and manage an assisted/independent living facility in Darien, Connecticut from a Chancellor Entity. The Company currently expects to enter into a Global Development Agreement and a Global Management Agreement with Stony Brook Court, LLC, in which a Chancellor Entity has a 50% interest.

   On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop and manage an assisted/independent living facility in Deerfield Beach, Florida and was assigned rights under a purchase and sale agreement concerning a parcel of land in such location by a Chancellor Entity. The Company simultaneously assigned its rights under the purchase and sale agreement to another Chancellor Entity. The Company expects to enter into a Global Development Agreement and a Global Management Agreement relating to the proposed Deerfield facility.

   On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop and manage an assisted/independent living facility in Macon, Georgia and assigned its rights under a letter agreement dated June 3, 1996 granting a right to purchase a parcel of land in such location to such Chancellor Entity. The Company expects to enter into a Global Development Agreement and a Global Management Agreement concerning the proposed Macon facility.

   On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop and manage an assisted/independent living facility in Livingston, New Jersey and assigned its rights under a purchase and sale agreement, dated July 9, 1993, relating to a parcel of land in Livingston to such Chancellor Entity. The Company expects to enter into a Global Development Agreement and a Global Management Agreement relating to the proposed Livingston facility.

   On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop an assisted/independent living facility in Park Ridge, New Jersey and was assigned by such Chancellor Entity its rights, duties and obligations under a management agreement with a third party having an initial term of ten years and an option in favor of the Company to renew for an additional ten year term. The Company is entitled to receive as a management fee under such agreement a monthly fee equal to the facility's positive cash flow each month, if any. The Company expects to enter into a Global Development Agreement concerning this facility.

   On July 3, 1996, pursuant to an assignment agreement, the Company was granted by a Chancellor Entity the right to develop and manage an assisted/independent living facility in Jensen Beach, Florida and assigned to such Chancellor Entity its right under a purchase agreement, dated February 27, 1996, relating to a parcel of land in Jensen Beach. The Company expects to enter into a Global Development Agreement and a Global Management Agreement relating to the proposed Jensen Beach facility.

   On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop and manage an assisted/independent living facility in Bonita Springs, Florida and assigned to such Chancellor Entity its rights under an option agreement dated May 3, 1996 to purchase a parcel of land in Bonita Springs. The Company expects to enter into a Global Development Agreement and a Global Management Agreement relating to the proposed Bonita Springs facility.

   On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop and manage an assisted/independent living facility in Ridgefield, Connecticut and was assigned rights under a purchase and option agreement concerning a parcel of land in said location by a Chancellor Entity.

The Company in turn assigned its rights under the purchase option agreement to another Chancellor Entity. The Company expects to enter into a Global Development Agreement and a Global Management Agreement relating to the proposed Ridgefield facility.

   On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop and manage an assisted/independent living facility in Durham, North Carolina and assigned its rights under a purchase agreement, dated May 29, 1996, relating to a parcel of land in Durham to such Chancellor Entity. The Company expects to enter into a Global Development Agreement and a Global Management Agreement relating to the proposed Durham facility.

   On July 3, 1996, pursuant to an assignment agreement, the Company was granted by a Chancellor Entity the right to develop and manage an assisted/independent living facility in Atlanta, Georgia and assigned its rights under four options to purchase certain parcels of land in that same location to such Chancellor Entity. The Company expects to enter into a Global Development Agreement and a Global Management Agreement relating to the proposed Atlanta facility.

   The Company is currently negotiating the specific terms of a Global Management Agreement with a Chancellor Entity with respect to a senior hotel/assisted living facility in Palm Beach, Florida currently being developed by another party.

   The Company expects to enter into agreements similar to the Global Development Agreement and the Global Management Agreement with G&B Limited Liability Company, in which a Chancellor Entity has a 50% interest, relating to a facility to be located in Rye Brook, New York.

   The Company expects to enter into separate Global Development Agreements and Global Management Agreements with separate Chancellor Entities with respect to assisted/independent living facilities in Saco, Maine, Ellicott, Maryland, Upper Nyack, New York and Reston, Virginia.

   The Company expects to enter into a Global Management Agreement with respect to an assisted/independent living facility in Princeton, New Jersey.

   The Company has entered into a development agreement, dated March 8, 1996, with Netwest Development Corporation ("Netwest") and Emerald Springs Associates General Partnership, in which a Chancellor Entity has an 85% interest, to co-develop an assisted living/supportive independent living facility in Yuma, Arizona. The development agreement provides that the Company will be paid a fixed price for the development, construction and furnishing of the project. The Company expects to earn development fee income to the extent the Company's total development costs are less than the contract price.

   The Company has entered into a development agreement, dated August 28, 1996, with Netwest and Amethyst Arbor Associates General Partnership, in which a Chancellor Entity has an 85% interest, to co-develop an assisted living/supportive independent living facility in Peoria, Arizona. The development agreement provides that the Company will be paid a fixed price for the development, construction and furnishing of the project; the Company expects to earn development fee income to the extent the Company's total development costs are less than the contract price.

   The Company is currently negotiating a development agreement with Netwest and Amber Lights Associates General Partnership, in which a Chancellor Entity will have an 85% interest, to co-develop an assisted living/ supportive independent living facility in Tucson, Arizona. The development agreement will provide that the Company will be paid a fixed price for the development, construction and furnishing of the Project; the Company expects to earn development fee income to the extent its total costs are less than the fixed price. In connection with the development of this facility, the Company was assigned pursuant to an assignment agreement, dated July 3, 1996, rights under a letter of intent, dated December 11, 1995, to participate in the joint venture that will own the proposed Tucson facility and to develop such facility for the joint venture. The Company in turn assigned its rights to participate in the joint venture to another Chancellor Entity.

   The Company has entered into a turnkey construction agreement, dated August 14, 1996, with Atlantic Development Group, LLC and Cambridge House Associates General Partnership ("Cambridge House Partnership"), in which a Chancellor Entity has a 70% interest, to co-develop an assisted living facility in Ossining, New York. Pursuant to this agreement, the Company is entitled to a development fee of $200,000 and a construction supervision fee of $5,000 per month during the course of construction of the project. The Company has also entered into a management agreement, dated as of August 14, 1996, with Cambridge House Partnership to manage this facility with a ten year initial term and two five-year renewal options in favor of the Company. Pursuant to this agreement, the Company shall receive a management fee equal to 5% of gross revenues of the facility (less contractual adjustments for uncollectible accounts).

   The Company has entered into a management agreement, dated as of June 30, 1996, with a Chancellor Entity, to manage a facility in Dedham, Massachusetts. Pursuant to this agreement, which extends for a 10-year period, with three five-year renewal periods at the Company's option, the Company shall receive a management fee equal to 5% of gross revenues of the facility (less contractual adjustments for uncollectible accounts).

   The Company has entered into a management agreement, dated June 30, 1996, with a Chancellor Entity to manage skilled nursing and assisted living facilities in Needham, Massachusetts. Pursuant to this agrement, which has a 20 year term with three five-year renewal periods at the Company's option, the Company shall receive a management fee equal to 5% of gross revenues of the facilities (less contractual adjustments for uncollectible accounts). The Company acquired the management contract for the facilities from a Chancellor Entity for $2.8 million in cash.

   The Company has entered into an assignment agreement, dated as of June 25, 1996, with a Chancellor Entity to develop a skilled nursing facility in Millbury, Massachusetts, in accordance with the turnkey construction contract, dated October 19, 1994, as amended, between Sun Healthcare Group, Inc. and CCC of Florida, Inc. Pursuant to the Millbury construction contract, the Company shall receive a development fee equal to the difference, if any, between the contract price and the actual construction costs.

   On October 3, 1996, the Company executed a turnkey construction contract with Cragganmore Associates Limited Partnership ("Cragganmore"), in which a Chancellor Entity has an 80% interest, to develop an assisted living facility in Southington, Connecticut and pursuant to which the Company will receive a development fee equal to the difference between the contract price and the actual costs of development and construction. The Company was assigned the right to enter into such contract pursuant to the assignment agreement, dated July 3, 1996, with a Chancellor Entity, assigning to the Company the right to develop this facility.

   On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop and manage an assisted/independent living facility in Houston, Texas. On September 1, 1996, the Company entered into a development agreement with such Chancellor Entity which provides that the Company will earn a development fee of $875,000. The Company also expects to enter into a management agreement substantially similar to the Global Management Agreement.

   On July 3, 1996, pursuant to an assignment agreement, the Company assigned its rights, duties and obligations to a Chancellor Entity with respect to its rights under a letter of intent to participate in the joint venture that would own senior housing facilities to be developed in Glen Cove, Roslyn, and Great Neck, New York and Wallingford, Connecticut. The Company retained the rights under such letter of intent to develop and manage such facilities. On October 3, 1996, the Company entered into a management agreement concerning the proposed Glen Cove facility with a term of 15 years with two five-year renewal options in favor of the Company and a management fee equal to 5% of gross revenues. The Company expects to enter into a turnkey development agreement with such Chancellor Entity to co-develop the senior housing facility in Great Neck. Pursuant to this agreement the Company expects to receive a development fee the amount of which will be negotiated prior to construction.

   The Company has entered into (i) an assignment agreement, dated as of June 6, 1996, with a Chancellor Entity to develop a skilled nursing facility in West Bridgewater, Massachusetts, in accordance with the turnkey construction contract, dated April 20, 1995, as amended, between West Bridgewater Medical Investors Limited Partnership and Continuum Care of West Bridgewater, Inc.;
(ii) an assignment agreement, dated as of June 6, 1996, with a Chancellor Entity to develop a skilled nursing facility in Auburn, Massachusetts, in accordance with the turnkey construction contract, dated March 3, 1994, as amended, between Auburn Medical Investors, Limited Partnership and Continuum Care Corporation; (iii) an assignment agreement, dated as of June 6, 1996, with a Chancellor Entity to develop a skilled nursing facility in Plymouth, Massachusetts, in accordance with the turnkey construction contract, dated March 3, 1994, as amended, between Plymouth Medical Investors Limited Partnership and Continuum Care Corporation; and (iv) an assignment agreement, dated as of June 6, 1996, with a Chancellor Entity to develop a skilled nursing facility in Raynham, Massachusetts, in accordance with the turnkey construction contract, dated March 3, 1994, as amended, between Raynham Medical Investors Limited Partnership and Continuum Care

Corporation. The development of the facilities under each of the agreements listed in clauses (i) through (iv) has been completed, and the Company is entitled to receive future payments based upon occupancy levels and cash flow coverage, the necessary minimum thresholds of which have not yet been reached. In the aggregate, the Company expects to receive approximately $1,000,000. Prior payments under these contracts were made to a Chancellor Entity prior to the assignment of such agreements.

   In July 1996, the Company purchased certain assets in connection with the facility in Needham, Massachusetts from a Chancellor Entity at a purchase price of $500,000.

   Meditrust, a publicly traded real estate investment trust with assets in excess of $1.7 billion and of which Abraham D. Gosman is the Chairman of the Board and Chief Executive Officer, has provided financing to a skilled nursing/assisted living facility located in Needham, Massachusetts and owned principally by Mr. Gosman, in the aggregate amount of $20,109,241 at December 31, 1995.

   At December 31, 1995 and December 31, 1994, the Company had borrowed $9,661,381 and $2,729,791, respectively, from Mr. Gosman. Interest accrues on such outstanding indebtedness at the prime rate of interest during the year ended December 31, 1995 and the period June 24, 1994 (inception) to December 31, 1994 was $543,571 and $55,856, respectively. The borrowings from Mr. Gosman have a maturity date of January 1998. Interest on the borrowings is payable upon demand. Prior to the completion of the Offering and at Mr. Gosman's sole discretion, the Company may obtain additional financing from Mr. Gosman for working capital purposes. The Company intends to use a portion of the net proceeds of the Offering to repay this indebtedness. See "Risk Factors--Need for Additional Financing" and "--Substantial Debt and Lease Obligations."

   In June and July 1996, Standish borrowed an aggregate of $1.0 million for working capital purposes from Pre- Merger CareMatrix. In addition to executing a promissory note to evidence the obligation, Standish entered into a mortgage and option agreement with Pre-Merger CareMatrix under which all advances on the working capital loan would be secured by a subordinate lien deed of trust on Standish's Bailey Village community, subordinate to certain prior mortgages. On July 30, 1996, Abraham D. Gosman purchased from Standish 100 shares of the newly created Series B Preferred Stock for a purchase price of $14,000 per share, or $1.4 million in the aggregate, $1.0 million of which was used to satisfy the working capital loan from Pre-Merger CareMatrix. The Series B Preferred Stock provides for a cumulative dividend rate of 10% per annum, payable quarterly in arrears beginning on December 31, 1996, and carries a liquidation preference of $14,000 per share, plus any accumulated and unpaid dividends. The Series B Preferred Stock is convertible into shares of Common Stock at a conversion price equal to $20.80 per share (subject to customary anti-dilution adjustments). Concurrently with the sale of the Series B Preferred Stock to Mr. Gosman, Standish issued to Mr. Gosman five-year warrants to purchase an additional 80,000 shares of Common Stock at an exercise price equal to $20.80 per share (subject to customary anti-dilution adjustments). The Company intends to use a portion of the net proceeds of the Offering to redeem the Series B Preferred Stock. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations for Standish" and "Principal and Selling Stockholders."

   It is the general policy of the Company not to enter into any transaction, or amend in a manner adverse to the Company any existing transaction, in which an affiliate of the Company has a material interest, unless a majority of the disinterested directors approve the terms thereof. See "Risk Factors--Dependence by the Company on Related Party Agreements" and "--Potential Conflicts of Interest."

                        PRINCIPAL AND SELLING STOCKHOLDERS

   Common Stock. The following table and the notes thereto set forth information regarding the beneficial ownership of Common Stock of the Company, as of October 4, 1996, by each Director and each Named Executive Officer, by persons who beneficially own 5% or more of the outstanding shares of Common Stock, by other Selling Stockholders and by all Directors and executive officers of the Company as a group. The beneficial ownership information described and set forth below is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act. It does not constitute an admission of beneficial ownership for any other purpose.

                                                                                                   Shares of Common
                                                                                                  Stock Beneficially
                                                                                                  Owned After Offering
                                              Shares of Common                                   Assuming Full Exercise
                                             Stock Beneficially                                   of the Underwriters'
Name and Address of Beneficial Owner     Owned Prior to Offering (1)      Number of Shares      Over-allotment Option (1)
---------------------------------------  ---------------------------    Being Sold Subject   ----------------------------
                                                                       to the Underwriters'
                                        Number of Shares   Percent(2) Over-allotment Option  Number of Shares  Percent(2)
                                        ----------------   ---------- ---------------------- ---------------- -----------
Abraham D. Gosman (3)                       8,508,489        79.2%           829,027             7,783,103        45.8%
777 South Flagler Drive
West Palm Beach, FL 33401
Andrew D. Gosman                            3,178,840 (4)    29.6%                --             3,178,840 (4)    18.7%
197 First Avenue
Needham, MA 02194
Michael M. Gosman                           3,178,840 (4)    29.6%                --             3,178,840 (4)    18.7%
197 First Avenue
Needham, MA 02194
Michael J. Doyle                              151,139 (5)     1.4%                --               151,139 (5)       *
Kenneth M. Miles                               60,900 (6)       *                 --                60,900 (6)       *
Donald J. Amaral                                   --           *                 --                    --          --
H. Loy Anderson, Jr.                              550           *                 --                   550           *
Rev. Bedros Baharian                               --          --                 --                    --          --
Stephen E. Ronai                                   --          --                 --                    --          --
Jonathan R. Banton (7)                        164,130         1.5%            16,120               148,044           *
Timothy J. Coburn (8)                          54,347           *              5,338                49,020           *
Edward E. Goldman (9)                          40,760           *              4,003                36,765           *
Joel A. Kanter (7)                            200,000         1.9%            19,642               180,398         1.1%
Frederick R. Leathers (7)                     111,413         1.0%            10,942               100,493           *
Kevin J. Maley (7)                             40,760           *              4,003                36,765           *
Richard S. Mann (10)                           81,644           *              8,018                73,990           *
Robert A. Miller (9)                          111,413         1.0%            10,942               100,493           *
William A. Sanger (9)                          81,521           *              8,006                73,531           *
Craig J. Wilkos (7)                            54,347           *              5,338                49,020           *
Michael J. Zaccaro (7)                        164,130         1.5%            16,120               148,044           *
All directors and executive officers as
a group (14 persons including certain of
the above-named individuals)                9,485,208        88.3%           864,789             8,620,419        50.7%




-------------

   * Represents less than 1%.

(1) Includes shares which may be acquired within 60 days of September 30, 1996 pursuant to exercise or conversion of outstanding options, warrants and convertible securities of the Company. The table does not show the 9,000 shares subject to options held by Michael J. Brenan or the 12,704 shares owned by Dr. C. Joel Glovsky, who are no longer officers or directors of the Company. Their share ownership represents less than 1% of the outstanding shares of Common Stock.

(2) The percentages shown are based on 10,740,775 shares of Common Stock as of September 30, 1996, giving effect to the Reverse Split, (16,990,775 shares of Common Stock, giving effect to the Reverse Split, upon completion of the Offering) and 27,000 shares of Series A Preferred Stock, respectively, outstanding plus, as to each individual and group listed, the number of shares of Common Stock and/or Series A Preferred Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise or conversion of outstanding options, warrants and convertible securities of the Company held by such holder which are exercisable within 60 days of September 30, 1996, after application of anti-dilution adjustments in respect of such holders.

(3) Consists of (a) 703,432 shares of Common Stock owned directly, (b) 7,737,750 shares of Common Stock held by Abraham D. Gosman as trustee for the benefit of each of his sons, Andrew D. Gosman and Michael M. Gosman who are directors of the Company (as trustee, Abraham D. Gosman has investment power with respect to all such shares and voting power with respect to 4,558,910 of such shares), and (c) 67,307 shares of Common Stock currently issuable upon conversion of the Series B Preferred Stock at an initial conversion price of $20.80 per share (as adjusted to give effect to the Reverse Split), subject to customary anti-dilution adjustments.


(4) 7,737,750 shares (71.9% of the outstanding shares) of Common Stock are held in trust for Andrew and Michael Gosman by their father, Abraham D. Gosman, who has sole investment power with respect to all of the shares and sole voting power with respect to 4,558,910 of the shares. Andrew and Michael Gosman have shared voting power with respect to 3,178,840 shares.


(5) Includes 9,067 shares held by Mr. Doyle's spouse and 2,712 shares held by trusts for the benefit of each of Mr. Doyle's two minor children. Mr. Doyle disclaims beneficial ownership of the shares held by his spouse and by the two trusts. Also includes (a) 10,000 shares which may be acquired within 60 days pursuant to options dated as of February 28, 1995, (b) 10,000 shares which may be acquired within 60 days pursuant to options dated as of July 1, 1995 and (c) 100,000 shares which may be acquired within 60 days pursuant to the Management Options dated as of June 28, 1996.

(6) Includes (a) 10,900 shares of Common Stock which may be acquired within 60 days pursuant to options dated as of February 27, 1993, November 12, 1993 and July 1, 1995 and (b) 50,000 shares which may be acquired within 60 days pursuant to the Management Options dated as of June 28, 1996.

(7) The business address for the indicated Selling Stockholder is 197 First Avenue, Needham, MA 02194.

(8) Mr. Coburn's address is 86 Juniper Lane, P.O. Box 1046, Glastonbury, CT
    06033.

(9) The business address for the indicated Selling Stockholder is 777 South Flagler Drive, Suite 1000E, West Palm Beach, Florida 33401.

(10) Mr. Mann's address is 55 William Street, Needham, Massachusetts 02194.

   Series A Preferred Stock. As of September 30, 1996, Robert A. Schneider and Deltec Asset Mgmt. Corp. ("Deltec") beneficially owned 14,000 and 10,000 shares, respectively, representing 51.9% and 37.0% of the outstanding shares of the Company's Series A Preferred Stock. Mr. Schneider's address is 2 Broadway, New York, NY 10004. Deltec's address is 535 Madison Ave., New York, NY 10022.

                         DESCRIPTION OF CAPITAL STOCK

General

   The following is a brief description of the capital stock of the Company. The Company is authorized to issue 75,000,000 shares of Common Stock, $.05 par value per share, and 345,268 shares of preferred stock, $.01 par value per share (the "Preferred Stock") in series as noted below under the headings "Preferred Stock," and "Series A Preferred Stock" and "Series B Preferred Stock." The Company has 10,740,775 shares of Common Stock, 27,000 shares of Series A Preferred Stock and 100 shares of Series B Preferred Stock issued and outstanding.

Common Stock

   Each holder of Common Stock is entitled to share ratably on a share-for-share basis with respect to any dividends paid on the Common Stock when, as and if declared by the Board of Directors out of funds legally available as proscribed by statute. Each holder of Common Stock is entitled to one vote for each share held of record. The Common Stock is not entitled to conversion or preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution after the liquidating distribution to the holders of the Series A and Series B Preferred Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

   The Company's Board of Directors is authorized to establish and designate the classes, series, voting powers, designations, preferences and relative, participating, optional or other rights, and such qualifications, limitations and restrictions of the Preferred Stock as the Board, in its sole discretion, may determine without further vote or action of the Stockholders, except as and to the extent described below under the headings "--Series A Preferred Stock--Voting Rights" and "--Series B Preferred Stock--Voting Rights."

   The rights, preferences, privileges, and restrictions or qualifications or different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or could adversely affect the rights and powers, including voting rights, of holders of Common Stock.

   The existence of the Preferred Stock, and the power of the Board of Directors to set its terms and issue a series of Preferred Stock at any time without stockholder approval, could have certain anti-takeover effects. These effects include that of making the Company a less attractive target for a "hostile" takeover bid or discouraging the making of a merger proposal, or rendering it more difficult either to assume control of the Company through the acquisition of a large block of Common Stock or to remove incumbent management, even if such actions could be beneficial to the stockholders of the Company.

Series A Preferred Stock

   The Company has 27,000 shares of Series A Preferred Stock outstanding. The designations, rights, powers, preferences, qualifications and limitations of the Series A Preferred Stock are set forth in a Certificate of Designations of Series A Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware. All outstanding shares of Series A Preferred Stock are fully-paid and nonassessable.

   The following is a summary of the terms of the Series A Preferred Stock. This summary is not intended to be complete, and is subject to and qualified in its entirety by reference to the above-mentioned Certificate of Designations on file with the Secretary of State of the State of Delaware.

   Dividends. The holders of the Series A Preferred Stock are entitled to dividends at the rate of $1.00 per share per annum, payable quarterly in arrears on September 30, December 31, March 31 and June 30 of each year. Such rights to receive dividends are subject to declaration of the dividend by the Board of Directors out of funds legally available for that purpose as prescribed by statute. Dividends are cumulative, and accrue (whether or not declared), without interest, from the first day of each quarterly period.

   No dividends may be paid on any shares of capital stock ranking junior to the Series A Preferred Stock (including Common Stock) unless and until all accumulated and unpaid dividends on the Series A Preferred Stock have been declared and paid in full.


   Conversion. Each share of Series A Preferred Stock is convertible at the holder's election, at any time prior to redemption, into shares of Common Stock. The conversion rate was set initially at two shares of Common Stock for each share of Series A Preferred Stock; as of the date of this Prospectus, the conversion rate has been adjusted to approximately 0.70892 to reflect the eight dividends on the Series A Preferred Stock which Standish (the predecessor of the Company) had failed to pay since approximately June 30, 1994 and the Reverse Split. In addition, the conversion rate is subject from time to time to customary anti-dilution adjustments, including adjustments for the failure of the Company to pay a dividend on the Series A Preferred Stock within 30 days of a dividend payment date. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally available funds as prescribed by statute. The right to convert the Series A Preferred Stock terminates on the date fixed for redemption.

   Redemption. At any time on or after September 1, 1996, the Company may, at its option, redeem the Series A Preferred Stock, in whole and not in part, at a redemption price of $10.00 per share, plus accumulated and unpaid dividends, provided that, for a period of 20 consecutive trading days ending within 10 days prior to the notice of redemption, the market price of the Common Stock has been at 150% of the conversion price then in effect. As of September 30, 1996, the conversion price was equal to $14.10, as adjusted to reflect the Reverse Stock Split. The conversion price is subject to adjustment if, among other factors, the Company should fail to make future dividend payments on the Series A Preferred Stock when due.



   Voting Rights. Because the Company had failed to pay dividends for four quarterly dividend payment periods, the holders of the Series A Preferred Stock are entitled to vote together with the holders of Common Stock on all matters submitted to the Company's Stockholders, including the election of directors. Once in effect, such voting rights are not terminated by the payment of all accrued dividends. The holders of the Series A Preferred Stock are entitled to one vote per share of Series A Preferred Stock.

   The affirmative vote of the holders of 66-2/3% of the outstanding shares of the Series A Preferred Stock, voting as a separate class, is necessary for the Company to: (a) amend any provision of its Restated Certificate of Incorporation in any way which would effect a material, adverse change in the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock, (b) authorize or issue any other stock or securities which would have rights superior to or on parity with those of the Series A Preferred Stock with respect to the payment of dividends or the participation in liquidating distributions of the Company, or which would be convertible into or exchangeable for such stock or securities, or (c) merge with or consolidate into any corporation, firm or entity, or sell, lease or otherwise dispose of all or substantially all of its assets unless the Company is the surviving entity.

   Liquidation. In the event of any liquidation, dissolution or winding-up of the Company, to the extent that liquidation proceeds or other assets of the Company are available for distribution to Stockholders, the holders of Series A Preferred Stock will be entitled to receive a liquidating distribution of $10.00 per share, plus any accumulated and unpaid dividends, before any payment or distribution may be made or set apart for the holders of Common Stock or any stock ranking junior to the Series A Preferred Stock.

   Miscellaneous. The Company is not subject to any mandatory redemption or sinking fund provisions with respect to the Series A Preferred Stock. The holders of Series A Preferred Stock are not entitled to preemptive rights to subscribe for or to purchase any shares or securities of any class which may at any time be issued, sold or offered for sale by the Company. Shares of Series A Preferred Stock redeemed or otherwise purchased by the Company shall be retired by the Company and shall be unavailable for subsequent issuance. Pursuant to Standish's Exchange Offer in 1994, an aggregate of 340,236 shares of Common Stock (as adjusted to give effect to the Reverse Split) were issued in exchange for 654,300 shares of Series A Preferred Stock.

Series B Preferred Stock

   The Company has 100 shares of Series B Preferred Stock outstanding which is to be redeemed with the proceeds of the Offering. The designations, rights, powers, preferences, qualifications and limitations of the Series B Preferred Stock are set forth in a Certificate of Designations of Series B Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware. All outstanding shares of Series B Preferred Stock are fully-paid and nonassessable.

   The following is a summary of the terms of the Series B Preferred Stock. This summary is not intended to be complete, and is subject to and qualified in its entirety by reference to the above-mentioned Certificate of Designations on file with the Secretary of State of the State of Delaware.

   Dividends. The holders of the Series B Preferred Stock are entitled to dividends at the rate of $1,400 per share per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Such right to receive dividends is subject to declaration of the dividend by the Board of Directors out of funds legally available for that purpose as prescribed by statute. Dividends are cumulative and accrue (whether or not declared), without interest, from the first day of each quarterly period. No dividends, however, may be paid on the Series B Preferred Stock unless and until all accumulated and unpaid dividends on the Series A Preferred Stock have been declared and paid in full.

   No dividends may be paid on any shares of capital stock ranking junior to the Preferred Stock (including Common Stock) unless and until all accumulated and unpaid dividends on the Series B Preferred Stock have been declared and paid in full.

   Conversion. Each share of Series B Preferred Stock is convertible at the holder's election, at any time prior to redemption, into shares of Common Stock, at the conversion rate of 673 shares of Common Stock for each share of Series B Preferred Stock. The conversion rate is subject from time to time to customary anti-dilution adjustments, including adjustments for the failure of Standish to pay a dividend on the Series B Preferred Stock within 30 days of a dividend payment date. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally available funds as prescribed by statute. The right to convert the Series B Preferred Stock terminates on the date fixed for redemption.

   Redemption. At any time on or after December 1, 1996, the Company may, at its option, redeem the Series B Preferred Stock, in whole and not in part, at a redemption price of $14,000 per share, plus accumulated and unpaid dividends, provided that, for a period of 20 consecutive trading days ending within 10 days prior to the notice of redemption, the market price of the Common Stock has been at 150% of the conversion price then in effect.

   The Series B Preferred Stock will be redeemed with the proceeds of the Offering. See "Use of Proceeds."

   Voting Rights. The holders of the Series B Preferred Stock are not entitled to vote, except as set forth below and as provided by applicable law. On matters as to which those holders do have such voting rights, they are entitled to one vote per share of Series B Preferred Stock.

   The affirmative vote of the holders of 66-2/3% of the outstanding shares of the Series B Preferred Stock, voting as a separate class, is necessary for Standish to: (a) amend any provision of its Restated Certificate of Incorporation in any way which would effect a material, adverse change in the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock, (b) authorize or issue any other stock or securities which would have rights superior to or on parity with those of the Series B Preferred Stock with respect to the payment of dividends or the participation in liquidating distributions of the Company, or which would be convertible into or exchangeable for such stock or securities, or (c) merge with or consolidate into any corporation, firm or entity, or sell, lease or otherwise dispose of all or substantially all of its assets, unless the Company is the surviving entity.

   In the event that the Company fails to pay dividends for four quarterly dividend payment periods, whether or not consecutively, the holders of the Series B Preferred Stock are entitled to vote together with the holders of Common Stock on all matters submitted to the Company's Stockholders, including the election of directors. Once in effect, such voting rights are not terminated by the payment of all accrued dividends.

   Liquidation. In the event of any liquidation, dissolution or winding-up of the Company, to the extent that liquidation proceeds or other assets of the Company are available for distribution to Stockholders, the holders of Series B Preferred Stock will be entitled to receive a liquidating distribution of $14,000 per share, plus any accumulated and unpaid dividends, before any payment or distribution may be made or set apart for the holders of Common Stock or any stock ranking junior to the Series B Preferred Stock.

   Miscellaneous. The Company is not subject to any mandatory redemption or sinking fund provisions with respect to the Series B Preferred Stock. The holders of Series B Preferred Stock are not entitled to preemptive rights to subscribe for or to purchase any shares or securities of any class which may at any time be issued, sold or offered for sale by the Company. Shares of Series B Preferred Stock redeemed or otherwise purchased by the Company shall be retired by the Company and shall be unavailable for subsequent issuance.

Certain Provisions of the Restated Certificate of Incorporation

   Section 102 of the Delaware General Corporation Law authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation and its Stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the Delaware General Corporation Law does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.

   Pursuant to Section 102 of the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Company limits the personal liability of its directors (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by the Delaware General Corporation Law. Specifically, a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, and (iv) any transaction from which the director derived an improper personal benefit.

   The inclusion of this provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. The inclusion of this provision, however, together with provisions of the By-Laws of the Company which require the Company to indemnify its officers and directors against certain liabilities is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so.

Transfer Agent and Registrar

   American Securities Transfer & Trust, Inc. of Denver, Colorado is the transfer agent and registrar for the Common Stock and Series A Preferred Stock of the Company.

Business Combinations

   The Delaware General Corporation Law provides certain "fair price" protections to stockholders of a corporation which is an Exchange Act Company, in connection with business combinations between such corporation and any interested stockholder. Such provisions are currently not applicable to the Company because the Company does not have a class of voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq National Stock Market or held of record by more than 2,000 stockholders. The Company's Restated Certificate of Incorporation contains comparable "fair price" protections but with certain variations as compared to the Delaware statutory provisions. The Company's Restated Certificate of Incorporation defines a "Related Person" (i.e., an interested stockholder) as an individual or corporation which becomes the beneficial owner of 5% or more of the outstanding voting stock of the Company after October 31, 1991. A beneficial owner includes an individual or corporate entity which owns voting stock with any affiliates or associates, or which has the right to acquire, or power to direct, the vote or disposition of, voting stock.

   Transactions between the Company and a Related Person must be approved by the Company's Board of Directors, and additionally by the holders of two-thirds of the voting power of the outstanding shares of voting stock of the Company, excluding that voting stock held by a Related Person who is, or whose affiliate or associate is, a party to the business transaction.

   The above approval requirements apply to any direct or indirect purchase or other acquisition in one or more transactions by the Company of any of the outstanding voting stock of any class from any one or more individuals or entities known by the Company to be a Related Person, who has beneficially owned such security or right for less than two years prior to the date of such purchase or other acquisition, at a price in excess of the fair market value (as defined in the Company's Restated Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or any agreement with any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition of securities made as part of (i) a tender or exchange offer by the Company to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Exchange Act and the rules and regulations thereunder, or any successor rule or regulation or (ii) pursuant to an open-market purchase program conducted in accordance with the requirements of Rule 10b-18 promulgated by the Commission pursuant to the Exchange Act or any successor rule or regulation.

   The Company's Restated Certificate of Incorporation also requires the Board of Directors to consider what is in the best interests of the Company in connection with mergers, consolidations, or sales of all or substantially all of the Company's assets whether or not in the ordinary course of business. In considering what the best interests of the Company are in connection with such transactions, the Board of Directors shall give due consideration not only to the price or other consideration being offered, but also to all relevant factors, including the interests of the Company's employees, suppliers, creditors and customers, the economy of the state, region and nation, community and societal considerations, and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that those interests may be best served by the continued independence of the Company.

Delaware Takeover Statute

   The Company is subject to Section 203 of the Delaware General Corporation Law which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Registration Rights

   Abraham D. Gosman has been granted certain rights by the Company with respect to the registration under the Securities Act of the 80,000 shares issuable to him on exercise of the warrants (excluding shares issuable upon the conversion of the Series B Preferred Stock held by him that will be redeemed by the Company with a portion of the net proceeds from this Offering. See "Use of Proceeds.")

   In addition, certain other stockholders have registration rights with respect to an aggregate of approximately 243,133 shares (after giving effect to the Reverse Split) of Common Stock upon the exercise of the outstanding warrants and the convertible securities, exclusive of those held by Mr. Gosman. The holder of warrants and convertible securities with respect to an aggregate of approximately 72,216 shares (after giving effect to the Reverse Split) of Common Stock has requested that the Company register such shares in this Offering. The Company does not expect to register such shares in this Offering.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of the Offering, the Company will have 16,990,775 shares of Common Stock outstanding. Of these shares, all of the 6,250,000 shares sold in the Offering (7,187,500 shares if the Underwriters exercise their over-allotment option in full) will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an affiliate of the Company as that term is defined in Rule 144 of the General Rules and Regulations promulgated under the Securities Act ("Rule 144"). The 9,485,208 shares held by affiliates of the Company will be eligible for sale in the open market, subject to the contractual lockup provisions and applicable requirements of Rule 144 described below.

   In general, under Rule 144, as currently in effect, an affiliate is entitled to sell a number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company.

   The Company, its directors and executive officers and certain other stockholders have agreed that they will not offer, sell, contract to sell, pledge, grant any option for the sale of, or otherwise dispose or cause the disposition of any shares of Common Stock or securities convertible into or exchangeable or exercisable for such shares, for a period of 180 days after the date of the Underwriting Agreement without the prior written consent of Dean Witter Reynolds Inc. Upon completion of the Offering, sales of substantial amounts of Common Stock by existing stockholders could have an adverse impact on the market price of the Common Stock. No predictions can be made as to the effect, if any, that market sales of shares by existing stockholders or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time.

                                 UNDERWRITING

   The Underwriters named below, for whom Dean Witter Reynolds Inc., NatWest Securities Limited, PaineWebber Incorporated, Robertson, Stephens & Company LLC and Smith Barney Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (a copy of which has been filed as an exhibit to the Registration Statement), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names in the table below:

Name                                         Number of Shares
----                                         ----------------
Dean Witter Reynolds Inc.
NatWest Securities Limited
PaineWebber Incorporated
Robertson, Stephens & Company LLC
Smith Barney Inc.

                                          ----------------------
  Total                                          6,250,000
                                          ======================

   The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligation is such that they must purchase all of the shares (other than those subject to the over-allotment option) if any are purchased.

   The Underwriters have advised the Company that they propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such public offering price less a concession
not to exceed $    per share. Such dealers may reallow a concession not to
exceed $    per share to other dealers. After the public offering, the public offering price may be reduced and concessions and reallowances to dealers may be changed by the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority. The Representatives intend to make a market in the Common Stock after completion of the Offering.

   The Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 937,500 shares of Common Stock pro rata from the Selling Stockholders at the public offering price, less underwriting discounts and commissions to cover over- allotments, if any. After commencement of this offering, the Underwriters may confirm sales subject to the over- allotment option.

   NatWest Securities Limited, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of the Common Stock offered hereby and subject to certain exceptions, it will not offer any Common Stock within the United States, its territories or possessions, or to persons who are citizens thereof or residents therein. The Underwriting Agreement does not limit sale of the Common Stock offered hereby outside of the United States.

   NatWest Securities Limited has further represented and agreed that (a) it has not offered or sold and will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (whether as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986 (the "Act"); (b) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the shares of Common Stock in, from, or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on, in the United

Kingdom, any document that consists of or any part of listing particulars, supplementary listing particulars, or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

   National Westminster Bank Plc ("NatWest"), an affiliate of NatWest Securities Limited served as a financial advisor to Standish in 1995 and also served as financial advisor to Pre-Merger CareMatrix in connection with the Merger. NatWest will receive a fee of approximately 108,000 shares of Common Stock (as adjusted to give effect to the Reverse Split) in connection with the Merger.

   The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

   The Company, its directors and executive officers and certain other stockholders have agreed that they will not offer, sell, contract to sell, pledge, grant any option for the sale of, or otherwise dispose or cause the disposition of any shares of Common Stock or securities convertible into or exchangeable or exercisable for such shares, for a period of 180 days after the date of the Underwriting Agreement without the prior written consent of Dean Witter Reynolds Inc. Upon completion of the Offering, sales of substantial amounts of Common Stock by existing stockholders could have an adverse impact on the market price of the Common Stock. No predictions can be made as to the effect, if any, that market sales of shares by existing stockholders or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time.

   In connection with this offering, the Underwriters and other selling group members may engage in passive market making transactions in the Common Stock on the Nasdaq Small Cap System in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of displaying bids on the Nasdaq Small Cap System limited by the price of independent market makers and effecting purchases limited by such prices and in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                LEGAL MATTERS

   The validity of the shares offered hereby will be passed upon for the Company by Nutter, McClennen & Fish, LLP, Boston, Massachusetts and for the Underwriters by Brown & Wood LLP, New York, New York.

                                   EXPERTS

   The combined financial statements of CareMatrix for the year ended December 31, 1995 and for the period from June 24, 1994 (inception) to December 31, 1994, included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Standish for the three year period ended December 31, 1995 included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The combined statements of operations, changes in stockholders' deficit and cash flows of Bailey Retirement Center, Inc. for the year ended December 31, 1993, included in the Standish Financial Statements, appearing elsewhere in this Prospectus, have been included herein in reliance on the reports of Lovelace, Roby & Company, P.A., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                     Page
                                                                                                    -------
                                           CareMatrix
Report of Coopers & Lybrand L.L.P., Independent Accountants                                           F-2
Combined Financial Statements:
 Combined Balance Sheets as of June 30, 1996 (unaudited) December 31, 1995 and December 31,
   1994                                                                                               F-3
 Combined Statements of Operations and Stockholders' Deficit, for the six months ended June 30, 1996 (unaudited), the year ended December 31, 1995 and the
   period June 24, 1994 (Inception) to December 31, 1994                                              F-4
 Combined Statements of Cash Flows, for the six months ended June 30, 1996
   (unaudited), the year ended December 31, 1995 and the period June 24, 1994
   (Inception) to December 31, 1994                                                                   F-5
 Notes to Combined Financial Statements                                                               F-6

                                    The Standish Care Company
Report of Coopers & Lybrand L.L.P., Independent Accountants                                          F-11
Consolidated Financial Statements:
 Consolidated Balance Sheets as of December 31, 1995 and 1994                                        F-12
 Consolidated Statements of Operations, for the years ended
   December 31, 1995, 1994 and 1993                                                                  F-13
Consolidated Statements of Cash Flows,
 for the years ended December 31, 1995, 1994 and 1993                                                F-14
Consolidated Statements of Stockholders' Equity, for the years ended
 December 31, 1995, 1994 and 1993                                                                    F-17
 Notes to Consolidated Financial Statements                                                          F-18
Consolidated Interim Financial Statements (unaudited):
 Consolidated Balance Sheets as of June 30, 1996 and December 31, 1995                               F-39
 Consolidated Statements of Operations for the three and six months ended June 30, 1996
   and 1995                                                                                          F-40
 Consolidated Statements of Cash Flows for the six months ended June 30, 1996 and 1995               F-41
 Notes to Consolidated Financial Statements                                                          F-42

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of CareMatrix:

We have audited the accompanying combined balance sheets of CareMatrix as of December 31, 1995 and 1994 and the related combined statements of operations and stockholders' deficit and cash flows for the year ended December 31, 1995 and the period from June 24, 1994 (inception) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of CareMatrix as of December 31, 1995 and 1994 and the combined results of its operations and its cash flows for the year ended December 31, 1995 and the period from June 24, 1994 (inception) to December 31, 1994 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
July 24, 1996

                                   CAREMATRIX

                           COMBINED BALANCE SHEETS

                                                               June 30,       December 31,    December 31,
                                                                 1996             1995            1994
                                                             ------------    -------------    -------------
                                                              (Unaudited)
ASSETS
Current assets
 Cash and cash equivalents                                   $  2,027,763     $   144,643      $     1,788
 Receivables
  Accounts receivable, net of allowance for doubtful
    accounts of $304,425, $247,706 and $36,700 at
    June 30, 1996, December 31, 1995 and 1994,
    respectively                                                  939,231         837,787          328,535
  Other receivables                                                99,286              --               --
 Prepaid expenses and other current assets                        218,759         185,647               --
                                                             ------------      ----------      -----------
   Total current assets                                         3,285,039       1,168,077          330,323
Property and equipment, net (Note 4)                            1,444,435         730,017               --
Note receivable (Note 11)                                         769,904              --               --
Deposits and other assets (Note 6)                                522,644         511,750               --
                                                             ------------      ----------      -----------
   Total assets                                              $  6,022,022     $ 2,409,844      $   330,323
                                                             ============     ===========      ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
 Accounts payable                                                 203,093         651,860           42,120
 Accrued compensation                                             109,104         171,777           30,676
 Accrued liabilities (Note 5)                                     528,832         436,178           27,232
 Accrued interest--stockholder (Note 9)                         1,158,479         599,427           55,856
                                                             ------------     -----------      -----------
   Total current liabilities                                    1,999,508       1,859,242          155,884
Due to stockholder (Note 9)                                    16,992,096       9,661,381        2,729,791
Accrued closure costs--long term (Note 5)                         528,788         650,816               --
                                                             ------------     -----------      -----------
   Total liabilities                                           19,520,392      12,171,439        2,885,675
Commitments and contingencies (Notes 6 and 7)
Stockholders' deficit:
 Accumulated deficit                                          (13,498,370)     (9,761,595)      (2,555,352)
                                                             ------------     -----------      -----------
   Total stockholders' deficit                                (13,498,370)     (9,761,595)      (2,555,352)
                                                             ------------     -----------      -----------
Total liabilities and stockholders' deficit                  $  6,022,022     $ 2,409,844      $   330,323
                                                             ============     ===========      ===========

   The accompanying notes are an integral part of the financial statements.

                                   CAREMATRIX

         COMBINED STATEMENTS OF OPERATIONS AND STOCKHOLDERS' DEFICIT

                                                                                                 June 24, 1994
                                                    Six Months Ended         Year Ended         (Inception) to
                                                      June 30, 1996      December 31, 1995     December 31, 1994
                                                   ------------------    ------------------   ------------------
                                                       (Unaudited)
Net revenues                                           $  2,389,069          $ 2,484,857           $   366,214
                                                       ------------          -----------           -----------
Operating costs and administrative expenses:
 Salaries, wages and benefits                             1,574,653            2,100,097               253,048
 Salaries, wages and benefits--related party
  (Note 9)                                                1,406,297            2,123,152               579,078
 Professional fees                                           24,309              163,158                36,781
 Professional fees--related party (Note 9)                  476,603              493,269               260,411
 Supplies                                                   326,079              275,706                11,848
 Supplies--related party (Note 9)                            82,169              166,136               124,726
 Utilities                                                  126,636              126,216                19,448
 Utilities--related party (Note 9)                           79,199              113,653               117,374
 Depreciation and amortization                               65,164                2,931                 3,603
 Rent                                                       544,775              645,702                45,868
 Rent--related party (Note 9)                               143,985              422,468               240,239
 Provision for writedown of assets (Note 3)                      --                   --               757,095
 Provision for closure loss (Note 3)                             --              894,872                    --
 Provision for bad debts                                     56,719              211,006                36,700
 Other                                                      146,811              392,186                63,099
 Other--related party, primarily administrative,
  development and marketing costs (Note 9)                  537,765            1,016,977               316,392
                                                       ------------          -----------           -----------
  Total operating costs and administrative
   expenses                                               5,591,164            9,147,529             2,865,710
Interest income                                             (24,372)                  --                    --
Interest expense--stockholder (Note 9)                      559,052              543,571                55,856
                                                       ------------          -----------           -----------
Loss (Note 2)                                          $ (3,736,775)         $(7,206,243)          $(2,555,352)
                                                       ============          ===========           ===========
Accumulated deficit at beginning of period               (9,761,595)          (2,555,352)                   --
                                                       ------------          -----------           -----------
Accumulated deficit at end of period                   $(13,498,370)         $(9,761,595)          $(2,555,352)
                                                       ============          ===========           ===========

   The accompanying notes are an integral part of the financial statements.

                                   CAREMATRIX

                      COMBINED STATEMENTS OF CASH FLOWS

                                                                                                  June 24, 1994
                                                      Six Months Ended       Year Ended          (Inception) to
                                                       June 30, 1996      December 31, 1995     December 31, 1994
                                                      ----------------   ------------------    ------------------
                                                        (Unaudited)
Cash flows from operating activities
 Loss                                                   $(3,736,775)         $(7,206,243)          $(2,555,352)
 Noncash items included in net loss:
  Depreciation and amortization                              65,164                2,931                 3,603
  Provision for writedown of assets                              --                   --               757,095
  Provision for closure loss                                     --              894,872                    --
 Changes in receivables                                    (101,444)            (509,252)             (328,535)
 Changes in accounts payable and accrued
  liabilities                                                18,238            1,467,225               127,056
 Changes in other assets                                   (143,292)            (697,397)                   --
                                                        -----------          -----------           -----------
   Net cash used by operating activities                 (3,898,109)          (6,047,864)           (1,996,133)
                                                        -----------          -----------           -----------
Cash flows from investing activities
 Capital expenditures                                      (779,582)            (740,871)              (29,764)
 Note receivable                                           (769,904)                  --                    --
 Acquisition, net of cash acquired (Note 10)                     --                   --              (702,106)
                                                        -----------          -----------           -----------
   Net cash used by investing activities                 (1,549,486)            (740,871)             (731,870)
                                                        -----------          -----------           -----------
Cash flows from financing activities
 Advances of funds from stockholder                       7,330,715            6,931,590             2,729,791
                                                        -----------          -----------           -----------
   Net cash provided by financing activities              7,330,715            6,931,590             2,729,791
                                                        -----------          -----------           -----------
Increase in cash and cash equivalents                     1,883,120              142,855                 1,788
Cash and cash equivalents, beginning of period              144,643                1,788                    --
                                                        -----------          -----------           -----------
Cash and cash equivalents, end of period                $ 2,027,763          $   144,643           $     1,788
                                                        ===========          ===========           ===========

   The accompanying notes are an integral part of the financial statements.

                                   CAREMATRIX
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. Nature of Business and Organization

   The combined financial statements of CareMatrix ("the Company") for the period June 24, 1994 (inception) through December 31, 1994 (audited), the year ended December 31, 1995 (audited), and the six months ended June 30, 1996 (unaudited) have been prepared to reflect the combination of business entities which have been operated since their date of inception under common control by Abraham D. Gosman ("Mr. Gosman"), principal stockholder of the Company, directly or through trusts.

   During the periods covered by these financial statements, the Company derived revenues from one or more of the following services: the operation of an inpatient nursing facility in Maryland; the operation of an outpatient rehabilitation facility in Georgia; and the management of two inpatient nursing facilities in Florida.

   The Company intends to provide development, management and other services in connection with the establishment of assisted living facilities, nursing homes and other health care facilities.

   The entities operated under common control are non-taxpaying (i.e., primarily S Corporations, which results in taxes being the responsibility of the respective owners), and therefore the financial statements have been presented as further described in Note 2.

2. Summary of Significant Accounting Policies

Estimates Used in Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for the collectibility of receivables and third party settlements, depreciation and amortization and contingencies.

Cash and Cash Equivalents

   Cash and cash equivalents consist of highly liquid instruments with original maturities at the time of purchase of three months or less.

Revenue Recognition

   Net revenues are reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. The provision and related allowance are adjusted periodically, based upon an evaluation of historical collection experience with specific payors for particular services, anticipated reimbursement levels with specific payors for new services, industry reimbursement trends, and other relevant factors.

Third Party Reimbursement

   For the year ended December 31, 1995 and for the period from June 24, 1994 (inception) to December 31, 1994, approximately 46% and 16%, respectively, of the Company's net revenue was derived primarily from the participation of the Company's nursing home and outpatient rehabilitation facility in Medicare and Medicaid programs. Medicare compensates the Company on a "cost reimbursement" basis. Medicaid compensates the Company for nursing services, patient care and administrative and routine services based on interim payments and re-indexed rate payments (final settlements) subject to ceilings. In addition to extensive existing governmental

                                   CAREMATRIX
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

health care regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. Legislative changes to federal or state reimbursement systems could adversely and retroactively affect recorded revenues.

Property and Equipment

   Additions are recorded at cost and depreciation is recorded principally by use of the straight-line method for buildings, improvements and equipment over their useful lives or, in the case of leasehold improvements, over the life of the lease, if shorter. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized.

Income Taxes

   The entities included in these financial statements are S Corporations or partnerships; accordingly, income tax liabilities are the responsibility of the respective owners or partners. Provisions for income taxes and deferred assets and liabilities of the taxable entities have not been reflected in these combined financial statements since there is no taxable income on a combined basis.

Stock Based Compensation

   The Company is adopting Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." This standard requires the Company to report the fair value for stock-based compensation plans either through recognition or disclosure. The Company will disclose the pro forma net income and pro forma net income per common and common equivalent share amounts assuming the fair value method was adopted on January 1, 1996. The adoption of this standard will not impact the Company's results of operations, financial position or cash flows.

Long-Lived Assets

   The Company periodically assesses the recoverability of long-lived assets, including property and equipment and intangibles, when there are indications of potential impairment based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends and future prospects, in addition to other economic factors.

   The Company is required to implement Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in 1996. As the Company currently evaluates the realizability of its long-lived assets, including property and equipment and intangibles, adoption of the statement is not anticipated to have a material effect on the Company's financial statements.

3. Acquisition

   During November 1994, the Company purchased the assets of an outpatient rehabilitation facility in Atlanta, Georgia, for $702,106. In connection with the purchase, the Company also assumed the lease obligation for the facility for which the current lease term expires in August 1999. The acquisition was accounted for as a purchase and $566,312 of such purchase price was recorded as goodwill. For the period June 24, 1994 (inception) to December 31, 1994, the Company recorded a charge of $757,095 to write off impaired assets related to the acquisition. During 1995, the Company ceased operations at this outpatient rehabilitation facility and recorded a provision for such closure in the amount of $894,872 which approximates the remaining lease obligations.

                                   CAREMATRIX
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. Property and Equipment

   Property and equipment consists of the following:

                                    Estimated        December 31,
                                   Useful Life      -------------
                                     (Years)             1995
                                 ----------------   -------------
Furniture and fixtures                  5-7            $256,074
Equipment                              3-10              65,719
Computer software                         3              11,568
Leasehold improvements                 4-20             399,587
                                                       --------
Property and equipment, gross                           732,948
Less accumulated depreciation                            (2,931)
                                                       --------
Property and equipment, net                            $730,017
                                                       ========

   Depreciation expense was $2,931 and $1,263, respectively, for the year ended December 31, 1995 and the period June 24, 1994 (inception) to December 31, 1994.

5. Accrued Liabilities

   Accrued liabilities consist of the following:

                                December 31,
                             ------------------
                               1995      1994
                             --------   -------
Accrued closure costs        $244,056   $    --
Accrued rent                   88,542        --
Other                         103,580    27,232
                             --------   -------
Total accrued liabilities    $436,178   $27,232
                             ========   =======

   The accrued closure costs are for the closure of the outpatient rehabilitation facility (see Note 3) and represent the current portion of the remaining lease obligation. Closure costs in the amount of $894,872 were accrued at December 31, 1995; $650,816 of this amount is classified as a long term liability at December 31, 1995.

6. Lease Commitments

   The Company leases various office space and certain equipment pursuant to operating lease agreements.

   Future minimum lease commitments at December 31, 1995 consisted of the following:

1996                       $ 1,121,277
1997                         1,173,405
1998                         1,223,405
1999                         1,196,083
2000                         1,095,833
Thereafter                   5,381,250
                           -----------
                           $11,191,253
                           ===========

   During August 1995, the Company entered into a ten year lease for a 138-bed nursing facility in Silver Spring, Maryland. In connection with this lease the Company has made a $500,000 security deposit. In addition, the lease requires that the Company provide an irrevocable letter of credit in the amount of $1,000,000 to the lessor prior to August 15, 1996. The letter of credit is required to remain in place until the lessor is provided with a guarantee from a public company with a net worth greater than $10,000,000. The Company has also been granted an option to purchase the facility during the seventh year of the lease for a purchase price of $8,000,000.

7. Commitments and Contingencies

   The Company has entered into employment agreements with certain of its employees, which include, among other terms, noncompetition provisions and salary and benefits continuation.

                                   CAREMATRIX
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. Management Agreements

   During December 1995, the Company entered into a management agreement, with an initial term of five years, to manage a 54-bed nursing facility in Homestead, Florida. In accordance with the provisions of the management agreement, the Company receives a fixed management fee plus an incentive management fee which is calculated as a percentage of net revenues. The fixed management fee ranges from $80,000 during the first year of the agreement to $140,000 during the fifth year of the agreement. The incentive management fee ranges from 2.9% of net revenues during the first year of the agreement to 2.13% of net revenues during the fifth year of the agreement.

   During December 1995, the Company entered into a management agreement, with an initial term of five years, to manage a 120-bed nursing facility in Miami, Florida. The management agreement provides for a management fee which is based upon a maximum of 6% of net revenues during the first year and 5% of net revenues thereafter. In accordance with the management agreement, the Company agreed to lend to the operator of the facility an Operating Loan for working capital. The Operating Loan is evidenced by a promissory note (and collateralized by accounts receivable), bears interest at the prime rate plus two percent and has a final maturity upon the termination or expiration of the management agreement.

9. Related Party

   For the year ended December 31, 1995 and the period June 24, 1994 (inception) to December 31, 1994, Continuum Care of Massachusetts, Inc., whose principal stockholder is Mr. Gosman, provided management services to the Company. Fees for these services in the amount of $4,335,655 and $1,638,220, respectively, have been included in the financial statements and consist of the following:

                                        Year         June 24, 1994
                                        Ended        (Inception) to
                                     -----------     --------------
                                               December 31,
                                     ------------------------------
                                         1995                1994
                                     -----------         ----------
Salaries, wages and benefits          $2,123,152         $  579,078
Supplies                                 166,136            124,726
Professional fees                        493,269            260,411
Utilities                                113,653            117,374
Rent                                     422,468            240,239
Other                                  1,016,977            316,392
                                      ----------         ----------
                                      $4,335,655         $1,638,220
                                      ==========         ==========

   Such fees are based on the discretion of Continuum Care of Massachusetts, Inc. and may not be indicative of what they would have been if the Company had performed these services internally or had contracted for such services with unaffiliated entities. Included in rent is rent expense of $311,639 and $193,600 for the year ended December 31, 1995 and the period June 24, 1994 (inception) to December 31, 1994, respectively, for the Company's principal office space in Needham, Massachusetts. The lessee of the office space is Continuum Care of Massachusetts, Inc. The remaining rent expense represents various operating leases for equipment.

   The Company intends to provide development and other services in connection with the establishment of assisted living facilities, nursing homes and other health care facilities. The Company will provide these services to or for the benefit of the owners of the new facilities, which owners are either corporations or limited partnerships and, in some cases, the owners of such will be stockholders of the Company.

   Meditrust, a publicly traded real estate investment trust with assets in excess of $1.7 billion of which Mr. Gosman is the Chairman of the Board and Chief Executive Officer, has provided financing to a skilled nursing/ assisted living facility located in Needham, Massachusetts and owned principally by Mr. Gosman, in the aggregate amount of $20,109,241 at December 31, 1995.

                                   CAREMATRIX
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

9. Related Party (Continued)

   At December 31, 1995 and December 31, 1994, the Company had borrowed $9,661,381 and $2,729,791, respectively, from Mr. Gosman. Interest on such outstanding indebtedness at the prime rate of interest during the year ended December 31, 1995 and the period June 24, 1994 (inception) to December 31, 1994 was $543,571 and $55,856, respectively. The borrowings from Mr. Gosman have a maturity date of January 1998. Interest on the borrowings is payable upon demand. The Company will obtain additional financing, as required, from Mr. Gosman for working capital purposes prior to an equity offering.

10. Supplemental Cash Flow Information

   During the period from June 24, 1994 (inception) to December 31, 1994 the Company acquired the assets and assumed certain liabilities of the entity described in Note 3. The transaction had the following non-cash impact on the balance sheet:

Current assets                     $ 93,123
Property, plant and equipment        71,381
Intangibles                         566,312
Current liabilities                 (28,710)

11. Subsequent Events (Unaudited)

   During 1996 the Company, pursuant to the management agreement for the 120-bed nursing facility in Miami, Florida, advanced the Operator of the facility $769,904 for working capital purposes.

   During July 1996, the Company entered into a merger agreement with The Standish Care Company ("Standish"). Under the merger agreement Standish, as the surviving company in the merger, will acquire all of the assets and operations of the Company and will issue 50 million shares of its common stock to the stockholders of the Company. The merger transaction of the Company with and into Standish will be recorded as a "reverse acquisition" for accounting purposes, with the Company treated as the accounting acquiror, even though Standish will be the survivor for legal purposes. In a reverse acquisition, the accounting acquiror is treated as the surviving entity even though Standish's legal existence does not change and the financial statements reflect the historical financial statements of the Company. The Company, as the accounting acquiror, will treat the merger as a purchase acquisition. The merger will be recorded using the historical cost basis for the assets and liabilities of the Company, and the estimated fair value of Standish's assets and liabilities. Consummation of the merger is subject to approval by both companies' Boards of Directors and stockholders and other closing conditions.

   In July 1996, the Company acquired a management contract from an entity principally owned by Mr. Gosman for $2,800,000 to manage a 142-bed facility in Needham, Massachusetts. The contract, which extends for a 25 year period, provides for an annual management fee of approximately five percent of gross revenues.

   During July 1996, the Company entered into agreements with a third party whereby such third party will provide day to day management of the following facilities: (i) the 54-bed nursing facility in Homestead, Florida; (ii) the 120-bed nursing facility in Miami, Florida; (iii) the 138-bed leased facility in Silver Spring, Maryland; and (iv) the 142-bed facility in Needham, Massachusetts.

     In August 1996, the Company adopted a stock option plan for officers and employees to purchase up to 6,000,000 shares of its stock. All options allow for the purchase of the stock at prices not less than the fair value of such stock at the date of grant. Options granted under the plan vest over a two to three year period and expire ten years after the date of grant. As of August 31, 1996, approximately 2,300,000 options were granted and outstanding at prices ranging from $2.00 to $4.00 per share.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of The Standish Care Company:

We have audited the accompanying consolidated balance sheets of The Standish Care Company and its subsidiaries as of December 31, 1995 and 1994, the related consolidated statements of operations, stockholders' equity, and cash flows, for each of the three years ended December 31, 1995. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the Bailey Retirement Center, Inc., a wholly-owned subsidiary of the Company, whose financial statements represent 52% of consolidated revenues for the year ended December 1993. These statements were audited by other auditors whose report has been forwarded to us, and our opinion, insofar as it relates to the amounts included for the Bailey Retirement Center, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Standish Care Company and its subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information required to be included therein.

COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
February 14, 1996, except as to
 information presented
 in Notes I (paragraphs 7 and 8)
 and R, for which the date
 is March 29, 1996.

                           THE STANDISH CARE COMPANY
                         CONSOLIDATED BALANCE SHEETS

                                                                           December 31,     December 31,
                                                                               1995             1994
                                                                          --------------   ------------
ASSETS
Current assets:
 Cash and cash equivalents                                                 $   367,631      $   232,716
 Restricted cash                                                               199,719           94,823
 Accounts receivable, less allowance for doubtful accounts
    of $448,425 and $360,946 at December 31, 1995 and
    1994, respectively                                                         176,818          115,385
 Note receivable                                                                 2,835           25,000
 Interest receivable                                                            14,245               --
 Due from related parties                                                      437,234          286,942
 Other current assets                                                           39,545           55,954
                                                                           -----------      -----------
    Total current assets                                                     1,238,027          810,820
Prepaid deposits                                                                    --           27,651
Restricted deposits                                                            610,732          547,982
Assets held for sale                                                            24,471           23,487
Investment in Adams Square Limited Partnership                                 127,000          127,000
Investment in Cornish Realty Associates, L.P.                                  125,000          250,000
Note receivable                                                                 50,467           30,000
Due from related parties                                                       130,215          114,539
Property, plant and equipment, net                                          11,079,454       10,415,928
Prepaid lease deposit, net                                                     539,843          605,947
Non-compete agreement, net                                                     219,671           76,466
Resident leases, net                                                           176,979          226,643
Goodwill, net                                                                1,504,000               --
Other assets, net                                                              148,972          162,491
                                                                           -----------      -----------
    Total assets                                                           $15,974,831      $13,418,954
                                                                           ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                                          $   522,992      $   573,454
 Accrued payroll and related taxes                                             217,304          211,040
 Accrued severance costs                                                       232,874               --
 Accrued professional fees                                                     570,997          192,743
 Accrued development costs                                                          --          100,000
 Advance for expansions                                                          4,086               --
 Resident security deposits                                                    172,945           82,679
 Current portion of long-term debt                                             626,298          392,434
 Other current liabilities                                                     474,913          326,461
                                                                           -----------      -----------
    Total current liabilities                                                2,822,409        1,878,811
Deferred gain on sale of bonds                                                 520,815          529,331
Long-term debt                                                              12,457,003        8,439,911
Minority interest                                                              156,970          243,600
Commitments and contingencies
Stockholders' equity
 Preferred stock (aggregate liquidation preference of $1,281,175 and
   $1,376,538 at December 31, 1995 and December 31, 1994, respectively)      1,125,000        1,280,500
 Common stock, $.01 par value 30,000,000 and 10,000,000 shares authorized and 3,435,826 and 3,395,152 shares issued and outstanding
  at December 31, 1995 and December 31, 1994, respectively                      34,359           33,952
 Additional paid-in capital                                                  8,746,096        8,607,171
 Accumulated deficit                                                        (9,887,821)      (7,594,322)
                                                                           -----------      -----------
 Total stockholders' equity                                                     17,634        2,327,301
                                                                           -----------      -----------
 Total liabilities and stockholders' equity                                $15,974,831      $13,418,954
                                                                           ===========      ===========

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                           THE STANDISH CARE COMPANY
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 For the year ended    For the year ended    For the year ended
                                                    December 31,          December 31,          December 31,
                                                        1995                  1994                  1993
                                                 ------------------   ------------------    --------------------
Revenues:
 Service revenue                                    $ 7,701,951           $ 6,126,883            $ 1,193,287
 Management fees and marketing revenue                  511,831               276,529                440,707
 Development fees and other revenue                     222,100               305,197                 97,091
                                                    -----------           -----------            -----------
                                                      8,435,882             6,708,609              1,731,085
Operating costs and expenses:
 Community operating expense                          5,960,638             5,042,334              1,013,096
 Community rent expense                                 615,580               406,898                     --
 Selling, general and administrative expense          2,347,034             2,509,426              1,512,861
 Depreciation and amortization expense                  679,621               693,385                283,351
 Provision for Corporate doubtful accounts               74,125               338,112                240,000
 Severance costs                                        263,413                    --                     --
 Write off of investment in Development
   projects                                                  --               832,703                     --
                                                    -----------           -----------            -----------
 Total operating costs and expenses                   9,940,411             9,822,858              3,049,308
                                                    -----------           -----------            -----------
Loss from operations                                 (1,504,529)           (3,114,249)            (1,318,223)
Interest expense                                     (1,500,458)           (1,109,422)              (351,518)
Interest income                                         153,115                20,281                 41,872
Write-off of financing costs and other
  related costs                                        (528,257)                   --                     --
Assignment fee from Related Party                     1,000,000                    --                     --
Gain on sale of bonds                                        --                    --                158,000
Gain on sale of land                                         --                    --                376,167
Minority interest                                        86,630                31,400                     --
                                                    -----------           -----------            -----------
Loss before income taxes                             (2,293,499)           (4,171,990)            (1,093,702)
Provision for income taxes                                   --                    --                 (1,300)
                                                    -----------           -----------            -----------
Net loss                                           ($ 2,293,499)         ($ 4,171,990)          ($ 1,095,002)
                                                    ===========           ===========            ===========
Net loss per common share                                ($0.71)               ($1.81)                ($0.95)
Weighted average number of common shares
  outstanding                                         3,393,026             2,462,785              1,442,718
                                                    ===========           ===========            ===========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                           THE STANDISH CARE COMPANY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             For the years ended December 31,
                                                        -------------------------------------------
                                                            1995           1994           1993
                                                         -----------    -----------   -------------
OPERATING ACTIVITIES:
Net loss                                                $(2,293,499)   $(4,171,990)    $(1,095,002)
Adjustments to reconcile net loss to net cash used
 by operating activities:
 Gain on sale of bonds                                           --             --        (158,000)
 Gain on sale of land                                            --             --        (376,167)
 Depreciation and amortization                              679,621        693,385         283,351
 Accretion associated with capital lease obligations        363,001        193,229          29,341
 Other income                                            (1,000,000)            --              --
 Write-off of financing costs and other related
  costs                                                     528,257             --              --
 Write-off of capitalized management contract costs              --         41,802              --
 Write-off of interest in Development projects                   --        832,703              --
 Write-off of officers loan and associated taxes            188,413             --              --
 Write-off of costs associated with termination
   agreement                                                 75,000             --              --
 Provision for corporate doubtful accounts                   74,125        338,112         240,000
 Provision for facility doubtful accounts                   109,767         10,290              --
 Amortization of deferred costs                             102,604         57,640              --
 Minority interest in net (loss) of consolidated
   partnership                                              (86,630)       (31,400)             --
 Compensation expense associated with issuance of
   warrants                                                  37,857         14,571              --
Increase in accounts receivable                            (245,345)      (207,442)       (251,866)
Increase in interest receivable                             (14,245)            --              --
Decrease (increase) in note receivable                        1,698        (25,000)             --
Decrease (increase) in due from related parties             157,201       (238,640)       (174,964)
Decrease (increase) in due from lender                           --        108,000        (108,000)
Decrease (increase) in other current assets                  16,409         94,464         (87,306)
(Decrease) increase in accounts payable                     (50,462)       291,759         197,504
Increase in accrued payroll and related taxes                 6,264         87,160         123,880
Increase in accrued professional fees                       378,254         86,246          51,387
Decrease in accrued compensation                                 --        (67,820)        (29,065)
Deferred legal costs and commissions in connection
  with bond sale                                                 --             --         (19,964)
Increase (decrease) in other current liabilities            135,785        236,712         (12,568)
                                                          ---------      ---------      -----------
Net cash used by operating activities                      (835,925)    (1,656,219)     (1,387,439)
                                                          ---------      ---------      -----------
INVESTING ACTIVITIES:
Assignment fee from related party                           700,000             --              --
Costs associated with assignment income                    (228,589)            --              --
Additions to property, plant and equipment                 (915,386)      (219,506)       (226,539)
Investment in Dominion Villages, Inc.                            --             --      (2,283,843)
Investment in Lowry                                              --        (82,848)             --
Investment in Piedmont Villages, Inc.                            --       (456,520)             --
Cash invested in Bailey refinancing                              --       (244,090)             --


                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                           THE STANDISH CARE COMPANY
              CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                           For the years ended December 31,
                                                        ---------------------------------------
                                                           1995         1994           1993
                                                         ---------    ----------   ------------
Investment in Sunny Knoll                              $ (150,000)   $       --    $        --
Refundable deposits tendered                                   --       (45,550)            --
Increase in resident security deposits                     90,266        45,169             --
Return of previous investment in Cornish Realty
  Associates, Ltd.                                        125,000       250,000             --
Use of prepaid deposit                                    (27,651)           --             --
Proceeds from sale of land                                     --            --        456,000
(Repurchase) proceeds from sale of bonds                  (19,000)      (15,200)       758,500
Investment in affiliates                                       --      (222,140)      (897,820)
Deposit for Lowry acquisition                                  --            --     (1,175,000)
Cash received as part of the refinancing of the
  Lowry acquisition                                            --     1,267,294             --
Funds in escrow restricted for refinancing                     --            --        (50,000)
Return of funds in escrow restricted for refinancing           --        48,530             --
Refund of previous investment in Partnership                   --        30,041             --
Security for letter of credit deposited at bank           (62,750)     (240,000)      (231,200)
Deposits to establish debt service reserve fund                --       (62,544)            --
Working capital loan to Lower Mills                      (123,169)           --             --
Increase in other investments                                  --       (30,000)      (160,987)
                                                       ----------    ----------    -----------
Net cash (used) provided by investing activities         (611,279)       22,636     (3,810,889)
                                                       ----------    ----------    -----------
FINANCING ACTIVITIES:
 Expenses of proposed financing                          (299,668)           --             --
 Proceeds from borrowings                               2,281,000     2,068,296             --
 Costs associated with the exchange offer                      --      (211,572)            --
 Proceeds from issuance of preferred stock                     --            --      7,823,500
 Expenses associated with offering of preferred
  stock                                                        --            --     (1,717,923)
 Proceeds from issuance of common stock                        --       832,000        500,000
 Retirement of old preferred stock and dividends               --            --       (205,000)
 Loan refinancing costs                                        --       (24,546)            --
 Payment of Convertible Preferred Stock dividends         (64,025)     (195,588)      (237,962)
 Repayment of debt                                       (133,698)     (235,995)      (510,000)
 Principal payments on capital lease obligations         (201,490)   (1,430,985)      (103,649)
                                                       ----------    ----------    -----------
Net cash provided by financing activities               1,582,119       801,610      5,548,966
                                                       ----------    ----------    -----------
Net increase (decrease) in cash and cash equivalents      134,915      (831,973)       350,638
                                                       ----------    ----------    -----------
Cash and cash equivalents at beginning of year            232,716     1,064,689        714,051
                                                       ----------    ----------    -----------
Cash and cash equivalents at end of year               $  367,631    $  232,716    $ 1,064,689
                                                       ==========    ==========    ===========

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                           THE STANDISH CARE COMPANY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

SUPPLEMENTAL DISCLOSURES:

   1. Interest paid in 1995, 1994 and 1993 was $1,337,067, $1,090,049 and
$329,382, respectively.

NON-CASH TRANSACTIONS:

   1. The Company purchased property, plant and equipment by capital lease totaling $13,288 during the twelve months ended December 31, 1993.

   2. On November 10, 1993, the Company entered into a capital lease in which the Company leased assets totaling $7,059,952.

   3. During 1993, the Company converted 305 shares of a previous series of preferred stock into an aggregate of 63,523 shares of common stock at a conversion rate of $6.00 per share.

   4. During 1994 the Company committed to fund up to $100,000 of working capital at Standish Village at Lower Mills.

   5. At December 31, 1994, the Company was holding $82,679 in Resident Security Deposits.

   6. In January 1994, the Company executed a $127,000 demand note to the general partner of Adams Square as part of its initial capitalization.

   7. During 1994, the Company wrote off $269,000 of its note receivable and $221,000 of deferred gain associated with its sale of a parcel of land in Florida.

   8. On July 1, 1994, the Company consummated an exchange offer for 654,300 shares of its Series A Cumulative Convertible Preferred Stock to 1,701,180 shares of its common stock. After this transaction, there were 128,050 shares remaining at $10.00 per share or $1,280,500.

   9. On January 1, 1994, the Company entered into a capital lease in which the Company leased assets totaling $1,851,331. These assets were comprised of land of $257,189, building of $1,455,132 and furniture, fixtures and equipment of $139,010. Simultaneous with this transaction, the Company also entered into a non-compete agreement with the sellers, of which the Company allocated $95,594 to this agreement and the seller also retained a 20% minority interest recorded by the Company at $275,000. The minority interest partners received 2 notes for $137,500 each, of which one was paid in full in 1994.

   10. In January 1994, as part of the refinancing of Bailey, The Company obtained seller financing of $100,000 in the form of a promissory note payable over 5 years and bearing interest at 9%.

   11. In March 1994, the Company as part of its Piedmont Villages acquisition issued notes to certain principals and sellers of the the transaction totaling $160,000.

   12. In December 1994, The Company purchased an adjacent parcel of land to its Bailey project from the previous seller for $200,000.

   13. The Company purchased property, plant & equipment by capital leases totaling $104,065 during 1994.

   14. In May 1995, The Company purchased Sunny Knoll Retirement Home. The Company purchased assets totaling $2,500,000, of which $40,000 was allocated to land, $835,000 to the building, $32,000 to equipment, $1,536,000 to goodwill and $57,000 to a non-compete agreement. This transaction was partially financed with a seller note of $1,100,000 and an assumption of the seller's mortgage in the amount of $750,000. The Company also borrowed $600,000 from Emeritus.

   15. In December 1995, the Company entered into an early retirement and non-compete agreement with a founder of the Company. In connection with this transaction, the Company has recorded $263,413 of costs in 1995.

   16. During 1995, The Company recognized $1,000,000 of assignment fee income of which $700,000 was received during the year and $300,000 is non-cash and is included in due from related parties.

   17. In December 1995, the Company exchanged 15,550 shares of Series A Cumulative Convertible Preferred Stock for 40,674 shares of common stock. After this transaction, there were 112,500 shares remaining at $10.00 per share or $1,125,000.

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                           THE STANDISH CARE COMPANY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              for the years ended December 31, 1995, 1994 and 1993

                                   Common Stock           Preferred Stock
                                 -----------------      --------------------      Paid-In      Accumulated    Stockholders'
                                 Shares      Amount     Shares       Amount       Capital         Deficit          Equity
                                 -------     -----      -------     ---------    ---------      ----------     ------------
Balance, December 31, 1992     1,330,449    $13,304         392    $   490,000   $ 2,750,808   ($ 2,327,330)   $   926,782
Issuance of common stock         100,000      1,000                                  499,000                       500,000
Redemption of a portion of
  the Series A and all of
  the Series B "old"
  preferred stock                                           (87)      (108,865)                                  (108,865)
Issuance of common stock
  to a related party upon
  conversion of a portion
  of Series A and all of
  the Series C "old"
  preferred stock                 63,523        635        (305)      (381,135)      380,500
Issuance of Cumulative
  Convertible Preferred
  Stock                                                 782,350      7,823,500    (1,711,922)                    6,111,578
Dividends paid                                                                      (269,813)                     (269,813)
Net loss                                                                                         (1,095,002)    (1,095,002)
                               ---------    -------     --------   -----------   -----------    -----------   -----------
Balance, December 31, 1993     1,493,972    $14,939     782,350    $ 7,823,500   $ 1,648,573   ($ 3,422,332)   $ 6,064,680
                               ---------    -------     --------   -----------   -----------    -----------    -----------
Issuance of common stock
  through a private
  placement                      200,000      2,000                                  830,000                       832,000
Exchange offer of a
  portion of the Series A
  Cumulative Convertible
  Preferred Stock              1,701,180     17,013    (654,300)    (6,543,000)    6,309,615                      (216,372)
Dividends paid                                                                      (195,588)                     (195,588)
Restrictions on stock
  satisfied upon terms of
  the Development Agency
  Agreement                                                                           14,571                        14,571
Net loss                                                                                         (4,171,990)    (4,171,990)
                               ---------    -------     --------   -----------   -----------    -----------    -----------
Balance, December 31, 1994     3,395,152    $33,952     128,050    $ 1,280,500   $ 8,607,171   ($ 7,594,322)   $ 2,327,301
                               ---------    -------     --------   -----------   -----------    -----------    -----------
Exchange offer of a
  portion of the Series A
  Cumulative Convertible
  Preferred Stock                 40,674        407     (15,550)      (155,500)      155,093
Dividends paid                                                                       (64,025)                      (64,025)
Compensatory stock options                                                            10,000                        10,000
Compensation expense
  associated with issuance
  of warrants                                                                         37,857                        37,857
Net loss                                                                                         (2,293,499)    (2,293,499)
                               ---------    -------     -------    -----------   -----------    -----------    -----------
Balance, December 31, 1995     3,435,826    $34,359     112,500    $ 1,125,000   $ 8,746,096   ($ 9,887,821)   $    17,634
                               =========    =======     =======    ===========   ===========    ===========    ===========

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                           THE STANDISH CARE COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. Nature of Business

   The Standish Care Company (the "Company") is a long term care services company which operates assisted living communities throughout the eastern United States. The Company also provides management, marketing, development and other services to third party owners of assisted living communities.

B. Summary of Significant Accounting Policies

Principles of Consolidation

   The 1993 consolidated financial statements include the accounts of the Company, Bailey Retirement Center, Inc. ("Bailey"), Dominion Villages, Inc. ("Dominion") and Standish Marketing. Bailey is a senior living community located in Gainesville, Florida, which the Company acquired in July 1992. The acquisition was accounted for under the purchase method of accounting. Dominion acquired a chain of three assisted living communities in Virginia on November 10, 1993. Title to the assets was assigned to a third party lender who is leasing the assets back to Dominion. This transaction was accounted for as a capital lease. The results of Dominion are included in the consolidated financial statements for the period from November 10, 1993 to December 31, 1993 (Notes F and J). Standish Marketing was formed in January 1993 and until July 1, 1995 was a cost center for all marketing costs of the communities owned or leased by Company subsidiaries.

   The 1994 consolidated financial statements include the accounts of the Company, Bailey, Dominion, Standish Marketing, Lowry Village Limited Partnership ("Lowry"), Piedmont Villages, Inc. ("Piedmont"), and Bailey Home Suites ("Bailey Suites"). Lowry is a Florida limited partnership which is 80% owned by the Company. Lowry purchased an assisted living facility in Tampa, Florida effective January 1, 1994. On February 11, 1994, title to the assets was assigned to a third party lender who is leasing the assets back to Lowry. This transaction is being accounted for as a capital lease. Piedmont was formed to purchase a chain of three assisted living facilities in North Carolina on March 2, 1994. Title to the assets was assigned to a third party lender who is leasing the assets back to Piedmont. This transaction was accounted for as an operating lease. The results of Piedmont are included in the consolidated financial statements for the period March 2, 1994 to December 31, 1994 (Note J). Bailey Suites is a 15 unit assisted living community in Gainesville, Florida which the Company began leasing in September 1994. The results of Bailey Suites are included in the consolidated financial statements for the period September 1, 1994 to December 31, 1994. The Bailey Suites transaction has been recorded as an operating lease.

   The 1995 consolidated financial statements include the accounts of the Company, Bailey, Dominion, Standish Marketing, Lowry, Piedmont, Bailey Suites and Lakes Region L.L.C. ("Sunny Knoll"). The Company and Emeritus Corporation ("Emeritus"), a related party, through a limited liability company, acquired 51% and 49% ownership interests, respectively, in the Sunny Knoll community located in Franklin, New Hampshire on May 1, 1995. The acquisition was accounted for under the purchase method of accounting and is included in the consolidated financial statements of the Company for the period May 1, 1995 to December 31, 1995 (Note F). The results of Standish Marketing have been reclassified from selling, administrative and general expenses to community operating expense for the years ended December 31, 1995 and December 31, 1994 for presentation purposes in amounts of $139,840 and $361,277, respectively. Intercompany accounts and transactions have been eliminated from the consolidated financial statements.

   Investments in limited partnerships (Note E) in which the Company owns less than 20%, are accounted for by the cost method of accounting.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

   Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, is effective for financial statements for fiscal years beginning after December 15, 1995. The Company will continue to measure

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Related Party (Continued)

compensation cost using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. In fiscal year 1996, the Company will disclose stock based compensation under FAS 123.

Revenue Recognition

   Service revenue fees paid by residents for housing, health care and other related services are recognized in the period services are rendered. Management fees are recognized in the period in which the Company provides services. Development fees and other revenue are recorded when the Company fulfills its contractual obligations.

Cash and Cash Equivalents

   The Company considers all highly liquid financial instruments with original maturities of three months or less when purchased to be cash equivalents.

Restricted Cash

   At December 31, 1995 and 1994, restricted cash was comprised of the following:

                                       December 31, 1995      December 31, 1994
                                       ------------------   --------------------
Resident security deposits                  $172,945               $82,679
Capital improvements
  reserve--Bailey                             15,481                12,144
Expansion funds--Piedmont                     10,261                    --
Real estate tax escrow--Sunny Knoll            1,032                    --
                                            --------               -------
                                            $199,719               $94,823
                                            ========               =======

Restricted Deposits

   At December 31, 1995 and 1994, restricted deposits was comprised of the following:

                                                 December 31, 1995      December 31, 1994
                                                 ------------------   --------------------
Cash collateral for letter of
  credit--Dominion                                    $231,200              $231,200
Cash collateral for letter of credit--Lowry             65,000                65,000
Cash collateral for letter of
  credit--Piedmont                                     237,750               175,000
Debt service reserve--Bailey refinancing                61,032                61,032
Debt service reserve--SLI Bonds                         15,750                15,750
                                                      --------              --------
                                                      $610,732              $547,982
                                                      ========              ========

   The letters of credit are required under the terms of the financing agreements for Dominion, Lowry and Piedmont. The letters of credit are required to stay in place for the ten year life of the leases. The Bailey debt service reserve is required to stay in place for the five year life of the loan. The debt service reserve fund related to SLI represents two months of interest on the $900,000 face amount Group A SLI Subordinated Bonds (as defined in Note G) outstanding, for which the Company provided certain credit enhancements to the purchaser of the Group A SLI Bonds in the form of a guarantee in January 1993 (Notes C and G).

Property, Plant and Equipment

   Property, plant and equipment is stated at cost. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the related accounts and the resulting gain or loss is reflected in income. Major additions and improvements are capitalized; repairs and maintenance are charged to expense as incurred. The straight-line method is used to depreciate the cost of property, plant and equipment over their estimated useful lives as follows:

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

B. Summary of Significant Accounting Policies Continued)

             Description                     Period
             -----------                     ------
Buildings and improvements                 30-32 years
Equipment, furniture and fixtures           5-7 years

Prepaid Lease Deposit

   At December 31, 1995 and 1994, the prepaid lease deposit represents the Company's investment and related closing costs associated with the purchase of Piedmont. The Company accounted for this transaction as an operating lease. This balance is being amortized over ten years, the life of the lease.

Non-Compete Agreement

   In connection with the Company's purchase of Lowry, the Company and the sellers entered into a non-compete agreement. The Company allocated a portion of the purchase price, approximately $95,000, to the non-compete agreement. The Company is amortizing this balance over the term of the non-compete agreement which is five years. In connection with the Company's purchase of Sunny Knoll, the Company and the sellers entered into a non-compete agreement. The Company allocated a portion of the purchase price, approximately $57,000, to the non-compete agreement. The Company is amortizing this balance over the term of the non-compete agreement which is three years.

   On December 29, 1995, the Company and Dr. Glovsky entered into an Early Retirement and Non-Competition Agreement. As consideration for entering into the non-compete agreement, Dr. Glovsky is entitled to receive $40,000 subject to increase in the event Dr. Glovsky's shares are acquired at a per share value of less than $6.00. The Company has calculated $118,000 as the non-compete payment (Note H). The Company will amortize this balance over the term of the non-compete which is three years.

Resident Leases

   At December 31, 1995 and 1994, resident leases represent the portion of the purchase price attributable to certain resident leases of the Bailey acquisition in July 1992. This amount is being amortized over seven years, the expected resident occupancy term.

Goodwill

   At December 31, 1995, Goodwill represents the excess of the acquisition cost of Sunny Knoll over the fair value of the net assets acquired. Goodwill of $1,536,000 is being amortized over 32 years. Amortization expense recorded for 1995, 1994 and 1993 was $32,000, $0 and $0, respectively.

Other Assets

                                                        December 31, 1995      December 31, 1994
                                                        ------------------   --------------------
Investment in SLI Bonds (Note G)                             $100,000              $100,000
Closing costs associated with the Bailey refinancing           24,670                31,636
Organizational costs                                            9,712                17,058
Security Deposits                                              13,587                13,587
Other                                                           1,003                   210
                                                             --------              --------
                                                             $148,972              $162,491
                                                             ========              ========

   Organizational costs are amortized over a period of sixty months. The costs associated with the Bailey refinancing are being amortized over five years, the life of the loan.

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

B. Summary of Significant Accounting Policies (Continued)

Income Taxes

   In the first quarter of 1993, the Company adopted Financial Accounting Standards No. 109 entitled "Accounting for Income Taxes" (FAS 109). The adoption of this pronouncement had no impact on the consolidated financial statements of the Company for the year ended December 31, 1993.

   The Company follows the liability method for accounting for income taxes. Under the liability method, deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

Computation of Earnings Per Share

   Net loss per common share is computed by dividing the net loss for the year plus any dividends accrued, paid, or in arrears on the Company's $.01 par value Series A Cumulative Convertible Preferred Stock ("Convertible Preferred Stock") by the weighted average number of outstanding shares of common stock. Dividends paid in 1995 and 1994 totaled approximately $64,025 and $195,588, respectively. Dividends were in arrears for the quarters ended June 30, 1994, September 30, 1994, December 31, 1994, September 30, 1995 and December 31, 1995. At December 31, 1995, the aggregate dividends in arrears on Convertible Preferred Stock totaled $156,175 (Note Q).

Write-off of Financing Costs and Other Related Costs

   Write-off of financing costs and other related costs of approximately $528,000 for the year ended December 31, 1995 represents legal, accounting, printing, due diligence and other related costs the Company incurred in connection with a proposed financing and its proposed related acquisition of four assisted living communities (the "Acquisition"). No such costs were incurred in either 1994 or 1993.

   In August 1995, the Company decided not to proceed with its financing and also assigned to Emeritus its rights and obligations to the Acquisition in exchange for an assignment fee (Note H). As a result, the Company wrote off the costs associated with both its proposed financing and the Acquisition.

Provision for Doubtful Accounts

   The Company recorded $74,000, $338,000 and $240,000 to provide for potentially uncollectible accounts receivable related to certain management and marketing contracts at December 31, 1995, 1994, and 1993, respectively.

   The Company also recorded a provision for community doubtful accounts of $110,000, $9,000 and $0 at December 31, 1995, 1994 and 1993, respectively. The amounts have been included in community operating expenses.

Severance Costs

   Severance Costs of $232,874 for the year ended December 31, 1995 represents certain costs associated with an Early Retirement and Non-Competition Agreement between the Company and Dr. C. Joel Glovsky, a co-founder and former Director and Officer of the Company. No such expense was recorded in either 1994 or 1993 (Notes H and M).

Write-off of Investment in Development Projects

   In 1994, the Company wrote-off approximately $833,000 of costs associated with various developments in which the Company either is no longer holding an interest or in which the estimated realizable value was significantly decreased. No such expense was recorded in either 1995 or 1993.

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

B. Summary of Significant Accounting Policies Continued)

Assignment Fee from Related Party

   Other income of $1,000,000 for the year ended December 31, 1995 represents the assignment fee (payable in installments) the Company recognized for assigning its rights and obligations of the Acquisition to Emeritus. No such fee was recorded in either 1994 or 1993. At December 31, 1995, $300,000 of this fee was included in the current portion of Due From Related Parties.

Reclassification

   Certain amounts in the 1993 and 1994 consolidated financial statements have been reclassified to conform with the 1995 presentation.

C. Financial Instruments and Concentrations of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash investments and receivables. The Company places its cash investments in short term highly liquid investments. All other cash is held in various banks, each of which is a federally insured financial institution. Receivables are primarily from management, marketing and development fees and its assignment fees due from Emeritus (Notes B and H). Management has established a reserve of approximately $448,000 at December 31, 1995 and $361,000 at December 31, 1994 to account for the potential uncollectability of certain outstanding balances. In addition, approximately $96,000 and $54,000 of certain accounts receivable were written off during 1995 and 1994, respectively. Management believes all other accounts receivable outstanding to be fully collectible.

   As of December 31, 1995 and 1994, respectively, the Company held SLI Bonds (Note G) related to two communities, Fox Ridge Manor and Victoria Manor, with a carrying value of $24,471 and $23,487. The future value of these Bonds is dependent on the cash flows of these communities and the ability of SLI to pay interest on the bonds on a current basis. These bonds accrue interest at 10.5% but interest payments are subordinated to senior debt service as well as to management fees payable to the Company. Currently, the cash flows of SLI are not adequate to support subordinated debt service payments. A portion of the SLI Bonds are currently held for sale and other portions of such Bonds were sold in separate transactions in the first, second and third quarters of 1993, for amounts in excess of the carrying value. Certain of the sales involved credit enhancements provided by the Company (Notes B and G). During 1994 and the first quarter of 1995, the Company repurchased SLI subordinated bonds at their par value of $24,700 (Note G).

D. Public Offering of Preferred Stock

   The Company completed a public offering on September 9, 1993 of 700,000 shares of Convertible Preferred Stock. In addition, on October 22, 1993, pursuant to an over-allotment option, the Company sold an additional 82,350 shares of Convertible Preferred Stock. Net proceeds from the sales of Convertible Preferred Stock, after subtracting costs such as underwriting, legal, accounting and printing fees, were approximately $6,112,000.

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

E. Investments in Limited Partnerships

   The following table summarizes the activity in the investment in limited partnerships account for the years ended December 31, 1995 and 1994.

                                          Standish           Adams         Cornish Realty
                                        Oaktree L.P.      Square L.P.      Associates L.P.        Total
                                         -------------   --------------   ----------------    -------------
Balance at December 31, 1993              $ 524,164         $     --         $ 500,000          $1,024,164
Investment in Partnership                   449,140               --                --             449,140
Transfer of interest                       (127,000)         127,000                --                  --
Return of investment                        (30,041)              --          (250,000)           (280,041)
Write-off of a portion of investment       (816,263)              --                --            (816,263)
                                          ---------         --------         ---------          ----------
Balance at December 31, 1994              $      --         $127,000         $ 250,000          $  377,000
Return of investment                      $      --         $     --          (125,000)           (125,000)
                                          ---------         --------         ---------          ----------
Balance at December 31, 1995              $      --         $127,000         $ 125,000          $  252,000
                                          =========         ========         =========          ==========

Development Agency Agreement

   In December 1993, the Company terminated the Development Agency Agreement dated October 1, 1991 and amended December 31, 1992, with a former affiliate of the Company (the "Development Agent"). During 1991, the Company and the Development Agent made equity contributions totaling $125,000 each for the development of a community. In addition, in November 1991, the Company authorized the issuance of 6,301 restricted shares of its common stock for no consideration to the Development Agent effective at the date of the Company's Initial Public Offering of its common stock in 1992. The Company recognized in 1994 approximately $14,571 as expense which represented the fair market value of the stock on the date that the restrictions on this stock lapsed.

Standish Oaktree/Adams Square Limited Partnership

   In December 1993, the partners of Standish Oaktree Limited Partnership agreed to dissolve the partnership. Pursuant to the dissolution, the Company, through its wholly-owned subsidiary, Standish/Oaktree Development Corp., holds 30% of the 1% partnership interest of Adams Square, Inc., the General Partner of Adams Square Limited Partnership. Adams Square Limited Partnership owns the Standish Village at Lower Mills community ("Lower Mills") located in Dorchester, Massachusetts. The Standish Oaktree Limited Partnership withdrew as a general and limited partner of the Adams Square Partnership in 1993. Chevron USA, an unrelated third party, holds a 99% limited partner interest. However, cash flow and capital distributions are allocated differently under certain circumstances, subject to certain priority distributions, some of which are to the Company.

   The Company has been retained as the manager and marketing agent for the community. The Company also is entitled to reimbursement of certain out-of-pocket expenses and development fees as priority payments from cash flow. In January 1994, the Company executed a $127,000 demand note to the General Partner of the Adams Square Partnership as part of its initial capitalization. The Company also funded approximately $123,000 of working capital deficits associated with Standish Village at Lower Mills during 1995. At December 31, 1995, approximately $23,000 was included in Due From Related Parties.

Cornish Realty Associates, L.P.

   At December 31, 1993, the investment in Cornish Realty Associates, L.P. ("Cornish") represented two separate $250,000 investments made during 1993 for the Laurelmead development project in Providence, Rhode Island. In March 1993, the Company entered into a marketing and management agreement with Cornish with respect to the independent living portion of that community. This contract stipulated that the Company would receive a marketing fee of $2,500 per month (Note H).

   In October, 1993, the Company and Cornish modified the terms of the Company's marketing fees in light of changes in the marketing strategy and to provide further incentive to the Company to achieve its sales goal. Under

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

E. Investments in Limited Partnerships (Continued)

these modified terms, the Company, upon the sale and closing of 155 independent living units or 95% of available units, whichever is less (on or before the date which is one year after that date on which the first resident moves into the community), would be entitled to a lump-sum marketing fee of $300,000. If the sales goal is not fully achieved within that one-year period, the marketing fee payable to the Company will decrease at the rate of $1,000 for each day until either the sales goal is achieved or the expiration of 300 days. As of February 12, 1996, 119 independent living units have been sold and the one-year sale completion period commenced on November 18, 1994. The Company recognized revenue of $60,000 of the $300,000 total potential marketing fee in the first quarter of 1994 as 87 units had been sold to date. At December 31, 1995, the Company wrote off the $60,000 marketing fee revenue it recorded in the first quarter of 1994.

   Simultaneously, the Company and Cornish agreed to reduce the Company's investment in Cornish from a 12.375% limited partnership interest to a 6.188% limited partnership interest. Accordingly, in February, 1994 Cornish returned half of the Company's $500,000 investment or $250,000.

   The limited partnership agreement stipulates that upon the receipt of a prescribed dollar value of sale proceeds, the Company is entitled to receive its remaining initial investment of $250,000. In addition, the Company is entitled to a preferred return on its investment at the rate of 15% per annum. In accordance with the terms of the agreement, the Company received $125,000 of its remaining $250,000 investment during the first quarter of 1995. During 1995, the Company accrued approximately $100,000 of preferred return. The Company included this amount in interest income in its consolidated statement of operations (Note
H).

F. Property, Plant and Equipment

   Property, plant and equipment at December 31, 1995 and 1994 consisted of the following:

                                        1995          1994
                                    -----------    -----------
Land                                $ 1,616,628    $ 1,576,628
Land improvements                        21,964         21,964
Furniture, fixtures and equipment     1,221,239      1,132,721
Buildings and improvements            9,313,995      8,290,867
                                    -----------    -----------
                                     12,173,826     11,022,180
Less accumulated depreciation        (1,094,372)      (606,252)
                                    -----------    -----------
                                    $11,079,454    $10,415,928
                                    ===========    ===========

   On November 10, 1993, the Company entered into a capital lease arrangement to lease various land, furniture and buildings of Dominion. Based on a valuation performed on the assets covered under the Company's lease agreement by an outside independent appraiser and additional costs associated with this transaction such as the assumption of debt and closing costs, the Company allocated the present value of the lease payment as follows: $700,189 to land, $348,353 to furniture, fixtures and equipment and $6,011,410 to buildings. Accumulated depreciation includes $507,797 and $237,624 for these assets at December 31, 1995 and 1994 (Note J).

   On February 11, 1994, the Company entered into a capital lease agreement to lease the land, furniture and the building of the Lowry community. Based on an independent appraisal of the property and the amount of debt financing provided by a lender and additional costs associated with this transaction such as the assumption of debt and closing costs, the Company allocated the present value of the lease payments as follows: $257,189 to land, $139,010 to furniture, fixtures and equipment and $1,455,132 to the building. Accumulated depreciation includes $134,280 and $67,140 for these assets at December 31, 1995 and 1994 (Note J).

   The Company and Emeritus, through a limited liability company, acquired a 51% and 49% ownership interest, respectively, in the Sunny Knoll community located in Franklin, New Hampshire in May 1995. The acquisition

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

F. Property, Plant and Equipment (Continued)

was accounted for using the purchase method of accounting. The total purchase price was approximately $2,500,000. The purchase price exceeded the fair value of the building and equipment by $1,536,000. This amount has been recorded as goodwill and is being amortized over 32 years. The purchase price was funded with (a) a $1,100,000 note from the seller which bears interest at 12% per annum through April 1996 and 14% per annum thereafter and matures on April 30, 1997,
(b) a mortgage from a bank which the Company assumed for $750,000 which bears interest at prime plus 1.75% and matures in April 1997, (c) a $600,000 note from Emeritus bearing interest at 10% and which matures on April 30, 1998 and (d) $150,000 funded by the Company. The Company guaranteed approximately $1,850,000 of the obligations of the limited liability company payable to the seller in future years. Emeritus guaranteed $1,100,000 of these same obligations. The Company is entitled to a management fee equal to 5% of gross revenues, a preferred return of 10% on its $150,000 investment and 20% of the excess cash flow after management fees, debt service and funding of reserves. Emeritus is entitled to a 10% preferred return on its $600,000 note and 80% of the excess cash flow until its note is repaid in full. After Emeritus' note is repaid in full, the Company and Emeritus split excess cash flow in accordance with their economic interests, 51% to the Company and 49% to Emeritus.

G. Assets Held for Sale

Land

   At December 31, 1992, the Company held a parcel of land it owned in Florida for sale, which it sold in January 1993. This land had a basis of approximately $128,000 and was sold for $725,000, of which the Company received $456,000 in cash and a note for $269,000. The Company used the proceeds from this sale to pay down the existing mortgage on the land and its outstanding $188,000 letter of credit. The total 1993 gain with respect to this transaction was $597,000. The Company recognized the gain to the extent cash was received. The remainder of the gain was deferred. The note beared interest at 12% per annum. Interest and principal were payable to the Company within ten (10) days of written notice to the borrower. In 1994, the Company determined there was substantial doubt regarding the collectability of the note. Accordingly, the Company wrote off the note receivable of $269,000 and the corresponding $221,000 deferred gain in 1994. The net charge to the 1994 consolidated statement of operations was $48,000.

Subordinated Debt Securities

   Among the communities managed by the Company for the account of third parties are two communities in Pennsylvania owned by SLI; Fox Ridge Manor and Victoria Manor ("SLI Communities"). In July 1992, the Company paid $500,000 for a management contract with SLI for these communities and to purchase subordinated bonds of SLI (the "SLI Bonds"), having a face value of $1,495,000. Based on a valuation performed by an investment banking firm, the Company allocated the $500,000 purchase price as follows: $238,000 to the management contract and $262,000 to the SLI bonds. During 1993, the Company resold SLI bonds in the aggregate face amount of $1,303,500 which bear interest at 10.5% annually with interest payments due semi-annually in three separate transactions. In the first of these transactions, the Company resold, for $550,000, SLI bonds in the face amount of $900,000 (the "Group A SLI Bonds") to an investor group and guaranteed the payment of interest and principal on such bonds. In the second transaction, the Company resold, for $203,500; SLI bonds in the face amount of $203,500 (the "Group B SLI Bonds") to a second investor group and guaranteed the payment of interest and principal on such bonds. Because of such guarantees, the Company deferred recognition of its $538,000 aggregate gain in these two resale transactions. In the third 1993 transaction, the Company resold, for $200,000, SLI bonds in the face amount of $200,000 (the "Group C SLI Bonds"), to another investor group. The Company provided no guarantee or other credit enhancement commitment in connection with the resale of the Group C SLI Bonds.

   Since the cash flows of the SLI Communities have been insufficient to fund the interest payments on the Group A SLI Bonds and the Group B SLI Bonds, the Company is funding total interest payments of $115,000 per year

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

G. Assets Held for Sale (Continued)

on the Group A and Group B SLI Bonds. Because of the uncertainty of the ability of the SLI Communities to generate adequate cash flow to fund the debt service requirements on the SLI Bonds, the Company expects that its payments of interest on the Group A and Group B SLI Bonds will continue for an indefinite period. The first scheduled payment of principal on the Group A SLI Bonds in the amount of $10,300 is due in October 1996, and the first scheduled payment of principal on the Group B SLI Bonds in the amount of approximately $2,300 is due October 1996. Thereafter, scheduled annual payment of principal on the Group A SLI Bonds, beginning in the amount of $10,300 and increasing in amount to $90,000 in the year 2018, and on the Group B SLI Bonds, beginning in the amount of $2,300 and increasing in amount to $20,700, are due to increase until October 2018. Bond payments extend through October 2019. At this time, the Company is uncertain as to whether it will be required to make the principal payments on the Group A SLI Bonds and/or the Group B SLI Bonds.

   Under the terms of the sale agreement for the Group A SLI Bonds, the Company was obligated to place the first two months of interest payments due on such Group A SLI Bonds in an escrow account. The Company subordinated its management fee to the payment of the bond interest. Accordingly, the Company deposits with the escrow agent a balance equal to the interest payable at the beginning of each month. The terms of the sale agreement require the Company to substitute another management agreement of equal or greater value in the event the Company is discharged as manager of SLI, or management fees are not received for three consecutive months and an equivalent dollar amount is not paid by the Company. The Company has the right to repurchase the Group A SLI Bonds during the periods February 1 through May 31, 1997, 1998 and 1999 at a price of $630,000, $720,000 and $810,000, respectively, less any principal payment made to that point.

   The sale of the bonds in the first quarter of 1993 resulted in proceeds exceeding carrying value by $488,000. During the first quarter of 1993, the Company recognized a gain of $158,000 on the sale of the Group C SLI Bonds with no credit enhancements. The Company deferred the entire gain of $371,000, related to the sale of the Group A SLI Bonds which were credit enhanced, pending improved cash flows from the SLI communities. The Company also deferred approximately $20,000 of legal costs and commissions associated with the sale of the Group A SLI Bonds and netted this balance against the deferred gain in connection with that sale. The Company deferred the entire gain totaling approximately $187,000 associated with the sale of the Group B SLI Bonds.

   During 1994 and the first quarter of 1995, the Company repurchased Group C SLI Bonds at their face amount of $24,700. At December 31, 1995, the carrying value on the Company's balance sheet of the remaining $221,000 face amount of SLI bonds outstanding is $24,471.

H. Related Party Transactions

   The Company has conducted various transactions with its officers, directors, principal stockholders and/or their affiliated companies and unconsolidated affiliates. Accounts affected by these transactions were as follows (See also
Note I):

                                                             Years Ended December 31,
                                                           -----------------------------
                                                             1995       1994      1993
                                                           --------    ------    -------
Accounts receivable from Carriage Hill Retirement
  Center, Inc. ("Carriage Hill") owned by Emeritus for
  management fees                                          $ 16,493  $ 18,966    $   --
Accounts receivable from Emeritus for assignment fees,
  management fees, and reimbursable expenses                314,371        --        --
Accounts receivable from Crystal Cove for management
  fees and other costs                                           --    20,658    20,185
Accounts receivable from Cornish for development
  management and marketing fees and other costs              55,693   114,276    33,867

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

H. Related Party Transactions (Continued)

                                                             Years Ended December 31,
                                                           -----------------------------
                                                           1995        1994       1993
                                                           ----        ----       ----
Accounts receivable from Cornish for interest on
  investment                                             $   99,545   $   --     $   --
Accounts receivable from Adams Square Limited
  Partnership for reimbursement of management and
  marketing fees and other costs                             73,847   111,125        --
Due from an affiliate of a former director and officer           --        --    11,284
Due from minority partner for reimbursement of certain
  costs                                                          --    21,917        --
Loans to officers including a balance of $0, $102,039
  and $65,242 to C. Joel Glovsky, an executive officer
  and director of the Company (Note L)                        7,500   114,539    77,742
Assignment fee from Emeritus (Note B)                     1,000,000        --        --
Interest income on interest receivable from loans to
  officers                                                       --        --       797
Management fee revenue from Carriage Hill                   107,914    36,997        --
Development fee revenue from Emeritus                        20,000    20,000        --
Interest expense to Emeritus related to the convertible
  debentures                                                145,198    23,664        --
Management fee revenue from Cornish                          94,920    67,500        --
Marketing fee revenue from Cornish                               --    60,000    12,500
Development fee revenue from Cornish                         75,000   128,000    72,000
Interest income from Cornish                                 99,545        --        --
Consulting fee paid to affiliate of stockholder                  --        --    40,000
Management fee revenue from Crystal Cove                     99,650        --    15,000
Management fees from Adams Square Limited Partnership        57,497    27,000        --
Marketing fees from Adams Square Limited Partnership         86,800    26,600        --
Expenses incurred through or reimbursed to
  stockholders, directors and their affiliates:
 Selling and Marketing                                       78,735    81,966    66,880
 General and Administrative                                   9,069    15,852     5,747

   The Company's Other Income of $1,000,000 consists of the assignment fee realized by the Company from its assignment to Emeritus of August 31, 1995 of the Company's rights and obligations to the Acquisition (Note B). As of December 31, 1995, the Company had received $700,000 of the assignment fee.

   On December 29, 1995, the Company and Dr. C. Joel Glovsky ("Dr. Glovsky"), a co-founder, director and officer of the Company, entered into an Early Retirement and Non-Competition Agreement (Note M).

   On December 5, 1995, the Company received a notice of default from Cornish, the general partner of Laurelmead, a 161 unit independent living community in Providence, Rhode Island with respect to its Management and Marketing Agreement, as amended (the "Agreement"). The notice of default alleged numerous instances in which Cornish alleges the Company did not comply with the Management and Marketing Agreement and commenced the Company's 30 day cure period thereunder. The Company believes it has complied with the terms and conditions of the Agreement and that it is entitled to its full compensation due under the Agreement.

                           THE STANDISH CARE COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

H. Related Party Transactions (Continued)

Furthermore, the Company maintains that Cornish itself is in breach of its express and implied obligations under the Agreement.

   The parties have entered into an agreement whereby Standish has agreed to resign as the Manager of Laurelmead effective April 1, 1996. The Company will receive management fees through March 31, 1996. The Company will also receive its limited partnership interest in Cornish Realty Associates, L.P. of $125,000 and its accrued interest on its investment. The balance is payable as follows:
$10,000 per month for six months beginning in May 1996 and ending in October 1996, $80,000 is payable on December 15, 1996 and a final payment of $75,000 is payable on December 15, 1997.

   On January 23, 1996, the Company received from Emeritus a notice of termination with respect to its Management and Marketing Agreement ("Agreement") at the Pines of Tewksbury. In its notice, Emeritus alleges that the Company is in material breach of its Agreement. On January 25, 1996, the Company responded to this notice. The Company's position is that under the terms and conditions of the Agreement, the Company may only be terminated by Emeritus if the Company fails to cure any alleged default in performance under the Agreement within thirty days (or longer period if a cure, pursued with reasonable diligence, reasonably requires greater than 30 days) after written notice of an alleged default.

I. Short-term borrowings and long-term debt

   Short-term borrowings and long-term debt at December 31, 1995 and 1994 consisted of the following:

                                                                          1995          1994
                                                                        ----------   ----------
Bailey Mortgage payable with interest at the one-month London
  Interbank offered rate for US dollars plus 2.25% (8.08% at
  December 31, 1995), principal payable monthly in varying amounts.
  All remaining principal and interest due in February 1999,
  collateralized by real estate.                                        $936,804      $973,550
Sunny Knoll Mortgage Payable with interest equal to the base rate of Primary Bank plus 1.75% (11% at December 31, 1995), principal payable monthly in varying amounts, all remaining principal due
  April 1997, collateralized by real estate.                             744,764            --
Notes payable:
 Note payable with 9% interest, principal payments of varying
   amounts and interest payable over five years                           66,853        86,285
 Note payable with interest at the lender's prime rate plus 1%
   (9.50% at December 31, 1995), payable in fifty-nine installments of $833 each month. All remaining principal and interest due in
   December 2000, collateralized by real estate                          140,000       150,000
 Note payable with 9.47% interest and principal due December 1999,
   collateralized by automobile                                           14,901        23,296
 Note payable with 14.99% interest and principal payments in varying amounts, due by January 1996, collateralized by
  furniture                                                                   --           890
 Notes payable with 9% interest and principal payments in varying
   amounts due February 1997                                             149,430       155,672
 Note payable to a minority partner with 8% interest, entire
  principal balance is due April 1997 (previously due December 1996)     137,500       137,500
 Note payable to Adams Square L.P., interest-free, due on demand         127,000       127,000

                                      F-28

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

I. Short-term borrowings and long-term debt (Continued)

                                                                          1995          1994
                                                                        ----------   ----------
 Note payable with 12% interest through April 1996, and 14%
   thereafter, entire principal due April 1997                        $ 1,100,000    $       --
 Note payable to Emeritus with 10% interest, quarterly principal payments based on excess cash flow, all remaining principal due
   April 1998, collateralized by the Company's stock in Sunny
   Knoll                                                                  551,732            --
Deferred liability associated with the Piedmont operating lease           160,244        57,639
                                                                      -----------     ---------
 Subtotal                                                               4,129,228     1,711,832
Convertible debentures with 8.5% interest due in June 1998,
  convertible to common stock at $4.16 per share                        2,000,000       895,000
Capital lease obligations (Note J)                                      6,954,073     6,225,513
                                                                      -----------    ----------
 Subtotal                                                              13,083,301     8,832,345
 Less current maturities                                                  626,298       392,434
                                                                      -----------    ----------
 Long-term debt                                                       $12,457,003    $8,439,911
                                                                      ===========    ==========

   The most restrictive covenants with respect to the Bailey mortgage borrowing requires Bailey to maintain an annual debt coverage ratio of 1.5 to 1. In addition, under the terms of the loan, the Company was required to establish a debt service reserve fund of approximately $61,032 which represents six monthly debt service payments. The Company was also required to establish a depreciation fund of $2,500 and the Company is required to deposit an additional $2,500 into this fund each month. The depreciation fund may only be used for capital improvements at Bailey.

   In June 1994, the Company completed a financing transaction with Emeritus and its chairman Daniel R. Baty. Emeritus has provided the Company with $2,000,000 in working capital loans in the form of convertible debentures which are convertible at the option of the holder, and, in certain cases at the election of the Company, into common stock at a price of $4.16 per share, subject to customary anti-dilution adjustments. The working capital loans accrue interest at 8.5% and are due June 1998. The most restrictive covenant with respect to the convertible debentures is a cross default clause which allows Emeritus to accelerate the repayment of the debentures by declaring the unpaid principal balance and all accrued interest on the debentures due and payable immediately.

   The most restrictive covenants with respect to the Sunny Knoll debt requires Sunny Knoll to maintain a minimum of twenty (20) residents and an average daily rate per resident of $110. Sunny Knoll is also required to maintain a debt service coverage ratio of at least 1.1 to 1.0, and the Company and Emeritus must also maintain readily available liquid assets of not less than $750,000.

   The most restrictive covenants with respect to the Dominion, Lowry and Piedmont leases require each entity to maintain a debt coverage ratio of 1.15 to
1.0 during the first year of the lease and 1.25 and 1.0 thereafter. In addition, the Company as guarantor of the lease payments is required to maintain consolidated net worth of at least $3,000,000.

   During 1994, the Company did not comply with certain of its debt covenants (primarily related to the debt coverage ratio requirements) associated with its Dominion, Lowry and Piedmont Lease agreements. The Company obtained waivers for each of these debt covenant violations through December 31, 1994 and a modification of the debt coverage ratio requirements for 1995. The modified covenants for 1995 required the Company to maintain a consolidated net worth of not less than $500,000, and Dominion, Lowry and Piedmont to maintain a combined quarterly weighted debt coverage ratio of at least .75 to 1.00 through December 31, 1995. In addition, selling, general and administrative expenses as a percentage of revenues are not to exceed 30%, 25% and 20% for the years ending December 31, 1995, 1996 and 1997, respectively. Subsequent to December 31, 1995, Dominion, Lowry and Piedmont will each be required to maintain a quarterly debt coverage ratio of 1.25 to 1.0.

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

I. Short-term borrowings and long-term debt (Continued)

   During 1995, the Company did not comply with certain of its debt covenants, primarily related to the debt coverage ratio requirements associated with its Dominion, Lowry and Piedmont lease agreements. In addition, the Company did not comply with its covenant of maintaining at least $500,000 of consolidated net worth. In March 1996, the Company (a) obtained waivers for each of the defaults which occurred in 1995 and (b) modified certain covenants for 1996. The modified covenants for 1996 require Dominion, Lowry and Piedmont to maintain a combined quarterly average debt coverage ratio of at least 1.0 to 1.0 through December 31, 1996 and requires the Company to maintain a consolidated negative net worth no greater than $110,000, $609,000, $1,000,000 and $1,350,000 for the quarters ended March 31, June 30, September 30 and December 31, 1996, respectively.

   On February 20, 1996, the note payable to a minority partner was revised to extend the maturity date from December 31, 1996 to April 1, 1997.

   At December 31, 1995, the maturities of the notes, convertible debentures and capital leases over the next five fiscal years are as follows:

                                        Notes    Convertible      Capital
                                       Payable    Debentures      Leases         Total
                                       ---------    ---------    ----------   ------------
1996                                 $  545,756   $       --   $   773,644    $ 1,319,400
1997                                  1,522,293           --       796,240      2,318,533
1998                                    974,823    2,000,000       816,042      3,790,865
1999                                    826,112           --       841,825      1,667,937
2000                                    100,000           --       863,790        963,790
Thereafter                              160,246           --     3,133,373      3,293,619
BPO*                                         --           --     2,863,546      2,863,546
Less amounts representing interest           --           --    (3,134,389)    (3,134,389)
                                     ----------   ----------   -----------    ------------
Subtotal                              4,129,230    2,000,000     6,954,071     13,083,301
Less current maturities                 408,256           --       218,042        626,298
                                     ----------   ----------   -----------    ------------
Total long-term debt                 $3,720,974   $2,000,000   $ 6,736,029    $12,457,003
                                     ==========   ==========   ===========    ============

   * Obligation associated with the bargain purchase option of the Dominion and Lowry leases.

   Interest paid in the years ended December 31, 1995, 1994, and 1993 was $1,337,067, $1,090,049 and $329,382, respectively.

J. Leases

Dominion

   On November 10, 1993, the Company and Dominion, a Virginia corporation and wholly-owned subsidiary of the Company, entered into a transaction with a lender under which (1) the Company assigned its rights to acquire the Facilities under the Purchase and Sale agreement to the lender, (2) the lender acquired title to the Facilities, (3) the lender leased the Facilities to Dominion, and (4) the Company guaranteed the obligations of Dominion under the lease with the lender. The lease to Dominion is for an initial term of ten years and Dominion has the right to extend the term for two additional periods of five years each. On June 28, 1995 the Company received $576,000 of additional funding. The lease terms remain the same except that the Company is required to make monthly payments to the lender based on a lease advance of $5,200,000 and an applicable lease interest rate. Interest on the lease is based on the ten year interest rate for treasury notes plus 5%. In addition, the interest rate increases by 40 basis points per year in years 2-6 of the lease and 33 basis points in years 7-10.

   Dominion also has an option to purchase the facilities which is exercisable prior to the expiration of the initial term and each extension period. This option to purchase qualifies as a bargain purchase option. The Company is

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

J. Leases (Continued)

accreting the bargain purchase option over the lease term of ten years given that the purchase option is exercisable at an amount less than the current fair market value.

Lowry

   On February 11, 1994, the Company and Lowry, a Florida partnership and 80% owned subsidiary of the Company, entered into a transaction with a lender under which (1) the Company assigned its rights to acquire the facility under a purchase and sale agreement to the lender, (2) the lender acquired title to the facility, (3) the lender leased the facility to Lowry, and (4) the Company guaranteed the obligations of Lowry under the lease with the lender. The lease to Lowry is for an initial term of ten years and Lowry has the right to extend the term for two additional periods of five years each. The Company is required to make monthly payments to the lender based on a lease advance of $1,300,000 and an applicable lease interest rate. Interest on the lease is based on the ten year interest rate for treasury notes plus 5%. In addition, the interest rate increases by 40 basis points per year in years 2-6 of the lease and 33 basis points in years 7-10.

   Lowry also has an option to purchase the facilities which is exercisable prior to the expiration of the initial term and each extension period. This option to purchase qualifies as a bargain purchase option. The Company is accreting the bargain purchase option over the lease term of ten years given that the purchase option is exercisable at an amount less than the current fair market value.

Piedmont

   On March 2, 1994, the Company and Piedmont, a North Carolina corporation and wholly owned subsidiary of the Company, entered into a transaction with a lender under which (1) the Company assigned its rights to acquire the facility under the purchase and sale agreement to the lender, (2) the lender acquired title to the facility, (3) the lender leased the facility to Piedmont, and (4) the Company guaranteed the obligations of Piedmont under the lease with the lender. The lease to Piedmont is for an initial term of ten years and Piedmont has the right to extend the term for two additional periods of five years each. On May 25, 1995 the lender made a $750,000 lease advance. Lease terms remain unchanged except that the Company is required to make monthly payments to the lender based on a lease advance of $4,250,000 and an applicable lease interest rate. Interest on the lease is based on the ten year interest rate for treasury notes plus 5%. In addition, the interest rate increases by 40 basis points per year in years 2-6 of the lease and 33 basis points in years 7-10. This transaction has been accounted for as an operating lease by the Company.

Bailey Suites

   On July 26, 1994, the Company entered into a lease agreement to lease a 15 unit facility in Gainesville, Florida for a two year period with the right to extend the term of the lease for five additional periods of two years. The Company is required to pay rent of $1,250 per month, pay the lessor's mortgage of $2,437 per month and pay all operating expenses of the community including real estate taxes and insurance. The Company is entitled to a $3,500 per month management fee, may earn marketing fees upon the achievement of certain occupancy milestones and is entitled to 40% of any excess cash flow of the community.

Other Leases

   The Company leases its offices and certain equipment under operating leases, which expire at various dates through 1997. The Company has the option to purchase the equipment at fair market value at the end of the leases. In addition, the Company is treating its Piedmont acquisition as an operating lease which expires in the year 2004. At December 31, 1995, the future minimum lease payments under non-cancelable leases are as follows:

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

J. Leases (Continued)

                 Year Ended                    Operating      Capital
                December 31,                     Leases        Leases
-------------------------------------------     ---------   ------------
1996                                          $  633,931    $   773,644
1997                                             556,217        796,240
1998                                             549,525        816,042
1999                                             566,525        841,825
2000                                             581,312        863,790
Thereafter                                     1,917,723      3,133,373
                                              ----------    ------------
Net minimum lease payments                     4,805,233      7,224,914
BPO*                                                  --      2,863,546
Less amounts representing interest                    --     (3,134,389)
                                              ----------    ------------
Present value of minimum lease payments due   $4,805,233    $ 6,954,071
                                              ==========    ============

   * Obligation associated with the bargain purchase option of the Dominion and Lowry leases.

   Rent expense of $93,563, $60,202 and $82,593 for the years ended December 31, 1995, 1994, and 1993, respectively, was charged to operations. In 1995, 1994 and 1993, the Company subleased its former office space and recorded $7,851, $12,000 and $41,573, respectively, in sublease rental income. The sublease agreement expired in January 1996. The Company recorded $566,612, $390,558 and $0 of rent expense for Piedmont in 1995, 1994 and 1993, respectively and $48,968, $16,341 and $0 of rent expense for Bailey Suites in 1995, 1994 and 1993, respectively.

K. Proforma Results of Operations

   The following represents the unaudited pro forma results of operations as if Sunny Knoll was acquired at the beginning of 1995 and as if Sunny Knoll and Piedmont were acquired, through the aforementioned lease transaction, at the beginning of the prior year. The pro forma operating results do not include the results of Bailey Suites. This entity is not considered a significant subsidiary as it represents less than 10% of the Company's assets.

                                      1995           1994
                                    ----------   ------------
Net revenues                      $ 8,834,686    $ 7,986,298
Loss before extraordinary items    (2,159,322)    (4,170,511)
Net loss                           (2,159,322)    (4,170,511)
Net loss per common share                (.67)         (1.81)

   The pro forma operating results include results of operations for 1995 and 1994 with increased depreciation and amortization on property, plant and equipment associated with the lease of Piedmont and the acquisition of Sunny Knoll.

   The pro forma information given above does not purport to be indicative of the results that actually would have been attained if the operations were combined during the period presented, and is not intended to be a projection of future results or trends.

L. Income Taxes

   At December 31, 1995, the Company has available for federal income tax purposes, subject to limitations under Section 382 of the Internal Revenue Code, net operating loss carryforwards of approximately $11,136,000 for tax reporting purposes. There are no significant book to tax differences associated with these temporary differences. Carryforwards expire in the years 2004 through 2010.

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

L. Income taxes (Continued)

   Effective January 1, 1993 the Company adopted the provisions of FAS 109, "Accounting for Income Taxes." Deferred income taxes under the liability method required by FAS 109 reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. There are no significant book to tax differences associated with these temporary differences. A valuation allowance is recognized if it is more likely than not that some portion of the deferred asset will not be realized.

   There was no cumulative effect of adopting FAS 109 on the Company's net loss for the year ended December 31, 1993.

   The Company's deferred tax assets are comprised of the following at December 31, 1995:

Loss carryforward and other deferred assets    $ 4,371,000
Deferred tax asset valuation allowance          (4,371,000)
                                               ------------
                                               $         --
                                               ============

   The valuation allowance has been established since the use of the loss carryforwards is uncertain. The loss carryforwards and the related valuation allowance have increased since January 1995 by approximately $840,450 as a result of operating losses for the year ended December 31, 1995.

   The provision for income taxes as of December 31, 1993 is comprised solely of current state taxes payable.

M. Commitments and Contingencies

Employment Contracts

   The Company has entered into employment agreements with certain of its executives, which provide for payments to these executives of either 2.99 times or 1.0 times their average annual salary in the event they are terminated by the Company within a twenty-four (24) month period following certain changes in control. The maximum contingent liability under these agreements at December 31, 1995 was approximately $635,000.

Early Retirement and Non-Competition Agreement

   On December 29, 1995, the Company and Dr. C. Joel Glovsky ("Dr. Glovsky"), a co-founder, director and officer of the Company, entered into an Early Retirement and Non-Competition Agreement (the "Agreement"). Under the terms of the Agreement, Dr. Glovsky resigned as a director and an officer of the Company effective December 31, 1995, the Company and Dr. Glovsky agreed to terminate his employment agreement which was scheduled to expire on December 31, 1997 and the Company agreed to enter into a five year consulting agreement with Dr. Glovsky. Under the terms of the Consulting Agreement, Dr. Glovsky will provide services to the Company on an as needed basis over the next five (5) years. The Company will pay Dr. Glovsky $60,000 per annum for these services and will also provide Dr. Glovsky with health insurance, life insurance and other certain benefits through 1997. As part of the Agreement, the Company also agreed to forgive loans that the Company had extended to Dr. Glovsky as well as pay income taxes on behalf of Dr. Glovsky for the forgiveness of these loans. The Company also entered into a non-compete agreement with Dr. Glovsky and fully vested Dr. Glovsky's stock options. The following summarizes the components of the
Agreement:

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

M. Commitments and contingencies (Continued)

Consulting agreement and related benefits                                               $434,000
Forgiveness of loans totaling $138,539 including taxes related to the forgiveness of
  these loans of $49,874                                                                 188,413
Non-compete agreement                                                                    118,000
Compensation expense related to the acceleration of the vesting of Dr. Glovsky's
  stock options                                                                           10,000
                                                                                        --------
                                                                                        $750,413
                                                                                        ========

   At December 31, 1995, the Company has expensed $263,413 of the total $750,413 charge associated with the Agreement. The $263,413 is comprised of the following components:

Write-off of loans previously granted to Dr. Glovsky and related taxes                  $188,413
Compensation and related benefits                                                         65,000
Compensation expense related to the acceleration of the vesting of Dr. Glovsky's
  stock options                                                                           10,000
                                                                                        --------
                                                                                        $263,413
                                                                                        ========

   The Company will record compensation expense of approximately $369,000 over the next five years as Dr. Glovsky provides services under the consulting agreement. In addition, the Company capitalized the cost associated with the non-compete agreement and will amortize the balance over the life of the non-compete agreement which is three years.

   If Dr. Glovsky's shares beneficially owned by him are not acquired in or as part of a merger or take-over proposal on or before December 31, 1996 at a per share value of at least $5.00, Dr. Glovsky's monthly consulting fee will be increased by $4,000 per month and Dr. Glovsky has the right to require the Company to purchase up to 65,000 of his shares at a purchase price of $6.00 per share.

N. Legal Proceedings

   The Company from time to time is named a defendant in lawsuits which arise in the normal course of its business. As of February 14, 1996, the Company was involved in seven such lawsuits. The Company believes it has meritorious defenses to each of the complaints and is vigorously defending its position in each claim. Should the Company be found to be liable in any instance, management believes that the resulting claim against the Company, if any, would not be material.

O. Stock Option Plans

   In October 1991, the Company adopted the 1991 Combination Stock Option Plan (the "Option Plan"). The Option Plan provides for the granting to key employees of the Company, stock options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as "non-qualified options" not intended to qualify. A total of 135,000 shares of common stock were reserved for issuance under the Option Plan. In August 1993, the stockholders approved an amendment to the Plan which increased the shares to be reserved for issuance to 285,000 shares. In May 1994, the stockholders approved an amendment to the plan which increased the shares to be reserved for issuance to 535,000 shares. In June 1995, the stockholders approved an amendment to the plan which increased the shares to be reserved for issuance to 785,000 shares. The Option Plan is administered by the Board of Directors.

   Subject to the terms of the Option Plan, the Board of Directors are authorized to select options and determine the number of shares covered by each option, its exercise price and other terms. Options under the 1991 Plan may not be granted after August 31, 2001. The exercise price of incentive stock options granted under the Option Plan may not be less than the fair market value of the Company's common stock on the date of grant and cannot be

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

O. Stock option plans (Continued)

less than 110% of such fair market value with respect to any incentive stock option granted to a participant who owns 10% or more of the Company's outstanding common stock. The exercise price of non-qualified options granted under the Option Plan cannot be less than 50% of the fair market value of the Company's common stock on the date of grant. Options become exercisable in equal annual installments over two to three years. The period within which any option may be exercised cannot exceed ten years from the date of grant. Options pursuant to the 1991 Plan held by a terminated employee expire three months after the Option holder ceases to be an employee except in the event of death or disability.

   In June 1995, the Company's stockholders approved the 1995 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The Directors Plan provides that each year on the first Friday following the Company's Annual Meeting of Stockholders (the "Grant Date"), each individual elected, re-elected or continuing as a Non-Employee Director will automatically receive a non-qualified stock option for 6,000 shares of Common Stock, subject to adjustment resulting from changes in capitalization. 180,000 shares of Common Stock are reserved for issuance under the Directors Plan. Options granted under the Directors Plan vest one-third on the Grant Date, one-third on the Friday prior to the first Annual Meeting of Stockholders following the Grant Date, and one-third on the Friday prior to the second Annual Meeting of Stockholders following the grant date. Options under the Directors Plan expire ten years from the date of grant.

   Under the Directors Plan's formula, the exercise price for options granted will be either 100% of the simple average of the high and low price at which the Common Stock traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") Small-Cap System on the date of the grant or the last sale price of Common Stock on the NASDAQ on the date of grant, whichever is higher.

   Information concerning options to purchase shares of common stock under both the Option Plan and the Director's Plan for the years ended December 31, 1993, 1994 and 1995 is as follows:

                                     Shares       Exercise Price
                                     --------    ------------------
Outstanding at December 31, 1993     209,700       $4.25 to $4.50
  Granted                             62,000       $4.50 to $6.25
  Exercised                               --                   --
  Expired                             (4,000)          $4.50
                                    --------       --------------
Outstanding at December 31, 1994     267,700       $4.25 to $6.25
  Granted                            209,500       $2.25 to $2.38
  Exercised                               --                   --
  Expired                           (161,167)      $2.00 to $2.28
                                    --------       --------------
Outstanding at December 31, 1995     316,033       $2.00 to $2.38
                                    ========       ==============

   Options to purchase 0, 68,567 and 157,800 were exercisable at December 31, 1993, 1994 and 1995, respectively. The number of shares available for the granting of options at the beginning and end of 1994 and 1995 were 75,300 and 263,300 and 263,300 and 303,800, respectively. On February 28, 1995, the Company's Board of Directors voted in accordance with the provisions of the Company's Option Plan to re-price all of the then outstanding options to $2.00 per share, the closing price on the day immediately preceding the Board meeting.

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

P. Warrants

   Information concerning warrants to purchase shares of common stock for the years ended December 31, 1993, 1994 and 1995 is as follows:

                                    Shares      Exercise Price
                                    ------      ---------------
Outstanding at December 31, 1992   156,000       $4.13 to $7.09
  Granted                          205,413       $7.09 to $8.25
  Exercised                             --                   --
  Expired                               --                   --
                                   -------       --------------
Outstanding at December 31, 1993   361,413       $4.13 to $8.25
  Granted                          186,000       $4.16 to $7.09
  Exercised                             --                   --
  Expired                               --                   --
                                   -------       --------------
Outstanding at December 31, 1994   547,413       $4.13 to $8.25
  Granted                           34,420                $4.16
  Exercised                             --                   --
  Expired                               --                   --
                                   -------       --------------
Outstanding at December 31, 1995   581,833       $4.13 to $8.25
                                   =======       ==============

   Vesting period for warrants outstanding range from warrants that vest immediately to others vesting over a five year period. At December 31, 1995 and 1994, respectively, 565,166 and 514,080 warrants were exercisable. Of the warrants granted in 1995 and 1994, 31,413 were re-priced from $7.09 to $4.16 per share in March 1995. Of the 186,000 warrants issued in 1994, 100,000 of the warrants were issued to Emeritus (Note H).

Q. Preferred Stock

   In September 1993, the Company issued 700,000 shares of $.01 par value Series A Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") for $10 per share. In October 1993, the Company issued an additional 82,350 shares of the Convertible Preferred Stock also at $10 per share. The Company is authorized to issue 1,000,000 shares of the preferred stock generally. At December 31, 1993, there were 782,350 shares of Convertible Preferred Stock outstanding.

   In March 1994, the Company filed an issuer tender offer statement (the "Offer") on Schedule 13E-4 with the Securities and Exchange Commission which the Company offered to exchange 2.6 shares of the Company's common stock for each outstanding share of the Company's Convertible Preferred Stock. The Offer expired on July 1, 1994. Those stockholders who tendered their preferred shares for shares of common stock forfeited any accrued dividends. Of the 782,350 shares of the Company's Convertible Preferred Stock outstanding at the commencement of the Offer, 654,300 or 84% were tendered pursuant to the Offer and accepted for exchange by the Company. On December 31, 1994, there were 128,050 preferred shares outstanding.

   The Convertible Preferred Stock ranks with respect to dividends and upon liquidation, dissolution or winding up, senior to the Common Stock. Dividends are cumulative from the date of original issue at the rate of $1.00 per share per annum, payable quarterly on September 30, December 31, March 31 and June 30 of each year. Dividends are declared at the Board of Directors' discretion and paid out of funds legally available therefor. The Company paid cash dividends on the Convertible Preferred Stock of approximately $195,588 on March 31, 1994. The Board of Directors voted to omit the payout of the dividend on the Convertible Preferred Stock for the quarters ending June 30, 1994, September 30, 1994 and December 31, 1994. The Company paid cash dividends on the Convertible Preferred Stock of approximately $32,013 on both March 31, 1995 and June 30, 1995. The Board of Directors voted to omit the payout of the dividend on the Convertible Preferred Stock for the quarters ending September 30, 1995 and December 31, 1995. These dividends, although not declared or paid, remain cumulative without interest. Failure to pay any quarterly dividend results in a reduction of the conversion price but not below the then par value of

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Q. Preferred stock (Continued)

the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock. Dividends in arrears totaled $156,175 at December 31, 1995. In December 1995, certain preferred shareholders of the Company converted their Convertible Preferred Stock to Common Stock. These preferred shareholders converted 15,550 preferred shares to 40,674 common shares at the conversion rate then in effect. At December 31, 1995 there were 112,500 preferred shares outstanding.

   The Convertible Preferred Stock is convertible at any time prior to redemption into, initially, two shares of Common Stock for each share of the Convertible Preferred Stock. The initial conversion price is equal to $5.00 per share and is subject to adjustment under certain circumstances. The conversion price of the Convertible Preferred Stock at December 31, 1995 was $3.56. The Convertible Preferred Stock is redeemable by the Company after September 1, 1996 at $10.00 per share, plus accrued but unpaid dividends, under certain circumstances.

   Upon liquidation, dissolution or winding up of the Company, holders of the Convertible Preferred Stock are entitled to receive a preferential liquidation distribution equivalent to $10.00 per share plus accumulated and unpaid dividends before any distribution to holders of the Common Stock or any capital stock ranking junior to the Convertible Preferred Stock.

   Holders of the Convertible Preferred Stock will not have voting rights except
(i) with respect to the creation, authorization or issuance of capital stock ranking senior to or in parity with (in certain respects) to the Convertible Preferred Stock and with respect to certain amendments to the Company's Restated Certificate of Incorporation, (ii) if the Company shall have failed to declare and pay or set apart for payment in full the preferential dividends accumulated on the Convertible Preferred Stock for any four quarterly dividend payment periods, whether or not consecutively, (iii) in connection with a consolidation into or merger with any corporation, firm or entity, or sale, lease or other disposition of all or substantially all of the Company's assets unless the Company is the surviving entity, and (iv) as otherwise required by law. Except for clause (ii) above, holders of the Convertible Preferred Stock shall be entitled to one vote per share of Convertible Preferred Stock, voting separately as a single class, on all matters on which the Convertible Preferred Stock is entitled to vote. In the event the Company fails to pay current dividends as provided in clause (ii) above, holders of the Convertible Preferred Stock shall be entitled to vote, on a one vote per share of Convertible Preferred Stock basis, with the holders of Common Stock on all matters thereafter submitted including the election of directors.

R. Subsequent Events

Working Capital Loan

   On January 16, 1996, pursuant to a letter of intent for a then proposed business combination, Integrated Health Services, Inc. ("IHS") loaned the sum of $250,000 to the Company for working capital purposes. This loan is repayable to IHS in accordance with a promissory note which bears interest at 8.5%, interest payable semi-annually. Under certain circumstances up to $100,000 of the promissory note could become payable prior to the maturity date of January 15, 1998.

Signing of Letter of Intent

   On March 15, 1996, the Company and Emeritus jointly announced the signing of an agreement in principal to merge in a tax-free stock-for-stock transaction. Under the terms of the agreement in principal, shareholders of the Company would receive .1845 shares (subject to adjustment under certain circumstances) of Emeritus Common Stock for each share of Standish Common Stock outstanding or issuable upon conversion of the Company's Convertible Preferred Stock. The Exchange ratio was based on a market price of $21.00 per share of Emeritus Common Stock. There will be a one year escrow of 5% of the Emeritus Common Stock issued in the transaction to cover any inaccuracies in the representations and warranties. The transaction is subject to negotiation and

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

R. Subsequent events (Continued)

execution of a definitive merger agreement and will be subject to approval by the Company's shareholders. The transaction will also be conditioned on qualifying the transaction as a "pooling of interests" and as a tax-free reorganization under the Internal Revenue Code.

Fox Ridge Manor Transaction

   On March 25, 1996, the Company received approximately $825,000 for back management fees and prior investments in connection with the refinancing and sale by a third party owner of the Fox Ridge Manor community located in Dover, Pennsylvania. The Company expects to record a gain on this transaction of approximately $600,000. The Company has also made available to Northwood Retirement Community, Inc., the new owner of the Community, a $150,000 line of credit to be used by the new owner in connection with the Fox Ridge Manor community.

                          THE STANDISH CARE COMPANY
                         CONSOLIDATED BALANCE SHEETS

                                                                       June 30,     December 31,
                                                                         1996           1995
                                                                      -----------   ------------
                                                                     (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents                                          $    355,939    $   367,631
 Restricted cash                                                         385,745        199,719
 Accounts receivable, less allowance for doubtful accounts of
   $159,747 and $448,425 at June 30, 1996 and
   December 31, 1995, respectively                                       176,546        176,818
 Due from related parties                                                177,625        437,234
 Other current assets                                                    239,378         56,625
                                                                    ------------    -----------
    Total current assets                                               1,335,233      1,238,027
Restricted deposits                                                      610,732        610,732
Investment in Adams Square Limited Partnership                           127,000        127,000
Investment in Cornish Realty Associates, L.P.                                 --        125,000
Due from related parties                                                  30,670        130,215
Property, plant and equipment, net                                    10,916,034     11,079,454
Prepaid lease deposit, net                                               506,792        539,843
Non-compete agreement, net                                               180,940        219,671
Resident leases, net                                                     152,145        176,979
Goodwill, net                                                          1,480,000      1,504,000
Other assets, net                                                        188,529        223,910
                                                                    ------------    -----------
    Total assets                                                    $ 15,528,075    $15,974,831
                                                                    ============    ===========
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
 Accounts payable                                                   $    269,058        522,992
 Accrued payroll and related taxes                                       228,251        217,304
 Accrued severance costs                                                 142,000        232,874
 Accrued professional fees                                               441,963        570,997
 Resident security deposits                                              158,442        172,945
 Current portion of long-term debt                                     3,315,586        626,298
 Other current liabilities                                               254,059        478,999
                                                                    ------------    -----------
    Total current liabilities                                          4,809,359      2,822,409
Deferred gain on sale of bonds                                           520,815        520,815
Long-term debt                                                        10,461,569     12,457,003
Minority interest                                                        108,969        156,970
Commitments and contingencies
Stockholders' (deficit) equity:
Preferred stock (aggregate liquidation preference of $1,127,300 and $1,281,175 at June 30, 1996 and December 31, 1995,
 respectively)                                                           920,000      1,125,000
Common stock, $.01 par value 30,000,000 shares authorized and
 3,501,053 and 3,435,826 shares issued and outstanding at
 June 30, 1996 and December 31, 1995                                      35,011         34,359
Additional paid-in capital                                             8,963,953      8,746,096
Accumulated deficit                                                  (10,291,601)    (9,887,821)
                                                                    ------------    -----------
    Total stockholders' (deficit) equity                            $   (372,637)        17,634
                                                                    ------------    -----------
    Total liabilities and stockholders' (deficit) equity            $ 15,528,075    $15,974,831
                                                                    ============    ===========

The accompanying notes are an integral part of the consolidated financial statements.

                           THE STANDISH CARE COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                              For the three months ended     For the six months ended
                                               June 30,       June 30,      June 30,       June 30,
                                                 1996           1995          1996           1995
                                               -----------    -----------   ---------   -------------
                                                     (unaudited)                   (unaudited)
Revenues:
  Service revenue                             $2,193,107     $1,875,183    $4,380,316     $ 3,517,717
  Management fees and marketing revenue           87,708        195,741       213,152         304,811
  Development fees and other revenue              65,250        120,000        76,500         158,000
                                              ----------     ----------    ----------     -----------
                                               2,346,065      2,190,924     4,669,968       3,980,528
Operating costs and expenses:
  Community operating expense                  1,626,134      1,448,080     3,208,438       2,749,877
  Community rent expense                         154,459        142,141       304,230         271,688
  Selling, general and administrative
    expense                                      463,478        622,575       930,804       1,156,127
  Transaction termination costs                   27,381             --       186,352              --
  Depreciation and amortization expense          196,637        168,876       393,269         320,747
                                              ----------     ----------    ----------     -----------
  Total operating costs and expenses           2,468,089      2,381,672     5,023,093       4,498,439
                                              ----------     ----------    ----------     -----------
Loss from operations                            (122,024)      (190,748)     (353,125)       (517,911)
Interest expense                                (405,875)      (370,249)     (823,524)       (678,322)
Interest income                                   17,970         41,909        28,618          81,232
Other income                                     100,000             --       696,249              --
Minority interest                                 28,894         24,253        48,002          49,941
                                              ----------     ----------    ----------     -----------
Loss before income taxes                        (381,035)      (494,835)     (403,780)     (1,065,060)
Provision for income taxes                            --             --            --              --
                                              ----------     ----------    ----------     -----------
Net loss                                      $ (381,035)    $ (494,835)   $ (403,780)    $(1,065,060)
                                              ==========     ==========    ==========     ===========
Net loss per common share                     $    (0.12)    $    (0.16)   $    (0.13)    $     (0.33)
Weighted average number of common shares
    outstanding                                3,442,718      3,395,152     3,439,272       3,395,152
                                              ==========     ==========    ==========     ===========

The accompanying notes are an integral part of the consolidated financial statements.

                           THE STANDISH CARE COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    For the six months ended June 30,
                                                                    ---------------------------------
                                                                         1996              1995
                                                                    --------------    ---------------
                                                                     (Unaudited)        (Unaudited)
OPERATING ACTIVITIES:
Net loss                                                             $  (403,780)       $(1,065,060)
Adjustments to reconcile net loss to net cash used by operating activities:
  Depreciation and amortization                                          393,269            320,747
  Accretion associated with capital lease obligations                    100,648            104,548
  Amortization of deferred costs                                          23,670             34,584
  Minority interest in net (loss) of consolidated partnership            (48,002)           (49,941)
  Compensation expense associated with issuance of warrants                6,333             12,667
  Other income                                                          (696,249)                 0
(Increase) in restricted cash                                           (186,026)          (638,907)
Decrease (increase) in accounts receivable                                   272            (28,781)
Decrease (increase) in due from related parties                          359,154            (47,570)
Increase in other current assets                                        (132,753)           (27,069)
Increase in interest receivable                                               --             (9,202)
Decrease in note receivable                                                   --              1,226
(Decrease) increase in accounts payable                                 (253,934)            34,174
Increase in accrued payroll and related taxes                             10,947             16,636
(Decrease) in accrued severance costs                                    (90,874)                --
(Decrease) increase in accrued professional fees                        (129,034)            25,573
(Decrease) increase in other current liabilities                        (224,940)            35,167
                                                                     -----------         ----------
Net cash used by operating activities                                 (1,271,299)        (1,281,208)
                                                                     -----------         ----------
INVESTING ACTIVITIES:
Additions to property, plant and equipment                              (104,090)        (1,122,713)
(Decrease) increase in security deposits                                      --             91,528
Return of previous investment in Cornish Realty Associates, Ltd.              --            125,000
Use of prepaid deposit                                                        --             27,651
Proceeds from sale of bonds                                              825,554            (19,000)
Cash deposited to collateralize letters of credit                             --            (62,750)
Funding of accrued development costs                                          --            (54,498)
(Increase) in other assets                                               (38,769)                --
                                                                     -----------         ----------
Net cash provided by investing activities                                682,695         (1,014,782)
                                                                     -----------         ----------
FINANCING ACTIVITIES:
  Proceeds from excercise of stock options                           $     7,375                 --
  Increase in advance for expansion costs                                     --        $   750,000
  Payment of Convertible Preferred Stock dividends                            --            (64,025)
  Proceeds from borrowings                                           $   750,000        $ 2,281,000
  Repayment of debt                                                     (163,822)           (28,118)
  Principal payments on capital lease obligations                        (16,641)           (23,605)
                                                                     -----------        -----------
Net cash provided by financing activities                                576,912          2,915,252
                                                                     -----------        -----------
Net increase in cash and cash equivalents                                (11,692)           619,262
                                                                     -----------        -----------
Cash and cash equivalents at beginning of year                           367,631            232,716
                                                                     -----------        -----------
Cash and cash equivalents at end of period                           $   355,939        $   851,978
                                                                     ===========        ===========
NON-CASH ACTIVITIES
Purchase of property, plant and equipment by seller note
  financing                                                          $         0        $ 1,852,000
Dividends accrued but not paid on Convertible Preferred Stock        $    51,125        $    32,013
Conversion of 20,500 shares of preferred stock to 61,727 shares
  (.01 par value) of common stock                                    $   205,000        $         0
Refinancing fee from third party                                     $   100,000        $         0
Reclass of a portion of the Cornish investment to related party      $    50,000        $         0
Reclass of a portion of the Cornish investment to other assets       $    75,000        $         0

The accompanying notes are an integral part of the consolidated financial statements.

                           THE STANDISH CARE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. Basis of Presentation

   The accompanying financial statements and notes do not include all of the disclosures made in the Company's Annual Report on Form 10-K and related Form 10-K/A for 1995, which should be read in conjunction with these statements. The financial information included herein has not been audited. However, in the opinion of Management, the financial statements include all adjustments necessary for a fair presentation of the quarterly results. The results of the three and six month periods ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

B. Restricted Cash

   Restricted cash consists of the following:

                                                          June 30, 1996        December 31, 1995
                                                        ------------------   --------------------
                                                           (unaudited)
  Resident security deposits                                 $159,573              $172,945
  Reserve, line of credit--Northwood Retirement,
    Inc.                                                      150,534                    --
  Credit enhancement escrow--Fox Ridge                         50,000                    --
  Capital improvements reserve--Bailey                         14,032                15,481
  Expansion funds--Piedmont                                    10,421                10,261
  Real estate tax escrow-Sunny Knoll                            1,185                 1,032
                                                             --------              --------
                                                             $385,745              $199,719
                                                             ========              ========

C. Related Party Transactions

   The Company has conducted various transactions with its officers, directors, and principal stockholders and/or their affiliated companies and unconsolidated affiliates. Accounts affected by these transactions were as follows:

                                                                                          Six Months Ended
                                                                                           June 30, 1996
                                                                                         -------------------
                                                                                            (unaudited)
Accounts receivable from Emeritus Corporation ("Emeritus") for refinancing fee                $100,000
Accounts receivable from Emeritus for management fees and reimbursable expenses                 36,800
Accounts receivable from Adams Square Limited Partnership for management fees,
  marketing fees and reimbursable expenses                                                      40,825
Note receivable from Adams Square Limited Partnership                                           23,170
Loan to Officer                                                                                  7,500
Management fees and marketing revenue from Emeritus                                             14,900
Management fees from Cornish                                                                    27,402
Management fees from Adams Square Limited Partnership                                           51,367
Marketing fee revenue from Adams Square Limited Partnership                                     21,000
Expenses incurred through or reimbursed to stockholders, officers, directors and their affiliates:
 Selling and marketing                                                                          69,695
 General and administrative                                                                      2,000

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

D. Restricted Deposits

   Restricted deposits consists of the following:

                                                  June 30, 1996        December 31, 1995
                                                ------------------   --------------------
                                                   (unaudited)
Cash collateral for letter of
  credit--Piedmont                                   $237,750              $237,750
Cash collateral for letter of
  credit--Dominion                                    231,200               231,200
Cash collateral for letter of credit--Lowry            65,000                65,000
Debt service reserve--Bailey refinancing               61,032                61,032
Debt service reserve--Northwood Bonds                  15,750                15,750
                                                     --------              --------
                                                     $610,732              $610,732
                                                     ========              ========

   The letters of credit are required under the terms of the financing agreements for Dominion, Lowry and Piedmont. The letters of credit are required to stay in place for the duration of the leases. The Bailey debt service reserve is required to stay in place for the five-year life of the loan. The debt service reserve fund related to the Northwood Bonds represents approximately two months of interest on the face amount of $750,000 of Northwood Bonds outstanding for which the Company provided certain credit enhancements in the form of guarantees in March 1996.

E. Property, Plant & Equipment

   Property, plant and equipment consists of the following:

                                      June 30, 1996        December 31, 1995
                                    ------------------   --------------------
                                       (unaudited)
Land                                   $ 1,616,628            $ 1,616,628
Land improvements                           24,864                 21,964
Furniture, fixtures and
  equipment                              1,242,760              1,221,239
Buildings and improvements               9,393,664              9,313,995
                                       -----------            -----------
                                        12,277,916             12,173,826
Less accumulated depreciation           (1,361,882)            (1,094,372)
                                       -----------            -----------
                                       $10,916,034            $11,079,454
                                       ===========            ===========

F. Short-term Borrowings and Long-term Debt

   Short-term borrowings and long-term debt consists of the following:

                                                                    June 30, 1996        December 31, 1995
                                                                  ------------------   --------------------
                                                                     (unaudited)
   Mortgages Payable:
     Bailey mortgage payable with interest at the one-month
       London Interbank offered rate for US dollars plus
       2.25% (9.05% at June 30, 1996), principal payable
       monthly in varying amounts. All remaining principal
       and interest due in February 1999, collateralized by
       real estate.                                                    $918,044              $936,804

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

F. Short-term Borrowings And Long-term Debt (Continued)

                                                                    June 30, 1996        December 31, 1995
                                                                  ------------------   --------------------
                                                                     (Unaudited)
     Sunny Knoll mortgage payable with interest equal to the
       base rate of Primary Bank plus 1.75% (10.75% at June
       30, 1996), principal payable monthly in varying
       amounts, all remaining principal due April 1997,
       collateralized by real estate.                                  $739,985               $744,764
   Notes payable:
     Note payable with 9% interest, principal payments of
       varying amounts and interest payable over five years.
       All remaining principal and interest due January
       1999, collateralized by a second mortgage on Bailey
       Village.                                                          57,227                 66,853
     Note payable with interest at First Union Bank and
       Trust's prime rate plus 1% (9.25% at June 30, 1996),
       payable in fifty-nine installments of $833 each
       month. All remaining principal and interest due in
       December 2000, collateralized by real estate                     135,000                140,000
     Note payable with 9.47% interest and principal due
       December 1999, collateralized by automobile                       12,779                 14,901
     Notes payable with 9% interest and principal payments
       in varying amounts due February 1997                             146,096                149,430
     Note payable to a minority partner with 8% interest,
       entire principal balance is due April 1997                       137,500                137,500
     Note payable to Adams Square L.P., interest-free, due
       on demand                                                        127,000                127,000
     Note payable with 12% interest through April 1996, and
       14% thereafter, entire principal due April 1997                1,100,000              1,100,000
     Note payable to Emeritus with 10% interest, quarterly
       principal payments based on excess cash flow, all
       remaining principal due April 1998, collateralized by
       the Company's stock in Sunny Knoll                               431,532                551,732
     Note payable to Integrated Health Services, Inc. with
       8.5% interest payable semi-annually. Under certain
       circumstances, $100,000 could become due prior to
       January 15, 1998. Otherwise, entire principal is due
       January 15, 1998. (Note K)                                       250,000                     --
     Note payable to a corporation controlled by Abraham D.
       Gosman, the principal stockholder of CareMatrix
       Corporation ("CareMatrix"), with 10% interest payable
       annually. All principal and accrued interest due on
       October 1, 1996 subject to an extension until April
       1, 1997 at the election of the lender, collateralized
       by a subordinate mortgage on Bailey Village. (Notes K
       and M)                                                           500,000                     --
   Deferred liability associated with the Piedmont operating
     lease                                                              183,914                160,244
                                                                      ---------              ---------
     Subtotal                                                         4,739,077              4,129,228

                 THE STANDISH CARE COMPANY
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

F. Short-term Borrowings and Long-term Debt (Continued)

                                                                    June 30, 1996        December 31, 1995
                                                                  ------------------   --------------------
                                                                     (Unaudited)

     Convertible debentures payable to Emeritus with 8.5%
       interest due in June 1998, convertible to common
       stock at $4.16 per share (subject to anti-dilution
       adjustments)                                                  $ 2,000,000            $ 2,000,000
     Capital lease obligations                                         7,038,078              6,954,073
                                                                     -----------            -----------
       Subtotal                                                       13,777,155             13,083,301
       Less current maturities                                         3,315,586                626,298
                                                                     -----------            -----------
       Long-term debt                                                $10,461,569            $12,457,003
                                                                     ===========            ===========

G. Omission of Preferred Stock Dividend

   On June 28, 1996, the Company's Board of Directors voted to omit the $.25 quarterly dividend on the Series A Cumulative Convertible Preferred Stock ("Convertible Preferred Stock") for the quarter ended June 30, 1996. These dividends, although not declared or paid, remain cumulative without interest. Failure to pay any quarterly dividend results in a reduction of the conversion price of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock. As a result of omitting more than four quarterly dividend payments, holders of the Convertible Preferred Stock are entitled to vote, on a one vote per share of Convertible Stock basis, with the holders of Common Stock on all matters submitted to stockholders including the election of directors.

H. Earnings Per Share

   Net loss per common share is computed by dividing the net loss for the period plus any dividends accrued, paid or in arrears on the Company's Convertible Preferred Stock by the weighted average number of outstanding shares of common stock. Dividends paid in the three and six month periods ended June 30, 1996 and June 30, 1995 totaled $0, $0, $32,013 and $64,025 respectively. As of June 30, 1996, aggregate dividends in arrears on the Convertible Preferred Stock totaled approximately $207,300 and the conversion price of the Preferred Stock was $3.25 (subject to anti-dilution adjustments).

I. Pro Forma Results of Operations

   The following represents the unaudited pro forma results of operations as if Sunny Knoll was acquired at the beginning of 1995:

                                                            Six Months Ended
                                                              June 30, 1995
                                                           -------------------
                                                               (unaudited)
Net revenues                                                   4,379,332
Loss before extraordinary items                                 (930,883)
Net loss                                                        (930,883)
Net loss per common share                                           (.29)

   The pro forma operating results include results of operations for the six months ended June 30, 1995 with increased depreciation and amortization on property, plant and equipment associated with the acquisition of Sunny Knoll. The pro forma information given above does not purport to be indicative of the results that actually would have been attained if the operations were combined during the period presented, and is not intended to be a projection of future results or trends.

                            THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

J. Stock Option Grants

   In June 1996, the Company's Board of Directors voted to grant 75,000 stock options to two officers and directors of the Company which allow the holder of such stock options to purchase shares of the Company's common stock at $2.94 per share, the closing stock price on the day immediately preceding the Board Meeting. The stock options contain a provision which increases the amount of the stock options up to a maximum of 750,000 shares at the time of the closing of the merger with CareMatrix (Note L).

K. Commitments and Contingencies

  Working Capital Loans

   On January 16, 1996, pursuant to a letter of intent for a then proposed business combination, Integrated Health Services, Inc. ("IHS") loaned the sum of $250,000 to the Company for working capital purposes. In February 1996, IHS informed the Company that it was terminating their business combination discussions. This loan could become repayable to IHS in accordance with a promissory note which bears interest at 8.5%, interest payable semi-annually. Under certain circumstances up to $100,000 of the promissory note could become payable prior to the maturity date of January 15, 1998. On or about April 9, 1996, the Company asserted a claim against IHS based on IHS's unilateral breach of its contractual obligations under its letter of intent with the Company as well as for its duties of good faith and fair dealing. In addition, the Company has asserted claims that IHS's conduct constitutes unfair and deceptive trade practices under applicable Massachusetts law. Although no law suit has been commenced by the Company, the Company intends to vigorously pursue its claims against IHS.

   On June 3, 1996, pursuant to a term sheet for a proposed business combination, a corporation controlled by Abraham D. Gosman, the principal stockholder of CareMatrix, loaned the sum of $1,000,000 to the Company for working capital purposes. The note is due on October 1, 1996 subject to an extension until April 1, 1997 at the election of such corporation. The note bears interest at 10% and interest is payable annually. In accordance with the terms of the promissory note, such corporation advanced $500,000 to the Company upon the signing of the term sheet and $500,000 upon the execution of the merger agreement. (Note M)

L. CareMatrix Merger Transaction

   In June 1996, the Company announced that it had signed a term sheet with CareMatrix Corporation, a privately held group of twelve separate corporations ("CareMatrix"), under which the Company would acquire all of the assets and operations of CareMatrix and the Company would issue between 40 million and 50 million shares of its common stock to the stockholders of CareMatrix subject to due diligence and negotiation of a definitive merger agreement. On July 3, 1996, the Company and CareMatrix entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") under which twelve subsidiary corporations of the Company would be merged into CareMatrix and the Company would issue 50 million shares of its common stock to the stockholders of CareMatrix. The Merger Agreement was approved by the Boards of Directors of the Company and CareMatrix on July 10, 1996. The Merger Agreement is subject to the approval of both the Company's and CareMatrix's stockholders, the receipt of an updated fairness opinion and other customary closing conditions.

M. Subsequent Events

   On July 10, 1996, a corporation controlled by Abraham D. Gosman, the principal stockholder of CareMatrix, funded the second installment of $500,000 in connection with its promissory note with the Company. On July 30, 1996, through the issuance and sale to a principal stockholder of CareMatrix (the "purchaser"), for $14,000 per share or $1,400,000 in the aggregate, the Company issued 100 shares of its newly created Series B Convertible Preferred Stock (the "Series B Stock") with a liquidation value of $14,000 per share. The Company used a portion of the proceeds from the share issuance to repay the promissory note of $1,000,000 and obtained an additional $400,000 to be used for working capital purposes. The Series B Stock is redeemable by the Company at any time after December 1, 1996 at $14,000 per share plus accrued dividends provided that the market price of the common stock exceeds 150% of the conversion price ($4.16) then in effect for twenty consecutive trading days. The Series

                           THE STANDISH CARE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

M. Subsequent Events (Continued)

B Stock will be entitled to a quarterly dividend of $350 per share with quarterly dividend payments on each of December 31, March 31, June 30 and September 30. Concurrently with the issuance of the Series B Stock, the Company issued five year warrants to the purchaser to purchase 400,000 shares of the Company's common stock at an exercise price of $4.16 per share.

   The following data represents certain unaudited pro forma information of the Company assuming the issuance of the Series B Stock and the repayment of the promissory note occurred on June 30, 1996.

  Working capital                                                 $(2,074,126)
  Total assets                                                     16,428,075
  Current portion of long-term debt                                 2,815,586
  Long-term debt                                                   10,461,569
  Total shareholders equity                                         1,027,363

N. Reclassification

   Certain amounts in the 1995 consolidated financial statements have been reclassified to conform with the 1996 presentation.

                               [CAREMATRIX LOGO]

    [MAP OF THE UNITED STATES COLORED TO DEPICT STATES WHERE FACILITIES ARE CURRENTLY UNDER DEVELOPMENT, UNDER CONSTRUCTION, OPERATED OR TO BE MANAGED BY CAREMATRIX]

                         Total Resident
Location                   Capacity                 Status
-----------------------------------------------------------
ARIZONA
Peoria                        120                      D
Tucson                        120                      D
Yuma                          120                      C
                              ---
                              360

CONNECTICUT
Avon                          108                      D
Cheshire                      104                      D
Darien                         86                      C
Hamden                        108                      D
Milford                       108                      D
Ridgefield                    125                      D
Southington                    96                      C
Stamford                      168                      O
Woodbridge                     90                      D
                              ---
                              993

FLORIDA
Bonita Bay                    148                      D
Deerfield Beach               128                      D
Gainesville                    14                      O
Gainesville                    72                      O
Homestead                      56                      O
Jensen Beach                  148                      D
Miami                         120                      O
Palm Beach                    101                      C
Tampa                          74                      O
                              ---
                              861

GEORGIA
Atlanta                       148                      D
Macon                         148                      D
                              ---
                              296

MAINE
Saco                           30                      D
                              ---
                               30

MARYLAND
Ellicott City                 148                      D
Silver Spring                 138                      O
                              ---
                              286

MASSACHUSETTS
Boston                         93                      O
Cambridge                      82                      O
Dedham                        142                      C
Leominster                     74                      O
Millbury                      154                      C
Needham                        58                      O
Needham                       142                      O
                              ---
                              745

NEW HAMPSHIRE
Franklin                       32                      O
                              ---
                               32

NEW JERSEY
Livingston                    118                      D
Park Ridge                    310                      D
Princeton                     263                      C
                              ---
                              691

NEW YORK
Glen Cove                      80                      D
Great Neck                    140                      D
Ossining                      122                      C
Rye Brook                     166                      D
Upper Nyack                   148                      D
                              ---
                              656

NORTH CAROLINA
Durham                        148                      D
Newton                         39                      O
Statesville                    75                      O
Yadkinville                    50                      O
                              ---
                              312

PENNSYLVANIA
Dover                         136                      O
                              ---
                              136

TEXAS
Houston                       148                      D
                              ---
                              148

VIRGINIA
Chesapeake                     55                      O
Poquoson                       45                      O
Reston                        148                      D
Williamsburg                   60                      O
                              ---
                              308

D--Development             C--Construction            O--Operating/Managing

                                    [logo]

                     (formerly The Standish Care Company)

                               6,250,000 Shares

                                 Common Stock

                                  PROSPECTUS

                          Dean Witter Reynolds Inc.
                          NatWest Securities Limited
                           PaineWebber Incorporated
                        Robertson, Stephens & Company
                              Smith Barney Inc.

                                         , 1996

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table itemizes the expenses incurred by the Company in connection with the offering. All amounts are estimated except for the Registration Fee, NASD Fee and Nasdaq Listing Fee.


 Registration Fee                   $   46,569
NASD Fee                            $   14,875
American Stock Exchange
 Listing Fee                        $   50,000
Printing and Engraving Expenses     $  300,000
Legal Fees and Expenses             $  250,000
Accounting Fees and Expenses        $  175,000
Blue Sky Fees and Expenses          $   35,000
Miscellaneous                       $  128,556
                                    ----------
   TOTAL                            $1,000,000
                                    ==========

-------------

Item 14. Indemnification of Directors and Officers

   The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended, which provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Article 11 of the Company's Restated Certificate of Incorporation eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law. Article VII of the Company's By-Laws provides that the Company indemnify its officers and directors to the full extent permitted by the Delaware General Corporation Law.

   The Company has entered into indemnification agreements with each of its directors. The Company may also enter into similar agreements with certain of its officers who are not also directors. Generally, the Company's By- Laws and the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors and officers.

   The indemnification agreements provide that the Company will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding, and specifically including actions by or in the name of the Company (derivative suits), where the individual's involvement is by reason of the fact that he is or was a director or officer of the Company. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements and the Company's By-Laws, a director or officer will not receive indemnification if he is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

   The Company maintains an indemnification insurance policy covering all directors and officers of the Company and its subsidiaries.

Item 15. Recent Sales of Unregistered Securities

(1) On November 12, 1993, the Company granted to each of Robert W. DeVore, Marshal S. Sterman and Jeffrey F. Rayport options to purchase 15,000 shares of Common Stock in recognition of services as directors of the Company.*

(2) Between November 10, 1993 and June 28, 1995, the Company issued warrants to purchase an aggregate of 35,833 shares of Common Stock to Health Care REIT, Inc. under acquisition financing arrangements described in Part I of this Registration Statement.*

(3) On June 10, 1994, the Company issued $2,000,000 principal amount of Convertible Debentures ("Convertible Debentures") to Columbia Pacific Group, Inc. ("CP") under a working capital credit facility and at the same time the Company issued to CP (a) 200,000 shares of Common Stock for an aggregate purchase price of $832,000 and (b) warrants to purchase an aggregate of 50,000 shares of Common Stock for no additional consideration. Subsequently, CP assigned to one of its affiliates, Emeritus Corporation ("Emeritus"), all of CP's rights and obligations in respect of the Convertible Debentures, the 200,000 shares of Common Stock and the warrants to purchase 50,000 shares of Common Stock.*

(4) On June 10, 1994, at the time of consummation of the transactions described in the preceding paragraph (3), the Company issued warrants to purchase 50,000 shares of Common Stock to Daniel R. Baty, the Chairman and principal stockholder of Emeritus, in consideration for Mr. Baty entering into a three year Advisory Agreement with the Company.*

(5) On June 10, 1994, the Company issued warrants to purchase an aggregate of 32,500 shares of Common Stock to RAS Securities Corp. as consideration for investment banking services.*

(6) On September 29, 1994, the Company issued warrants to purchase an aggregate of 37,500 shares of Common Stock to The Equity Group, Inc. as partial consideration for public relations services.*

(7) On January 15, 1995, the Company issued warrants to purchase an aggregate of 30,000 shares of Common Stock to Neil G. Berkman Associates as partial consideration for public relations services.*

(8) On July 31, 1996, the Company sold 100 shares of its Series B Preferred Stock to Abraham D. Gosman.

(9) On July 31, 1996, the Company issued to Abraham D. Gosman a warrant to purchase 80,000 shares of Common Stock.

-------------

*Does not reflect the Reverse Split.

   In addition to the foregoing transactions, the Company has granted stock options to purchase an aggregate of 201,040 shares of Common Stock to certain of its officers and key employees under its Restated 1991 Combination Stock Option Plan, an aggregate of 7,200 shares of Common Stock to three directors under its 1995 Non-Qualified Stock Option Plan for Non-Employee Directors and 460,000 under its 1996 Equity Incentive Plan.

   The securities issued in the foregoing transactions were not registered under the Securities Act in reliance upon the exemptions from registration set forth in Sections 3(b) and/or 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statements

   (a) Exhibits. The following is a list of exhibits which are incorporated as part of the Registration Statement by reference.

-------------


 EXHIBIT
NUMBER       DESCRIPTION
----------   ---------------------------------------------------------------------------------------

1.01         Form of Underwriting Agreement
2.01         Lease/Purchase Agreement dated as of July 1, 1992 by and among Mark V. Barrow, M.D. and
               Mary B. Barrow, Victoria Enterprises, Inc., and Bailey Retirement Center, Inc. (12)
2.02         Purchase and Sale Agreement dated as of February 24, 1992 between the Registrant and
               Life Prime, Inc., relating to purchase by the Registrant of assets comprising
               Heritage Word, Heritage Place and Heritage Common communities (2)
2.03         Asset Transfer Agreement dated February 24, 1994 by and between Chapman and Cood
               Enterprises and the Registrant, related to Statesville Village, Statesville, North
               Carolina (5)
2.04         Asset Transfer Agreement dated February 24, 1994 by and between C-M Villas and the
               Registrant, related to Yadkin Village, Yadkinville, North Carolina (5)
2.05         Asset Transfer Agreement dated February 24, 1994 by and between Jerry R. Chapman and the Registrant, related to Catawba House, Newton, North Carolina (5)
2.06         Lease Agreement dated July 26, 1994, James Post and Elizabeth Bass Horton-Post, as
               landlord and Bailey Retirement Center, Inc., as tenant for property in Gainesville,
               Florida, known as Bailey Homes Suites (13)
2.07         Asset Purchase Agreement dated January 12, 1995 by and among Sunny Knoll Retirement
               Home, Inc., Donna Holden and Peter Holden, and the Registrant (with exhibits and schedules attached thereto) (7)
2.08         Amendment and Restatement of Asset Purchase Agreement dated as of May 1, 1995 by and among Sunny Knoll Retirement Home, Inc., Donna Holden and Peter Holden, Benjamin
               Bartley, L.L.C. and the Registrant and Lake Region Villages, L.L.C. (with exhibits and schedules attached thereto) (7)
2.09         Agreement and Plan of Merger dated as July 3, 1996 by and among the Registrant, each of the Standish Subsidiaries and Pre-Merger CareMatrix (with certain exhibits and schedules attached thereto) (14)
2.10         Agreement and Plan of Merger by and among AMA New Jersey Development, Inc., Standish
               Acquisition 12, Inc. and The Standish Care Company (+)
3.01         Restated Certificate of Incorporation of the Registrant (1)
3.02         Certificate of Amendment to Restated Certificate of Incorporation of the Registrant
               filed August 23, 1993 (2)
3.03         Certificate of Designations of the Registrant filed on August 31, 1993 (2)
3.04         Certificate of Correction of the Registrant filed on September 1, 1993 (2)
3.05         Certificate of Amendment to Restated Certificate of Incorporation of the Registration
               filed June 8, 1994 (13)
3.06         Certificate of Amendment to Restated Certificate of Incorporation of the Registrant
               filed June 30, 1995 (13)
3.07         Certificate of Retirement and Prohibition of Reissuance of Shares of the Registrant
               filed July 28, 1995 (13)
3.08         Certificate of Designations of the Registrant filed July 30, 1996 (14)
3.09         By-Laws of the Registrant (3)
3.10         Amendment to By-Laws of the Registrant dated July 24, 1995 (13)
3.11         Certificate of Amendment to Restated Certificate of Incorporation filed on October 3, 1996 (15)
3.12         Certificate of Amendment of Restated Certificate of Incorporation of The Standish Care Company (+)
4.01         Specimen Certificate for Common Stock (3)
5.01         Legal Opinion of Nutter, McClennen & Fish, LLP (*)
10.01        Lease Agreement dated as of November 10, 1993, between Health Care REIT, Inc. and
               Dominion Villages Inc. (6)
10.02        Lease Guaranty by the Registrant to Health Care REIT, Inc. dated November 10, 1993, related to the obligations of Dominion Villages, Inc. under its Lease Agreement (6)
10.03        Lease Agreement dated February 11, 1994 between Health Care REIT, Inc. and Lowry
               Village Limited Partnership (6)
10.04        Lease Guaranty by the Registrant to Health Care REIT, Inc., dated February 11, 1994, related to the obligations of Lowry Village Limited Partnership under its Lease
               Agreement (6)


                                     II-3

EXHIBIT
NUMBER       DESCRIPTION
----------   ---------------------------------------------------------------------------------------
10.05        Management Agreement dated January 1, 1994, by and between Lowry Village Limited
               Partnership and the Registrant (6)
10.06        Lease Agreement dated as of March 2, 1994, between Health Care REIT, Inc. and Piedmont
               Villages, Inc. (6)
10.07        Lease Guaranty by the Registrant to Health Care REIT, Inc. dated March 1, 1994, related to the obligations of Piedmont Villages, Inc. under its Lease Agreement (6)
10.08        Commitment Letter dated October 5, 1993, between Health Care REIT, Inc., a corporate wholly owned subsidiary to be formed by Registrant, as amended March 31, 1995 (13)
10.09        Warrants dated November 9, 1993, January 13, 1994, February 4, 1994, March 1, 1994, May
               25, 1995 and June 28, 1995 to purchase an aggregate of 35,833 shares of the
               Registrant's Common Stock issued to Health Care REIT, Inc. (13)
10.10        Adams Square Limited Partnership First Amended and Restated Limited Partnership
               Agreement dated as of January 31, 1994 (with certain exhibits attached) (13)
10.11        Operating Agreement of Lakes Region Villages L.L.C. dated May 1, 1995 (13)
10.12        Amended and Restated Employment Agreement dated October 1, 1991 between Registrant and
               Michael J. Doyle (3)
10.13        Amendment to Amended and Restated Employment Agreement dated January 1, 1993 between the Registrant and Michael J. Doyle (4)
10.14        Amendment No. 2 to Amended and Restated Employment Agreement dated July 29, 1993 between the Registrant and Michael J. Doyle (2)
10.15        Second Amended and Restated Employment Agreement dated as of July 1, 1995 between the
               Registrant and Michael J. Doyle (13)
10.16        First Amendment to Second Amended and Restated Employment Agreement dated as of March
               1, 1996 between the Registrant and Michael J. Doyle (13)
10.17        Form of Third Amended and Restated Employment Agreement between the Registrant and
               Michael J. Doyle (14)
10.18        New Employment Agreement dated as of December 1, 1995 between the Registrant and
               Michael J. Brenan (13)
10.19        First Amendment to New Employment Agreement dated as of March 1, 1996 between the
               Registrant and Michael J. Brenan (13)
10.20        Termination Agreement dated as of August 15, 1996 between the Registrant and Michael J.
               Brenan (14)
10.21        Employment Agreement dated as of July 1, 1995 between the Registrant and Kenneth M.
               Miles (13)
10.22        First Amendment to Employment Agreement dated as of March 1, 1996 between the
               Registrant and Kenneth M. Miles (13)
10.23        Form of Amended and Restated Employment Agreement between the Registrant and Kenneth M.
               Miles (14)
10.24        Agreement between the Registrant and Christopher W. Hollister dated as of May 26, 1995 related to termination of employment and the surrender of unexercised options to purchase 35,000 shares of stock (13)
10.25        Amended and Restated Employment Agreement dated March 1, 1993 between the Registrant and C. Joel Glovsky (4)
10.26        Early Retirement and Non-Competition Agreement dated as of December 29, 1995, between the Registrant and C. Joel Glovsky, relating to early retirement, consulting services, non- complete covenants and related matters (11)
10.27        Restated 1991 Combination Stock Option Plan of the Registrant (8)
10.28        Amendment to the Registrant's Restated 1991 Combination Stock Option Plan (2)
10.29        Amendment No. 2 to Registrant's Restated 1991 Combination Stock Option Plan (13)
10.30        Amendment No. 3 to Registrant's Restated 1991 Combination Stock Option Plan (13)
10.31        Amendment No. 4 to Registrant's Restated 1991 Combination Stock Option Plan (13)
10.32        1995 Non-Qualified Stock Option Plan for Non-Employee Directors ("1995 Non-Employee
               Directors' Plan") (13)

                                     II-4

EXHIBIT
NUMBER       DESCRIPTION
----------   ---------------------------------------------------------------------------------------
10.33        Warrants dated May 26, 1993 to purchase an aggregate of 15,000 shares of the
               Registrant's Common Stock granted to Robert W. DeVore at a price of $4.50 per share
               (13)
10.34        Form of Stock Option Exchange Agreements dated as of February 28, 1995 between the
               Registrant and each of Michael J. Doyle, C. Joel Glovsky, Marshall S. Sterman, Robert
               W. DeVore, Jeffrey R. Rayport, Kenneth M. Miles, Christopher W. Hollister and Faye
               Godwin relating to repricing of stock options (13)
10.35        Stock Option Agreement between the Registrant and Christopher W. Hollister dated
               February 28, 1995 for 35,000 shares of stock at a price of $2.00 per share (13)
10.36        Stock Option Agreement between the Registrant and Michael J. Doyle dated February 28,
               1995 for 50,000 shares of stock at a price of $2.00 per share (13)
10.37        Stock Option Agreement between the Registrant and C. Joel Glovsky dated February 28,
               1995 for 15,000 shares of stock at a price of $2.00 per share (13)
10.38        Stock Option Agreement between the Registrant and Marshall S. Sterman dated February
               28, 1995 for 15,000 shares of stock at a price of $2.00 per share (13)
10.39        Stock Option Agreement between the Registrant and Jeffrey F. Rayport dated February 28,
               1995 for 15,000 shares of stock at a price of $2.00 per share (13)
10.40        Stock Option Agreement between the Registrant and Kenneth M. Miles dated February 28,
               1995 for 4,500 shares of stock at $2.00 per share (13)
10.41        Stock Option Agreement between the Registrant and Kenneth M. Miles dated February 28,
               1995 for 15,000 shares of stock at $2.00 per share (13)
10.42        Stock Option Agreement between the Registrant and Robert W. DeVore dated February 28,
               1995 for 15,000 shares of stock at $2.00 per share (13)
10.43        Stock Option Agreement between and the Registrant and Marshall S. Sterman, dated as of
               June 23, 1995, for 6,000 shares of common stock at a price of $2.28 per share, under the 1995 Non-Employee Directors' Plan (13)
10.44        Stock Option Agreement between the Registrant and Robert W. DeVore, dated as of June
               23, 1995, for 6,000 shares of the Registrant's Common Stock at a purchase price of
               $2.28 per share, under the 1995 Non-Employee Directors' Plan (13)
10.45        Stock Option Agreement between the Registrant and Michael J. Doyle dated as of July 1,
               1995, for 50,000 shares of stock at a price of $2.38 a share (13)
10.46        Stock Option Agreement between the Registrant and Kenneth M. Miles dated as of July 1,
               1995, for 35,000 shares of stock at a price of $2.38 a share (13)
10.47        Stock Option Agreement between the Registrant and Michael J. Brenan dated as of July 1,
               1995 for 45,000 shares of stock at a price of $2.38 a share (13)
10.48        Stock Option Agreement between the Registrant and Faye Godwin dated February 28, 1995 for 50,000 shares of stock at a price of $6.25 per share (expired) (13)
10.49        Form of Amended and Restated Stock Option Agreement between the Registrant and Michael
               J. Doyle dated as of June 28, 1996 for 50,000 shares of the Registrant's Common Stock at a price of $2.94 a share (14)
10.50        Form of Amended and Restated Stock Option Agreement between the Registrant and Kenneth
               M. Miles dated as of June 28, 1996 for 25,000 shares of the Registrant's Common Stock at a price of $2.94 a share (14)
10.51        Gain Participation Agreement between the Registrant and certain limited partners of
               Lakeview Estates of Sandestin, L.P. dated October 30, 1991 (3)
10.52        Purchase Agreement dated as of January 28, 1993 between the Registrant and Manold
               Company as representative and agent for the "Purchasers" listed therein, relating to sale by the Registrant of subordinated bonds on Senior Lifestyles, Inc. projects,
               50,000 shares of the Registrant's Common Stock and Stock Purchase Warrants to
               purchase an aggregate of 50,000 shares of the Registrant's Common Stock (4)
10.53        Form of Stock Purchase Warrants dated as of January 28, 1993, numbered 1 to 10, inclusive, to purchase an aggregate of 50,000 shares of the Registrant's Common
               Stock, issued to the "Purchasers" under the Purchase Agreement (Exhibit 10.52) (4)

                                     II-5

EXHIBIT
NUMBER       DESCRIPTION
----------   ---------------------------------------------------------------------------------------
10.54        Form of Agreement dated as of March 21, 1996, by and between the Registrant and Manold, as representative and agent for the "Purchasers" listed therein, relating to the exchange of Bonds issued on behalf of Senior Lifestyles, Inc. and registered in the name of the Registrant, including bonds which are held beneficially and physically by
               The Manold Company, and are the subject of the Registrant's 1993 Agreement with The
               Manold Company, in exchange for cash and subordinate bonds issued by the York County
               Industrial Development Authority on behalf of Northwood Retirement Community, Inc.
               (13)
10.55        Management Agreement between the Registrant and Northwood Retirement Community, Inc.,
               dated March 20, 1996, for the management of Fox Ridge Manor, in York County,
               Pennsylvania (13)
10.56        Revolving Loan and Security Agreement between the Registrant and Northwood Retirement
               Community, Inc. dated as of March 21, 1996 (13)
10.57        $150,000 Promissory Note from Northwood Retirement Community, Inc. to the order of the
               Registrant dated as of March 21, 1996 (13)
10.58        Subordinated Trust Indenture between the Northwood Retirement Community, Inc. and First
               Valley Bank, as Subordinated Trustee dated as of March 21, 1996 (13)
10.59        Mortgage from the York County Industrial Development Authority to First Valley Bank, as
               Subordinated Trustee dated as of March 21, 1996 (13)
10.60        Form of Pledge, Security, Escrow and Subordination Agreement between the Registrant and
               The Manold Company dated as of March 21, 1996 (13)
10.61        Management Agreement dated July 6, 1995 by and between Cortland House and the
               Registrant for the management of Cortland House, Leominster, MA (13)
10.62        Management Agreement dated as of March 1, 1995 by and between CJK Enterprises and the
               Registrant for the management of Cadbury Commons, Dorchester, MA (13)
10.63        Limited Partnership Agreement of Standish Oaktree Limited Partnership dated as of April
               30, 1993, by and among Stan/Oak Development Corp., Oaktree, Inc. and CJK Enterprises
               Limited Partnership (2)
10.64        Agreement of Limited Partnership of Cornish Realty Associates, L.P., bearing an unspecified date in 1993, by and among Cornish Realty, Inc., as general partner, and the Registrant and other persons executing the Agreement from time to time, as limited partners (2)
10.65        Purchase Agreement dated as of March 23, 1996, by and among the Registrant, as Seller,
               Cornish Realty Associates, L.P., Laurelmead Cooperative, Laurelmead Nursing Center
               L.L.C., James J. Skeffington and Arnold B. Chace, Jr., relating to the sale by the
               Registrant of the Registrant's limited partnership interest in Cornish Realty
               Associates, L.P. (13)
10.66        Amended and Restated Development Agency Agreement, dated as of April 30, 1993, by and among Oaktree, Inc., Arthur A. Klipfel, III, The Standish Oaktree Partnership, L.P.
               and the Registrant (2)
10.67        Agreement dated May 5, 1993, between the Registrant, Tyler R. Ruhlman, d/b/a Central
               Capital, and Mayflower Partners, Inc., relating to a consulting fee payable in connection with the purchase by the Registrant of the Virginia Chain (2)
10.68        Management Agreement and Marketing Services Agreement between Adams Square Limited
               Partnership and the Registrant dated January 29, 1994 (6)
10.69        Development Services and Reimbursement Agreement between Adams Square Limited
               Partnership and Stan/Oak Development Corp., dated January 31, 1994 (6)
10.70        $127,000 Demand Note from the Registrant to Adams Square, Inc. dated January 31, 1994
               (6)
10.71        Unconditional Guaranty from the Registrant to SAI Mortgage Group, Inc., dated February
               25, 1994 (6)
10.72        Management and Marketing Agreement between Cornish Realty Associates, L.P., Laurelmead
               Cooperative and the Registrant dated October, 1993 (6)
10.73        First Amendment to Management and Marketing Agreement between Cornish Realty
               Associates, L.P., Laurelmead Cooperative and the Registrant, dated March 23, 1993 (6)

                                     II-6

EXHIBIT
NUMBER       DESCRIPTION
----------   ---------------------------------------------------------------------------------------
10.74        Laurelmead Resignation Agreement dated February 23, 1996, among the Registrant, Cornish
               Realty Associates, L.P. and Laurelmead Cooperative (13)
10.75        $1,000,000 Promissory Note from Bailey Retirement Center, Inc. and the Registrant to
               First Union National Bank of Florida dated January 26, 1994 (6)
10.76        Mortgage from Bailey Retirement Center, Inc. and the Registrant to First Union National
               Bank of Florida dated January 26, 1994 (13)
10.77        $100,000 Promissory Note from Bailey Retirement Center, Inc. to Mark V. Barrow, M.D.
               and Mary B. Barrow, dated January 26, 1994 (13)
10.78        Mortgage from Bailey Retirement Center, Inc. to Mark V. Barrow, M.D. and Mary B.
               Barrow, dated January 26, 1994 (13)
10.79        Form of $150,000 Promissory Note from Bailey Retirement Center, Inc. and the Registrant to First Union National Bank of Florida dated December 2, 1994 (13)
10.80        Mortgage from Bailey Retirement Center, Inc. and the Registrant to First Union National
               Bank of Florida dated December 2, 1994 (13)
10.81        Convertible Debenture Agreement between the Registrant and Columbia Pacific Group, Inc.
               dated June 10, 1994 (9)
10.82        Form of Convertible Debenture issued in accordance with the Assisted Living of America,
               Inc. n/k/a Emeritus Corp. working capital credit facility (Exhibit 10.81) (9)
10.83        Warrant dated June 10, 1994 to purchase an aggregate of 50,000 shares of the
               Registrant's Common Stock issued to Assisted Living of America, Inc. n/k/a Emeritus
               Corp. (9)
10.84        Warrant Dated June 10, 1994 to purchase an aggregate of 50,000 shares of the
               Registrant's Common Stock issued to Daniel R. Baty (9)
10.85        Registration Rights Agreement dated June 10, 1994 between the Registrant, Columbia
               Pacific Group, Inc. and Daniel R. Baty (9)
10.86        Advisory Agreement between the Registrant and Daniel R. Baty dated as of June 10, 1994
               (9)
10.87        Management Agreement dated June 29, 1995 between Emeritus Corp. and the Registrant, for the management of Woodholme Commons in Pikesville, MD (13)
10.88        Management Agreement dated June 9, 1995 by and between Emeritus Corp. and the
               Registrant for the management of The Pines of Tewskbury, Tewksbury, MA (13)
10.89        Asset Purchase Agreement dated as of July 28, 1995 by and among Painted Post
               Partnership, Allentown Personal Care General Partnership, Unity Partnership and
               Saulsbury General Partnership, each of the partners of such partnerships, P. Jules
               Patt, as the managing general partner of each of the foregoing named general partnerships and individually, and the Registrant relating to the Green Meadows
               Acquisition (13)
10.90        Assignment and Assumption Agreement dated August 31, 1995, by and between the
               Registrant and Emeritus Corp., relating to the assignment of the Registrant's rights and obligations as purchaser under the Asset Purchase Agreement dated as of July 28,
               1995 with a group of partnerships, as seller (10)
10.91        Stock Purchase Warrant dated February 13, 1992 to purchase an aggregate of 67,000 shares of the Registrant's Common Stock issued to J. Edmund & Co. (3)
10.92        Underwriter's Warrant Agreement dated as of August 31, 1993 issued to RAS Securities corp. (2)
10.93        Warrants dated June 10, 1994 to purchase an aggregate of 32,500 shares of Registrant's
               Common Stock issued to RAS Securities Corp. (13)
10.94        Draft of Warrants dated September 29, 1994, to purchase an aggregate of 37,500 Common
               Shares issued to The Equity Group, Inc. as partial consideration for public relations services (13)
10.95        Warrants dated January 15, 1995 to purchase an aggregate of 30,000 shares of
               Registrant's Common Stock issued to Neil Berkman Associates (13)
10.96        Form of Indemnification Agreement for officers and directors (3)
10.97        Confidentiality Agreements dated May 20 and May 22, 1996 exchanged between the
               Registrant and CareMatrix (14)
10.98        Preferred Stock Purchase Agreement dated as of July 30, 1996 between the Registrant and
               Abraham D. Gosman (14)

                                     II-7


EXHIBIT
NUMBER       DESCRIPTION
----------   ---------------------------------------------------------------------------------------
10.99        Warrants dated July 30, 1996 to purchase an aggregate of 400,000 shares of the
               Registrant's Common Stock issued to Abraham D. Gosman (14)
10.100       First Amendment to Warrant dated as of July 30, 1996 (+)
10.101       Registration Rights Agreement dated as of July 30, 1996 between the Registrant and
               Abraham D. Gosman (14)
10.102       Employment Agreement dated July 29, 1996 by and between CareMatrix of Massachusetts,
               Inc. and Marc H. Benson. (15)
10.103       1996 Equity Incentive Plan (+)
10.104       Lease Agreement concerning 197 First Avenue office space. (+)
10.105       Assignment Agreement dated July 3, 1996 by and between CareMatrix of Massachusetts, Inc.
               ("CMM") and Chancellor of Massachusetts, Inc. (Tampa, Florida)
10.106       Assignment Agreement dated July 3, 1996 by and between CMM and Chancellor of Massachusetts, Inc.
                (Atlanta, Georgia) (+)
10.107       Assignment Agreement dated July 3, 1996 by and between CMM and Chancellor of
               Massachusetts, Inc. (Boynton Beach, Florida) (+)
10.108       Management Agreement, dated as of June 30, 1996, between CMM and Continuum Care of
               Dedham, Inc. (Dedham, Massachusetts) (+)
10.109       Management Agreement, dated as of July 1996, between CMM and Continuum Care of Needham,
               Inc. (Needham, Massachusetts) (+)
10.110       Assignment Agreement, dated as of June 6, 1996, between CMM and Continuum Care of West
               Bridgewater, Inc. (West Bridgewater, Massachusetts) (+)
10.111       Assignment Agreement, dated as of June 6, 1996, between CMM and Continuum Care of
               Massachusetts, Inc. (Auburn, Massachusetts) (+)
10.112       [Intentionally Omitted]
10.113       Assignment Agreement, dated as of June 6, 1996, between CMM and Continuum Care of
               Massachusetts, Inc. (Plymouth, Massachusetts) (+)
10.114       Assignment Agreement, dated June 6, 1996, between CMM and Continuum Care of
               Massachusetts, Inc. (Raynham, Massachusetts) (+)
10.115       Development Agreement, dated September 1, 1996, between CareMatrix of Cypress Station,
               Inc. and Chancellor of Houston, Inc. (Houston, Texas) (+)
10.116       Assignment Agreement, dated July 3, 1996, by and among AMA Funding Corporation,
               CareMatrix of Massachusetts, Inc., and Chancellor of Massachusetts, Inc. (Peoria,
               Arizona) (+)
10.117       Turnkey Construction Agreement, dated August 14, 1996, by and among CMM, Atlantic on the Hudson, LLC and Cambridge House Associates General Partnership (Ossining) (*)
10.118       Management Agreement, dated October 3, 1996, among CMM and The Mayfair at Glen Cove,
               LLC and Hassett-Belfer Senior Housing, LLC. (Glen Cove, New York) (+)
10.119       Development Agreement, dated March 8, 1996, between CareMatrix of Emerald Springs Inc./
               Netwest of Yuma, Inc. and Emerald Springs Associates General Partnership (Yuma) (+)
10.120       Development Agreement, dated August 28, 1996, between CareMatrix of Amethyst Arbor,
               Inc./Netwest Development Corporation and Amethyst Arbor Associates General
               Partnership (Peoria) (+)
10.121       Assignment Agreement, dated as of June 6, 1996 between CCC of Connecticut, Inc. and
               CareMatrix of Massachusetts, Inc. (Westfield Court, Connecticut) (+)
10.122       Assignment Agreement, dated July 3, 1996, by and between Chancellor of Houston, Inc.
               and CareMatrix of Massachusetts, Inc. (Houston, Texas) (+)
10.123       Assignment Agreement, dated July 3, 1996, by and between Continuum Care of
               Massachusetts, Inc. and Chancellor of Massachusetts, Inc. (Ridgefield, Connecticut)
               (+)
10.124       Assignment Agreement, dated June 6, 1996, by and between CCC of Florida, Inc. and
               CareMatrix of Massachusetts, Inc. (Millbury, Massachusetts) (+)


                                     II-8


EXHIBIT
NUMBER       DESCRIPTION
----------   ---------------------------------------------------------------------------------------
10.125       Assignment Agreement, dated July 3, 1996, by and among AMA Funding Corporation,
               CareMatrix of Massachusetts, Inc., and Chancellor of Massachusetts, Inc. (Tucson,
               Arizona) (+)
10.126       Management Agreement, dated August 14, 1996, by and among CMM and Cambridge House
               Associates General Partnership (Ossining) (+)
10.127       Assignment Agreement, dated July 3, 1996, by and between CarePlex of Southington, Inc., and Chancellor of Massachusetts, Inc. (Southington, Connecticut) (+)
10.128       Assignment Agreement, dated July 3, 1996, by and among The CarePlex Group, Inc.,
               CareMatrix of Massachusetts, Inc. and Chancellor of Massachusetts, Inc. (Deerfield
               Beach, Florida) (+)
10.129       Development Agreement, dated April 18, 1996, by and between Cheshire Care, LLC and
               CareMatrix Corporation (Cheshire) (+)
10.130       Assignment Agreement, dated July 3, 1996, by and between CareMatrix of Massachusetts,
               Inc. and Chancellor of Massachusetts, Inc. (Atlanta, Georgia) (+)
10.131       Purchase and Sale Agreement, dated May 1996, between CMM (f/k/a CareMatrix Corporation)
               and Ensign-Bickford Realty Corporation (Avon, Connecticut) (+)
10.132       Assignment Agreement, dated July 3, 1996, by and between CareMatrix of Massachusetts,
               Inc. and Chancellor of Massachusetts, Inc. (Macon, Georgia) (+)
10.133       Assignment Agreement, dated July 3, 1996, by and between CareMatrix of Massachusetts,
               Inc. and Chancellor of Massachusetts, Inc. (Durham, North Carolina) (+)
10.134       Assignment Agreement, dated July 3, 1996, by and between CareMatrix of Massachusetts,
               Inc. and Chancellor of Massachusetts, Inc. (Livingston, New Jersey) (+)
10.135       Assignment and Assumption of Management Agreement, dated July 3, 1996, by and between
               CCC of New Jersey, Inc. and CareMatrix of Massachusetts, Inc. (Park Ridge, New
               Jersey) (+)
10.136       Agreement, dated July 3, 1996, by and between CCC of New Jersey, Inc. and CareMatrix of
               Massachusetts, Inc. (+)
10.137       Development Agreement, dated April 18, 1996, by and between Woodbridge Care, LLC and
               CareMatrix Corporation (Woodbridge) (+)
10.138       Assignment Agreement, dated July 3, 1996, by and between CareMatrix of Massachusetts,
               Inc., and Chancellor of Massachusetts, Inc. (Glen Cove, Roslyn, Great Neck,
               Wallingford) (+)
10.139       Assignment Agreement, dated July 3, 1996, by and between CareMatrix of Massachusetts,
               Inc. and Chancellor of Massachusetts, Inc. (Bonita Springs, Florida) (+)
10.140       Assignment Agreement, dated July 3, 1996, by and between CareMatrix of Massachusetts,
               Inc. and Chancellor of Massachusetts, Inc. (Jensen Beach, Florida) (+)
10.141       Assignment Agreement, dated July 3, 1996, by and between CareMatrix of Stony Brook,
               Inc. and CareMatrix of Massachusetts, Inc. (Darien, Connecticut) (+)
10.142       Agreement of Sale, dated September 6, 1996, by and between Reston Land Corporation and
               CMM (Reston) (+)
10.143       Deposit Receipt and Sales Agreement, dated September 5, 1996, between Bonita Bay
               Properties, Inc. and CMM (Bonita Bay, Florida) (+)
10.144       Global Services Agreement, dated September 1, 1996, between Chancellor Senior Housing
               Group, Inc. and CMM (+)
21.01        Subsidiaries of the Company (+)
23.01        Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5.01) (*)
23.02        Consents of Coopers & Lybrand L.L.P.+
23.03        Consent of Lovelace, Roby & Company, P.A.+
23.04        Consent of Donald J. Amaral (15)
23.05        Consent of H. Loy Anderson, Jr. (15)
23.06        Consent of Rev. Bedros Baharian (15)
23.07        Consent of Stephen E. Ronai (15)
24.01        Powers of Attorney (contained in Page S-2 to the Registration Statement)

-------------

*  To be filed by Amendment.

+  Filed herewith.

   In accordance with Rule 411 under the Securities Act of 1933, as amended, the following documents are hereby incorporated by reference:

(1) Filed as an Exhibit to the Registrant's Registration Statement on Form S-18 (No. 33-43187-B)

(2) Filed as an Exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-64720)

(3) Filed as an Exhibit to the Registrant's Registration Statement on Form S-18 (No. 33-44966-B)

(4) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1992

(5) Filed as an Exhibit to the Registrant's Report on Form 8-K dated March 10, 1994

(6) Filed as an Exhibit to the Registrant's Report on Form 10-K dated for the fiscal year ended December 31, 1993

(7) Filed as an Exhibit to the Registrant's Report on Form 8-K dated May 4,
    1995

(8) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991

(9) Filed as an Exhibit to the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1994

(10) Filed as an Exhibit to the Registrant's Report on Form 8-K dated October 5, 1995

(11) Filed as an Exhibit to the Registrant's Report on Form 8-K dated January 3, 1996

(12) Filed as an Exhibit to the Registrant's Report on Form 8-K dated July 20, 1992

(13) Filed as an Exhibit to the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995

(14) Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-5364)

(15) Filed as an Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-11455)


(b) Financial Statement Schedules

SCHEDULE II -- Valuation and Qualifying Accounts

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                          THE STANDISH CARE COMPANY
               SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                          Balance at         Charges to       Charged to
                          beginning            costs             other                      Balance at end
    Description           of period         and expenses       accounts       Deductions       of period
------------------    ------------------    -------------    -------------    ----------    ---------------
Balance at 1/1/93          $      0                 --             --                --        $      0
Amounts reserved
  and then written
  off against
  related parties                --           $132,000             --          ($132,000)            --
Allowance for
  doubtful
  accounts                       --           $108,000             --                --              --
                      ------------------    -------------    -------------    ----------    ---------------
Balance at
  12/31/93                 $      0           $240,000             --          ($132,000)      $108,000
Allowance for
  doubtful
  accounts                       --            252,946             --                --              --
                      ------------------    -------------    -------------    ----------    ---------------
Balance at
  12/31/94                 $108,000           $252,946             --                --        $360,946
Allowance for
  doubtful
  accounts                       --             87,479             --                --              --
                      ------------------    -------------    -------------    ----------    ---------------
Balance at
  12/31/95                 $360,946           $ 87,479            $ 0          $      0        $448,425
                      ==================    =============    =============    ==========    ===============

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on October 22, 1996.

                                   CAREMATRIX CORPORATION

                                   By: /s/ Robert M. Kaufman
                                   -------------------------
                                       Robert M. Kaufman
                                       President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:




      Signature                        Title                         Date
--------------------      --------------------------------      ---------------
/s/ Robert M. Kaufman
---------------------     President and Treasurer               October 22, 1996
  Robert M. Kaufman       (Principal Executive Officer and
                          Principal Accounting Officer)

---------------------
  Abraham D. Gosman       Chairman and Director                 October --, 1996

/s/ Andrew D. Gosman*
---------------------
  Andrew D. Gosman        Vice Chairman and Director            October 22, 1996

/s/ Michael M. Gosman
---------------------
  Michael M. Gosman       Executive Vice President              October 22, 1996
                          and Director

/s/ Michael J. Doyle*
---------------------
  Michael J. Doyle        Chief Executive Officer               October 22, 1996
                          and Director

*By: /s/ Richard M. Kaufman
     --------------------------
     Richard M. Kaufman
     Attorney-in-fact


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Amendment to Registration Statement hereby constitutes and appoints Robert M. Kaufman, James M. Clary, III and Michael J. Bohnen, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Amendment to Registration Statement on Form S-1 of the Registrant, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                             Title               Date
---------                             -----               ----

/s/ Donald J. Amaral
--------------------------
Donald J. Amaral                      Director            October 18, 1996

/s/ H. Loy Anderson, Jr.
--------------------------
H. Loy Anderson, Jr.                  Director            October 18, 1996


/s/ Rev. Bedros Baharian              Director            October 18, 1996
--------------------------
Rev. Bedros Baharian


/s/ Stephen E. Ronai                  Director            October 18, 1996
--------------------------
Stephen E. Ronai